UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
(Rule 14a-101)

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to Rule 240.14a-12

THOMAS WEISEL PARTNERS GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, $0.01 par value per share (the “Common Stock”) of Thomas
Weisel Partners Group, Inc.

(2)	Aggregate number of securities to which transaction applies:

7,009,112 shares of Thomas Weisel Partners Group, Inc. common stock (including shares of Thomas Weisel Partners Group, Inc. common stock issuable in respect of exchangeable shares in TWP Acquisition Company (Canada), Inc.)

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined on the basis of a consideration of $45,000,000 plus 7,009,112 shares of Thomas Weisel Partners Group, Inc. common stock at $14.35, which is the average of the high and low prices per share of Thomas Weisel Partners Group, Inc. common stock on October 22, 2007, as reported on The Nasdaq Global Market. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.00003070 by $145,580,757, which is the value set forth in the preceding sentence.

(4)	Proposed maximum aggregate value of transaction:

$145,580,757

(5)	Total fee paid:

$4,469

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

One Montgomery Street
San Francisco, California 94104

          , 2007

Dear Shareholder:

After careful consideration, the board of directors of Thomas Weisel Partners Group, Inc. has unanimously approved the acquisition by Thomas Weisel Partners Group, Inc. of Westwind Capital Corporation. If the transaction is completed, Westwind Capital Corporation common shares and Class A common shares will be acquired in exchange for an aggregate of $45,000,000 in cash and 7,009,112 shares of Thomas Weisel Partners common stock (including shares of a Canadian subsidiary of Thomas Weisel Partners that are exchangeable for shares of Thomas Weisel Partners common stock).

You are cordially invited to attend a Special Meeting of Shareholders of Thomas Weisel Partners Group, Inc., which will be held on          , 2007 at 8:00 a.m., Pacific time. The meeting will take place at our corporate headquarters at One Montgomery Street, 35th Floor, San Francisco, California 94104. At the meeting, we will vote upon the issuance of shares of Thomas Weisel Partners common stock in connection with the transaction.

All holders of Thomas Weisel Partners common stock as of          , 2007 will be entitled to vote at the special meeting. Your vote is very important to us and your shares should be represented and voted, whether or not you plan to personally attend the special meeting.

Sincerely,

Thomas W. Weisel
Chairman and Chief Executive Officer

YOUR VOTE IS VERY IMPORTANT.
PLEASE PROMPTLY SUBMIT YOUR PROXY BY TELEPHONE, INTERNET OR MAIL.

One Montgomery Street
San Francisco, California 94104

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Time & Date:	, , 2007, at 8:00 a.m., Pacific time
Location:	One Montgomery Street, 35th Floor, San Francisco, California (enter at 120 Kearny Street)
Items of Business:	1. To consider and vote on a proposal to approve the issuance, which we refer to in the attached proxy statement as the Thomas Weisel Partners share issuance, of shares of Thomas Weisel Partners Group, Inc. common stock (and any shares issuable in respect of shares of a Canadian subsidiary of Thomas Weisel Partners that are exchangeable for shares of Thomas Weisel Partners common stock) as contemplated by the arrangement agreement, dated as of September 30, 2007, by and among Thomas Weisel Partners Group, Inc., TWP Acquisition Company (Canada), Inc., Westwind Capital Corporation and Lionel Conacher, as shareholders’ representative, which agreement is attached as Annex A to the attached proxy statement, and the plan of arrangement referred to in that agreement, substantially in the form attached as Annex B to the attached proxy statement.
2. To conduct any other business that properly comes before the special meeting and any adjournment or postponement of the special meeting, including any proposal to adjourn the meeting to solicit additional proxies in favor of the foregoing proposal.
Record Date for Voting:	, 2007
Inspection of List of Shareholders of Record:	A list of the shareholders of record as of , 2007 will be available for inspection during ordinary business hours at the office of our General Counsel and Secretary, One Montgomery Street, 37th Floor, San Francisco, California 94104, from , 2007 to , 2007, as well as at the special meeting.
Additional Information:	Additional information regarding the matters to be acted on at the special meeting is included in the accompanying proxy statement.

By Order of the Board of Directors,

Mark P. Fisher
Secretary

          , 2007

One Montgomery Street
San Francisco, California 94104

PROXY STATEMENT

SPECIAL MEETING OF SHAREHOLDERS

          , 2007

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Thomas Weisel Partners Group, Inc., a Delaware corporation (which we refer to as “Thomas Weisel Partners”, the “firm”, “we”, “our” or “us” and when so referring include, as applicable, our predecessor limited liability company), to be used at our special meeting of shareholders to be held on          ,          , 2007, at 8:00 a.m., Pacific time, and at any adjournments or postponements of the special meeting. This proxy statement and the accompanying form of proxy is first being mailed to shareholders of Thomas Weisel Partners on or about          , 2007 and is dated          , 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to you does not create any implication to the contrary.

The information concerning Thomas Weisel Partners contained or incorporated by reference in this proxy statement, including the attached annexes, has been provided by Thomas Weisel Partners. The information concerning Westwind Capital Corporation, or Westwind, contained in this proxy statement, including Annex D, has been provided to Thomas Weisel Partners by Westwind. The information concerning Thomas Weisel Partners after the completion of the combination of the two companies and the information used to derive the pro forma financial information has been provided by Thomas Weisel Partners, and is based in part on information provided to Thomas Weisel Partners by Westwind.

You should rely only on the information contained or incorporated by reference in this proxy statement to vote your securities at the special meeting. No person is authorized to give any information or to make any representation not contained in this proxy statement and, if given or made, that information or representation should not be relied upon as having been authorized.

i

Annex A	Arrangement Agreement	A-1
Annex B	Form of Plan of Arrangement	B-1
Annex C	Opinion of Keefe, Bruyette & Woods, Inc.	C-1
Annex D	Westwind Capital Corporation Financial Statements	D-1

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REPORTING CURRENCIES AND ACCOUNTING PRINCIPLES

The financial information regarding Westwind, including Westwind’s audited consolidated financial statements, Westwind’s unaudited consolidated financial statements and the summaries of those consolidated financial statements, contained in this proxy statement are reported in Canadian dollars, unless otherwise indicated, and have been prepared in accordance with Canadian generally accepted accounting principles, or Canadian GAAP, which (in the case of the consolidated financial statements of Westwind) conform in all material respects to U.S. generally accepted accounting principles, or U.S. GAAP. See Note 10 of the Westwind consolidated financial statements set forth in Annex D to this proxy statement.

The financial information regarding Thomas Weisel Partners, including Thomas Weisel Partners’ audited consolidated financial statements, Thomas Weisel Partners’ unaudited financial statements, the summaries of those financial statements and Thomas Weisel Partners’ pro forma financial statements, contained or incorporated by reference in this proxy statement are reported in U.S. dollars and have been prepared in accordance with U.S. GAAP.

EXCHANGE RATE INFORMATION

The following table sets forth exchange rate information expressed in terms of U.S. dollars per Canadian dollar at the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York.

	At Period
Month of	End	High	Low

October 2007 (through October 23)	1.0338	1.0377	0.9998
September 2007	1.0041	1.0041	0.9482
August 2007	0.9470	0.9527	0.9290
July 2007	0.9384	0.9641	0.9355
June 2007	0.9404	0.9453	0.9322
May 2007	0.9300	0.9329	0.8980
April 2007	0.9035	0.9035	0.8633
March 2007	0.8673	0.8673	0.8467
February 2007	0.8547	0.8631	0.8437
January 2007	0.8480	0.8586	0.8457

	At Period
Year Ended December 31,	End	Average Rate(1)	High	Low

2007 (through October 23)	1.0338	0.9272	1.0377	0.8437
2006	0.8582	0.8847	0.9100	0.8528
2005	0.8579	0.8282	0.8690	0.7872
2004	0.8310	0.7719	0.8493	0.7158
2003	0.7738	0.7205	0.7738	0.6349
2002	0.6329	0.6368	0.6619	0.6200

(1)	The average of the noon buying rates on the last day of each month during the period.

All dollar figures herein, other than financial information of Westwind, are in U.S. dollars unless otherwise indicated.

iii

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION AND THE SPECIAL MEETING

The following questions and answers are intended to address briefly some commonly asked questions regarding the transactions contemplated by the arrangement agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a Thomas Weisel Partners shareholder. Please refer to the “Summary” beginning on page 4 and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully. See “Additional Information” beginning on page 84.

Q.	What is Thomas Weisel Partners proposing?

A.	Thomas Weisel Partners is proposing to indirectly acquire all of Westwind’s outstanding shares, with Westwind thereby becoming an indirect subsidiary of Thomas Weisel Partners. The transaction will be carried out pursuant to an arrangement agreement, dated September 30, 2007, or the arrangement agreement, by and among Thomas Weisel Partners, TWP Acquisition Company (Canada), Inc., an indirect wholly-owned subsidiary of Thomas Weisel Partners, or Canadian Sub, Westwind and Lionel Conacher, as shareholders’ representative, and the plan of arrangement under Section 182 of the Ontario Business Corporations Act, or the OBCA, referred to in the arrangement agreement. Under the plan of arrangement, Canadian Sub will acquire all of the outstanding Westwind common shares and Class A common shares in exchange for an aggregate of $45,000,000 in cash and 7,009,112 shares of Thomas Weisel Partners common stock (including exchangeable shares of Canadian Sub that are exchangeable for shares of Thomas Weisel Partners common stock, or the exchangeable shares).

When the term “transaction” is used throughout this proxy statement, it refers collectively to the transactions contemplated by the arrangement agreement and the plan of arrangement, whereby, among other things, Thomas Weisel Partners will become, indirectly through its subsidiaries, the sole beneficial holder of the Westwind common shares and Class A common shares outstanding after giving effect to the arrangement.

Q.	Why am I receiving this proxy statement?

A.	We are holding a special meeting of our shareholders in order to obtain the approval necessary to issue Thomas Weisel Partners common stock in connection with the transaction (including the Thomas Weisel Partners common stock that will be delivered upon exchange of the exchangeable shares).

Q.	When do you expect the transaction to be completed?

A.	It is currently anticipated that the transaction will close in January 2008.

Q.	When and where is the special meeting?

A.	The special meeting will be held on , 2007 at 8:00 a.m., Pacific time, at our corporate headquarters at One Montgomery Street, 35th Floor, San Francisco, California 94104.

Q.	Who can vote at the special meeting?

A.	We have fixed the close of business on , 2007 as the record date for the special meeting or any postponement or adjournment thereof, and only holders of record of Thomas Weisel Partners common stock on the record date are entitled to vote at the special meeting.

Q.	What am I being asked to vote on at the special meeting?

A.	You are being asked to consider and vote on a proposal to approve the issuance of shares of Thomas Weisel Partners common stock (including the Thomas Weisel Partners common stock that will be delivered upon exchange of the exchangeable shares) as contemplated by the arrangement agreement and the plan of arrangement.

Q.	Why are exchangeable shares being offered to Canadian residents in the transaction?

A.	The exchangeable share structure is designed to provide an opportunity for shareholders of Westwind who are eligible Canadian residents to make a tax election to defer Canadian income tax on any capital gain otherwise arising on exchange of their Westwind shares. Each exchangeable share is substantially the economic equivalent of a share of Thomas Weisel Partners common stock and generally is exchangeable at any time on a one-for-one basis for a share of Thomas Weisel Partners common stock. In addition, each holder of an exchangeable share will, through a trust agreement and Thomas Weisel Partners special voting preferred stock, effectively have the ability to cast votes along with holders of Thomas Weisel Partners common stock.

Q.	What percentage of the combined company will the shareholders of Westwind own?

A.	Upon completion of the transaction, we estimate that Westwind’s former shareholders will own approximately 21.5% of the outstanding Thomas Weisel Partners common stock (including shares issuable upon exchange of exchangeable shares) based on the number of shares of Thomas Weisel Partners common stock outstanding on October 23, 2007.

Q.	What vote is required for Thomas Weisel Partners’ shareholders to approve the proposal?

A.	A majority of the votes cast “for” or “against” the proposed Thomas Weisel Partners share issuance must be voted “for” the proposal for it to pass.

Q.	How does Thomas Weisel Partners’ board of directors recommend that I vote?

A.	Our board of directors has unanimously approved the transaction and unanimously recommends that you vote “FOR” the proposal to authorize the Thomas Weisel Partners share issuance.

Q.	How do I vote?

A.	You may vote by marking, signing and returning the enclosed proxy card, or you can vote through the Internet or by telephone. If you properly submit your proxy by any of these methods and you do not subsequently revoke your proxy, your shares will be voted in accordance with your instructions. If you sign your proxy card but do not mark it to give voting instructions, your shares will be voted as follows:

• FOR the proposal to authorize the Thomas Weisel Partners share issuance; and

otherwise in accordance with the judgment of the person voting the proxy on any other matter properly brought before the special meeting and any adjournment or postponement thereof, including any proposal to adjourn the meeting to solicit additional proxies in favor of the foregoing proposal.

Q.	How can I change or revoke my vote?

A.	A proxy submitted through the Internet or by telephone may be revoked by:

• executing a later-dated proxy card that is received prior to 11:59 p.m., New York City time, on , 2007;

• subsequently submitting a new proxy through the Internet or by telephone prior to 11:59 p.m., New York City time, on , 2007; or

• attending the special meeting and voting in person.

A proxy submitted by proxy card may be revoked before the vote is cast by the designated proxy by:

• giving written notice to our Secretary & General Counsel at One Montgomery Street, 37th Floor, San Francisco, California 94104;

• subsequently submitting another proxy bearing a later date; or

• attending the special meeting and voting in person.

Q.	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A.	Your broker, bank or other nominee will only be permitted to vote your shares if you instruct your broker, bank or other nominee how to vote. You should follow the procedures provided by your broker, bank or other nominee regarding the voting of your shares. If you do not instruct your broker, bank or other nominee to vote your shares, your shares will not be voted.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.	If you also hold shares in “street name”, directly as a record holder or otherwise, you may receive more than one proxy and/or set of voting instructions relating to the special meeting. These should each be voted and/or returned separately as described elsewhere in this proxy statement in order to ensure that all of your shares are voted.

Q.	Are there risks I should consider in deciding whether to vote for the Thomas Weisel Partners share issuance?

A.	Yes. A number of risk factors that you should consider in connection with the transaction are described in the section of this proxy statement entitled “Risk Factors” beginning on page 8.

Q.	Who can help answer my other questions?

A.	If you have additional questions about the transaction, need assistance in submitting your proxy or voting your shares of common stock, or need additional copies of the proxy statement or the enclosed proxy card, please call our Shareholder Services Department at (415) 364-2500.

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. See “Additional Information” beginning on page 84.

The Companies (Page 27)

Thomas Weisel Partners Group, Inc.

Thomas Weisel Partners is an investment bank specializing in the growth sectors of the economy. Thomas Weisel Partners provides investment banking, brokerage, research and asset management services tailored to meet the particular needs of our clients. Thomas Weisel Partners’ principal executive offices are located at One Montgomery Street, San Francisco, California 94104 and its telephone number is (415) 364-2500.

Westwind Capital Corporation

Westwind is an independent, institutional investment banking firm focused on growth companies, particularly in the energy and mining sectors. Westwind’s services include investment banking services, including capital-raising transactions and mergers and acquisitions advisory services, equity trading and equity research on Canadian and U.K. publicly-listed companies. Westwind’s registered office is located at 70 York Street, Toronto, Ontario Canada M5J 1S9, and its telephone number is (416) 815-0888.

TWP Acquisition Company (Canada), Inc.

TWP Acquisition Company (Canada), Inc., or Canadian Sub, is an indirect wholly-owned subsidiary of Thomas Weisel Partners organized under the Ontario Business Corporations Act on September 27, 2007 for the sole purpose of participating in the transaction. Canadian Sub’s registered office is located at 199 Bay Street, Suite 5300 Commerce Court West, Toronto, Ontario Canada M5L 1B9 and its telephone number is (415) 364-2500.

TWP Holdings Company (Canada), ULC

TWP Holdings Company (Canada), ULC, or CallRightCo, is a direct wholly-owned subsidiary of Thomas Weisel Partners, organized under the laws of the Province of Nova Scotia on September 28, 2007 for the sole purpose of participating in this transaction. CallRightCo will hold the call rights related to the exchangeable shares as well as the voting shares of Canadian Sub. CallRightCo’s registered office is located at Suite 900, 1959 Upper Water Street, P.O. Box 997, Halifax, Nova Scotia Canada B3J 3N2 and its telephone number is (415) 364-2500.

The Transaction (Page 28)

Thomas Weisel Partners, Canadian Sub, Westwind and the shareholders’ representative have entered into an arrangement agreement, dated as of September 30, 2007, under which Westwind will become an indirect subsidiary of Thomas Weisel Partners. The arrangement agreement provides that, subject to the satisfaction of certain conditions, Canadian Sub will acquire all of the outstanding common shares and Class A common shares of Westwind.

Westwind shareholders will receive from Canadian Sub for the Westwind common shares and Class A common shares held by them an amount in cash and shares of Thomas Weisel Partners common stock or, if they are eligible to receive exchangeable shares as described in “Description of the Transaction — General”, exchangeable shares equal to their pro rata portion (based on their ownership of common shares and Class A common shares of Westwind) of the aggregate of $45,000,000 in cash and 7,009,112 shares of Thomas Weisel Partners common stock or exchangeable shares, with holders generally receiving approximately 70% of the total value to be received in exchange for their Westwind common shares and Class A common shares in the form of shares of Thomas Weisel Partners common stock or exchangeable shares and approximately 30% in the form of cash.

The aggregate amount that Westwind shareholders will receive in exchange for their Westwind common shares and Class A common shares is $45,000,000 in cash and 7,009,112 shares of Thomas Weisel Partners common stock (including exchangeable shares).

Securities to be Issued by Thomas Weisel Partners and Canadian Sub (Page 53)

In connection with the transaction, 7,009,112 shares of Thomas Weisel Partners common stock will be issued (or will be issuable upon exchange of the exchangeable shares) to the shareholders of Westwind in exchange for their Westwind shares. In lieu of receiving shares of Thomas Weisel Partners common stock, certain Westwind shareholders will be entitled to receive an equivalent number of exchangeable shares, which will be exchangeable for an equal number of shares of Thomas Weisel Partners common stock. Holders of exchangeable shares will generally be entitled to dividends substantially equivalent to any dividends paid on shares of Thomas Weisel Partners common stock.

The holders of exchangeable shares will receive, through a special voting share of Thomas Weisel Partners to be issued to a trustee on behalf of such holders, the benefit of Thomas Weisel Partners voting rights, entitling the holder of each exchangeable share to one vote on the same basis and in the same circumstances as one corresponding share of Thomas Weisel Partners common stock.

In certain events, Canadian Sub will have a right to redeem the exchangeable shares in exchange for an equal number of shares of Thomas Weisel Partners common stock and for cash in the amount of any declared and unpaid dividends.

The Special Meeting (Page 24)

We will hold the special meeting on          , 2007, at 8:00 a.m., Pacific time, at our corporate offices at One Montgomery Street, 35th Floor, San Francisco, California 94104. The close of business on          , 2007, will be the record date for the special meeting. Only Thomas Weisel Partners shareholders on the record date are entitled to notice of and to vote at the special meeting. On the record date there were           shares of Thomas Weisel Partners common stock outstanding. Each share of Thomas Weisel Partners common stock will be entitled to one vote on each matter to be acted upon at the special meeting.

A majority of the votes cast “for” or “against” the proposed Thomas Weisel Partners share issuance must be voted “for” the proposal for it to pass.

Recommendation of the Board of Directors (Page 30)

Our board of directors has unanimously approved the transaction and unanimously recommends that Thomas Weisel Partners shareholders vote “FOR” the proposal to authorize the Thomas Weisel Partners share issuance.

Opinion of Keefe, Bruyette & Woods, Inc. (Page 31)

Keefe, Bruyette & Woods, Inc., or KBW, rendered its opinion to the Thomas Weisel Partners board of directors that, as of September 30, 2007 and based upon and subject to the matters stated in its opinion, from a financial point of view, the consideration to be paid by Thomas Weisel Partners to Westwind shareholders in the arrangement was fair to Thomas Weisel Partners.

The full text of the written opinion of KBW, dated September 30, 2007, which sets forth assumptions made, procedures followed, factors considered and limitations upon the review undertaken in rendering the opinion, is attached as Annex C to this proxy statement. Thomas Weisel Partners shareholders should read this opinion in its entirety. KBW earned a cash fee from Thomas Weisel Partners for the delivery of its opinion to the board of directors of Thomas Weisel Partners.

Conditions to the Arrangement (Page 44)

The completion of the arrangement and the related transactions is subject to various conditions, including:

•	the approval of the Thomas Weisel Partners share issuance by the requisite number of our shareholders;

•	the approval of the Ontario Superior Court of Justice;

•	the receipt of necessary regulatory approvals and consents;

•	the absence of any law having been enacted or any litigation or proceeding having been brought by any governmental entity or, if reasonably likely to succeed, brought by any other party, that would prevent or prohibit the completion of the arrangement or the related transactions or would substantially deprive any party of the anticipated benefits of such transactions;

•	Westwind’s, Thomas Weisel Partners’ and Canadian Sub’s respective representations and warranties in the arrangement agreement must be true and correct as of the date of the arrangement agreement and closing date in the manner described under “The Arrangement Agreement and Related Agreements — Conditions to the Arrangement”;

•	each of Westwind, Thomas Weisel Partners and Canadian Sub must have performed in all material respects all obligations required to be performed by them under the arrangement agreement at or prior to the closing date; and

•	no material adverse effect shall have occurred with respect to Westwind or Thomas Weisel Partners as described under “The Arrangement Agreement and Related Agreements — Conditions to the Arrangement”.

Regulatory Matters (Page 37)

Thomas Weisel Partners and Westwind have agreed to apply for and obtain all regulatory approvals necessary or advisable in connection with the transactions contemplated by the arrangement agreement. These regulatory approvals include:

•	a determination from the Minister responsible for implementing the Investment Canada Act that the acquisition of control of Westwind by Thomas Weisel Partners will be of net benefit to Canada; and

•	approvals from the Investment Dealers Association of Canada, the Financial Industry Regulatory Authority, the United Kingdom Financial Services Authority, certain provincial securities commissions, the Toronto Stock Exchange, the Toronto Stock Exchange Venture Exchange and the New York Stock Exchange, among others.

Termination of the Arrangement Agreement (Page 46)

The arrangement agreement may be terminated by either us or Westwind, provided that the terminating party is not in material breach of its obligations, if the arrangement has not been completed by January 31, 2008, our shareholders do not authorize the Thomas Weisel Partners share issuance, or any court or other governmental entity has taken certain steps restraining, enjoining or otherwise prohibiting completion of the arrangement that have become final and non-appealable. The agreement may be terminated by either us or Westwind in the event of certain breaches of representations, warranties, covenants or agreements of the other party.

Appraisal Rights (Page 25)

Thomas Weisel Partners shareholders will not have any appraisal or dissenters’ rights associated with the matter we have scheduled for a vote at the special meeting.

Additional Agreements (Page 48)

In addition to the arrangement agreement, we have entered into certain other agreements, including the following:

•	a shareholders’ equity agreement, whereby the Westwind shareholders will be restricted, subject to certain exceptions, from transferring the shares of Thomas Weisel Partners common stock and exchangeable shares they receive in connection with the arrangement until February 7, 2011, and will be subject to certain covenants relating to non-competition and non-solicitation of our employees and clients in the event they are no longer employed by us;

•	a pledge agreement, whereby the Westwind shareholders will pledge to us certain shares of Thomas Weisel Partners common stock and/or exchangeable shares received by them in the transaction, as security for the liquidated damages provisions in the shareholders’ equity agreement as well as the shareholders’ indemnification obligations under the arrangement agreement; and

•	an employment agreement with Lionel Conacher, who will become the President of Thomas Weisel Partners upon the closing of the transaction.

Voting Commitments (Page 47)

Holders of approximately 20% of the outstanding shares of Thomas Weisel Partners common stock as of October 23, 2007, including certain of our executive officers, each have entered into voting commitments with Thomas Weisel Partners. Pursuant to the voting commitments, the Thomas Weisel Partners shareholders party to the agreements have agreed, among other things, to vote all Thomas Weisel Partners shares held by them in favor of the Thomas Weisel Partners share issuance.

In addition, Westwind shareholders holding more than 67% of the voting rights attached to the common shares and Class A common shares, which is sufficient to approve the resolution of Westwind’s shareholders in respect of the arrangement, have entered into a voting agreement pursuant to which those Westwind shareholders have agreed, among other things, to vote all Westwind shares held by them in favor of such resolution. Pursuant to a resolution in writing dated as of October 5, 2007, Westwind’s shareholders have unanimously approved the arrangement.

RISK FACTORS

You should carefully consider the following risk factors, which we believe are the significant risks related to the transaction, as well as the other information contained in this proxy statement, including the attached annexes, in evaluating whether to approve the Thomas Weisel Partners share issuance. These risks are not exhaustive. New risks may emerge from time to time and it is not possible for management to predict all risk factors, nor can we assess the impact of all factors on the transaction and our business following the transaction or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. For further discussion of risk factors relating to the business of Thomas Weisel Partners, please see the Risk Factors in our current filings with the SEC, including our Annual Report on Form 10-K for 2006 and our Quarterly Reports on Form 10-Q filed thereafter. See “Additional Information” beginning on page 84.

Thomas Weisel Partners and Westwind may experience difficulties, unexpected costs and delays in integrating their businesses, business models and cultures and the combined company may not realize synergies, efficiencies or cost savings from the transaction.

Thomas Weisel Partners and Westwind have operated and, until the transaction is completed, will continue to operate, independently. The success of the combined company following the completion of the transaction may depend in large part on the ability to integrate the two companies’ businesses, business models and cultures. In the process of integrating Thomas Weisel Partners and Westwind we may experience difficulties, unanticipated costs and delays. The challenges involved in the integration may include:

•	the necessity of coordinating geographically disparate organizations and addressing possible differences in corporate and regional cultures and management philosophies;

•	managing the combined company at geographically separate locations that employ a significant number of employees;

•	integrating and retaining personnel from different companies while maintaining focus on providing consistent, high-quality client service;

•	integrating information technology systems and resources;

•	integrating our accounting system and adjusting our internal controls to cover Westwind’s operations;

•	unforeseen expenses or delays associated with the transaction;

•	performance shortfalls at one or both of the companies as a result of the diversion of management’s attention to the transaction; and

•	meeting the expectations of clients with respect to the integration.

The integration of certain operations, in particular regarding the two companies’ research and brokerage businesses, following the transaction will take time and will require the dedication of significant management resources, which may temporarily distract management’s attention from the routine business of the combined company. The acquisition of Westwind represents our first significant acquisition as a public company. Employee uncertainty and lack of focus during the integration process may also disrupt the business of the combined company.

It is possible that the integration process could result in the loss of key employees, diversion of each company’s management’s attention, the disruption or interruption of, or the loss of momentum in, each company’s ongoing business or inconsistencies in standards, controls, procedures and policies, any of which could adversely affect our ability to maintain relationships with clients and employees or our ability to achieve the anticipated benefits of the transaction, or could reduce our earnings or otherwise adversely affect the business and financial results of the combined company. In addition, the integration process may strain the combined company’s financial and managerial controls and reporting systems and procedures. This may result in the diversion of management and financial resources from the combined company’s core business objectives.

Even if Thomas Weisel Partners and Westwind are able to integrate such businesses and operations successfully, there can be no assurance that this integration will result in any synergies, efficiencies or cost savings or that any of these benefits will be achieved within a specific time frame. Any of these factors could adversely affect our business and results of operations.

If we are unable to integrate Westwind personnel successfully or retain key Thomas Weisel Partners or Westwind personnel after the transaction is completed, our business may suffer.

Our ability to obtain and successfully execute our business depends upon the personal reputation, judgment, business generation capabilities and project execution skills of our senior professionals. Any management disruption or difficulties in integrating Thomas Weisel Partners’ and Westwind’s professionals could result in a loss of clients and customers or revenues from clients and customers and could significantly affect our business and results of operations.

The success of the transaction will depend in part on our ability to retain personnel currently employed by Thomas Weisel Partners and Westwind. It is possible that these employees might decide not to remain with us while we work to complete the transaction or after the transaction is completed. If key employees terminate their employment, or insufficient numbers of employees are retained to maintain effective operations, the combined company’s business activities might be adversely affected, management’s attention might be diverted from successfully integrating Westwind’s operations to hiring suitable replacements, and the combined company’s business might suffer. In addition, we might not be able to locate suitable replacements for any key employees that leave our company or offer employment to potential replacements on reasonable terms.

Integration of Westwind’s operations with our operations may impair our ability to achieve the expected benefits of the transaction.

Following completion of the transaction, we expect to make changes to certain aspects of Westwind’s operations to integrate Westwind’s operations with those of Thomas Weisel Partners. For example, we expect that we will make changes to the way in which Westwind’s research professionals interact with its investment banking professionals to conform to Thomas Weisel Partners’ policies and procedures in this regard. In addition, we expect that Westwind’s combination with a larger firm could affect its existing client relationships or its ability to enter into new client relationships. Any changes that we make to Westwind’s operations, in addition to the fact that Westwind will be part of a larger organization, could disrupt Westwind’s business and client relationships and could substantially affect our ability to achieve the expected benefits of the transaction and our business and results of operations.

We could be subject to unknown liabilities of Westwind, which could cause us to incur substantial financial obligations and harm our business.

Although the Westwind shareholders will be required to indemnify us for certain breaches of representations and warranties made by Westwind in the arrangement agreement, the shareholders’ obligation is subject to monetary and time limitations, as described below in “The Arrangement Agreement and Related Agreements — Indemnification — Indemnification by Westwind Shareholders”. In addition, if we are entitled to indemnification by the Westwind shareholders, it may be costly to enforce those rights and/or we may not be successful in collecting amounts we are entitled to. If there are liabilities of Westwind of which we are not aware, we may have little or no recourse against the Westwind shareholders and may be obligated to bear the costs of those liabilities. In addition, many of the Westwind shareholders will continue as employees of the combined company following closing of the transaction. Accordingly, if an indemnifiable claim does arise, we may need to weigh the need to be indemnified for that claim against the potential employee distraction or damage to employee relations that may result if we were to seek recourse for that claim.

The transaction will reduce the voting power to current shareholders of Thomas Weisel Partners.

Following completion of the transaction, Westwind shareholders would hold or have the right to direct the voting of approximately 21.5% of the voting power of our outstanding shares, based on the number of our shares outstanding on October 23, 2007. As a result, our existing shareholders will not exert the same degree of voting power with respect to the combined company that they did with Thomas Weisel Partners before the consummation of the acquisition transaction.

Following completion of the transaction we will be effectively controlled by our employees, whose interests may differ from those of other stockholders.

Following the completion of the transaction, our employees will collectively own approximately 44% of the total shares of common stock outstanding (including exchangeable shares), based on the number of our shares outstanding on October 23, 2007. Of these employees, Thomas W. Weisel will beneficially own approximately 7.4% of our common stock (including exchangeable shares) and Lionel Conacher will beneficially own approximately 4.6% of our common stock (including exchangeable shares). Mr. Weisel and Mr. Conacher, together with the next eight largest employee shareholders, are expected to collectively own approximately 22% of our common stock (including exchangeable shares).

As a result of these shareholdings, our employees will be effectively able to elect our entire board of directors, control our management and policies and, in general, determine without the consent of the other stockholders the outcome of any corporate transaction or other matter submitted to the stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets. Our employees will effectively be able to prevent or cause a change in control of us. These actions may be taken even if other stockholders oppose them.

The transaction is subject to conditions to closing that could result in the transaction being delayed or not consummated, which could negatively impact our stock price and future business and operations. In order to obtain required regulatory approvals, we may become subject to conditions that we do not currently anticipate.

The transaction is subject to conditions to closing as set forth in the arrangement agreement, including obtaining the requisite Thomas Weisel Partners shareholder approval. If any of the conditions to the transaction are not satisfied or, where permissible, not waived, the transaction will not be consummated. Failure to consummate the transaction could negatively impact our stock price, future business and operations, and financial condition. Any delay in the consummation of the transaction or any uncertainty about the consummation of the transaction may adversely affect the future businesses, growth, revenue and results of operations of Thomas Weisel Partners or the combined company.

The transaction is subject to several U.S. and Canadian regulatory approvals, as well as other regulatory approvals. These regulatory approvals may not be received, or may be received later than anticipated. Regulatory approvals that are received may impose restrictions or conditions that restrict our activities or otherwise adversely affect our business and results of operations.

Following the acquisition of Westwind, we may become subject to additional risks relating to Westwind’s business.

Following the completion of the transaction, we will become subject to the risks relating to Westwind’s business. Because the risks and uncertainties facing us may differ from those facing Westwind, the market price, results of operations and financial condition of the combined company may be affected by risks and uncertainties different from those currently affecting us. These risks include the following:

•	Westwind’s focus on specific sectors of the economy. Westwind’s investment banking business focuses principally on the mining and energy sectors of the economy. Following completion of the transaction, the combined company’s business will have more exposure to these sectors than Thomas Weisel Partners’ business prior to the transaction. Volatility in the business environment in these sectors generally, including the related commodities markets, or in the market for securities of companies within these sectors, could substantially affect Westwind’s business and results of operations and, following completion of the transaction, the combined company’s business and results of operations.

•	Westwind’s focus on Canada. Westwind generates a substantial majority of its revenues from Canadian-based clients. As a result, Westwind’s business and results of operations is highly dependent on the strength of the Canadian economy. Following the completion of the transaction, we expect that a significant portion of the combined company’s business will be derived from Canadian-based clients. Accordingly, our business will be affected by changes in the Canadian economy and investment activity in Canada. To the extent that we experience a decline in business in Canada, due to unfavorable conditions in the Canadian economy or otherwise, we may not be able to offset these declines by increases in other aspects of our business and our financial results could suffer.

In the event the transaction is completed, we will incur significant additional expenses in connection with the integration of the two businesses.

In the event the transaction is completed, we expect to incur significant additional expenses in connection with the integration of the two businesses, including integrating personnel, geographically diverse operations, information technology systems, accounting systems, customers, and strategic partners of each company and implementing consistent standards, policies and procedures and may be subject to write-downs in assets.

The pro forma financial statements are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the transaction.

The pro forma financial statements contained in this proxy statement are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the transaction for several reasons. For example, the pro forma financial statements have been derived from the historical financial statements of Thomas Weisel Partners and Westwind and certain adjustments and assumptions have been made regarding the combined company after giving effect to the transaction. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with complete accuracy. Moreover, the pro forma financial statements do not reflect all costs that are expected to be incurred by the combined company in connection with the transaction. For example, the impact of any incremental costs incurred in integrating the two companies is not reflected in the pro forma financial statements. As a result, the actual financial condition and results of operations of the combined company following the transaction may not be consistent with, or evident from, these pro forma financial statements.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations following the transaction. Any potential decline in the combined company’s financial condition or results of operations may cause significant variations in the stock price of the combined company. See the section entitled “Unaudited Pro Forma Financial Information” beginning on page 20.

Our international activities are subject to political, economic, legal, operational and other risks that are inherent in operating in a foreign country and the Westwind transaction will increase our level of activity outside of the United States.

In connection with our business activities in India, Europe and, following the completion of the transaction, Canada, we are subject to political, economic, legal, operational and other risks that are inherent in operating in a foreign country, including risks of possible nationalization, expropriation, price controls, capital controls, exchange controls and other restrictive governmental actions, as well as the outbreak of hostilities. In many countries, the laws and regulations applicable to the securities and financial services industries are uncertain and evolving, and it may be difficult for us to determine the exact requirements of local laws in every market. Our inability to remain in compliance with local laws in a particular foreign market could have a significant and negative effect not only on our businesses in that market but also on our reputation generally. We are also subject to the enhanced risk that transactions we structure might not be legally enforceable in the relevant jurisdictions. Westwind’s business is conducted and its revenues are substantially derived from activities outside of the United States. Accordingly, following the transaction, our exposure to risks relating to international operations will increase significantly.

The transaction will increase our exposure to foreign currency risk.

Following completion of the Westwind transaction we will hold assets, incur liabilities, earn revenues and pay expenses in Canadian dollars. Because our financial statements will continue to be presented in U.S. dollars, we will be required to translate assets, liabilities, income and expenses that relate to our Canadian operations and that are denominated in Canadian dollars into U.S. dollars at the then-applicable exchange rates. Consequently, increases and decreases in the value of the U.S. dollar versus the Canadian dollar will affect the value of these items in our financial statements, even if their value has not changed in Canadian dollars and as a result, our financial results could be more volatile as a result of the transaction. Although we may enter into transactions to hedge portions of this foreign currency translation exposure, we will not be able to eliminate this exposure.

Future sales of our common stock could cause our stock price to decline.

Sales of substantial amounts of common stock by our officers, employees and other stockholders, or the possibility of such sales, may adversely affect the price of our common stock and impede our ability to raise capital in the future through the issuance of equity securities.

The consummation of the transaction will result in the issuance of an additional 7,009,112 shares of our common stock (including exchangeable shares). Subject to certain exceptions, these additional shares of common stock (including exchangeable shares) will become available for future sale upon the expiration or the waiver of transfer restrictions or in accordance with registration rights. See “The Arrangement Agreement and Related Agreements — Additional Agreements — Shareholders’ Equity Agreement” for a discussion of when these additional shares will become available for future sale.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain “forward-looking” statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “optimistic”, “potential”, “intend” or “continue”, the negative of these terms and other comparable terminology. These statements are only predictions based on our current expectations about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this proxy statement to conform our prior statements to actual results or revised expectations.

In addition to other factors and matters contained or incorporated in this proxy statement, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the inability to close the transaction in a timely manner;

•	the inability to complete the transaction due to the failure to obtain shareholder approval of the share issuance or the failure to satisfy other conditions to completion of the transaction, including required regulatory and court approvals;

•	the failure of the transaction to close for any other reason;

•	our ability to implement the combined company’s strategic initiatives and achieve the expected benefits of the transaction;

•	our ability to integrate successfully Thomas Weisel Partners’ and Westwind’s operations and retain both companies’ professionals;

•	risks that the proposed transaction disrupts current plans;

•	diversion of management’s attention from ongoing business concerns;

•	the effect of the announcement of the transaction on our business relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the transaction;

•	general competitive, economic, political and market conditions and fluctuations;

and other risks detailed under “Risk Factors” beginning on page 8 and in our current filings with the Securities and Exchange Commission, or the SEC, including our Annual Report on Form 10-K for 2006 and our Quarterly Reports on Form 10-Q filed thereafter. See “Additional Information”.

You should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf.

SELECTED FINANCIAL INFORMATION

Selected Historical Consolidated Financial Information of Thomas Weisel Partners

Set forth below is the consolidated financial information and other information of Thomas Weisel Partners as of and for the years ended December 31, 2006, 2005, 2004, 2003 and 2002 and for the six months ended June 30, 2007 and 2006 (in thousands, except per share data). The selected consolidated statement of operations data for the years ended December 31, 2002, 2003, 2004, 2005 and 2006, and the selected consolidated statement of financial condition data as of December 31, 2003, 2004, 2005 and 2006, are derived from the audited consolidated financial statements of Thomas Weisel Partners Group, Inc. (formerly Thomas Weisel Partners Group LLC). The selected consolidated statement of operations data for the six months ended June 30, 2006 and 2007, and the selected consolidated statement of financial condition data as of June 30, 2006 and 2007 are derived from the unaudited condensed consolidated financial statements of Thomas Weisel Partners Group, Inc. (formerly Thomas Weisel Partners Group LLC). The selected consolidated statement of financial condition data as of December 31, 2002 have been derived from unaudited consolidated financial statements of Thomas Weisel Partners Group LLC. The information below should be read in conjunction with Thomas Weisel Partners’ consolidated financial statements and the notes to Thomas Weisel Partners’ consolidated financial statements and with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections in Thomas Weisel Partners’ Annual Report on Form 10-K for 2006 and Thomas Weisel Partners’ Quarterly Reports on Form 10-Q filed thereafter that are incorporated by reference in this proxy statement. See “Additional Information” beginning on page 84.

	As of or for the Six
	Months Ended June 30,		As of or for the Years Ended December 31,
	2007	2006	2006	2005	2004	2003	2002

Statement of Operations Data
REVENUES:
Investment banking	$68,897	$64,650	$124,136	$75,300	$84,977	$82,414	$53,670
Brokerage	55,082	64,163	123,809	138,497	154,746	139,391	172,008
Asset management	19,997	12,335	25,752	36,693	44,009	41,598	17,792
Interest income	8,887	5,274	13,525	5,510	3,148	2,116	5,849
Other revenue	920	—	—	—	—	—	—

Total revenues	153,783	146,422	287,222	256,000	286,880	265,519	249,319
Interest expense	(5,355)	(4,712)	(10,905)	(5,114)	(3,470)	(3,615)	(5,634)

Net revenues	148,428	141,710	276,317	250,886	283,410	261,904	243,685
Expenses excluding interest:
Compensation and benefits	81,385	77,334	152,195	154,163	146,078	127,184	131,486
Other expenses	47,732	49,387	97,997	101,594	112,606	122,921	168,740

Total expenses excluding interest	129,117	126,721	250,192	255,757	258,684	250,105	300,226

Income (loss) before taxes	19,311	14,989	26,125	(4,871)	24,726	11,799	(56,541)
Provision for taxes (tax benefit)	7,308	(9,640)	(8,796)	2,187	2,044	1,342	1,386

Net income (loss)	$12,003	$24,629	$34,921	$(7,058)	$22,682	$10,457	$(57,927)

Less: Preferred dividends and accretion	—	(1,608)	(1,608)	(15,654)	(15,761)	(15,380)	(14,520)

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS AND TO CLASS A, B AND C SHAREHOLDERS	$12,003	$23,021	$33,313	$(22,712)	$6,921	$(4,923)	$(72,447)

Statement of Financial Condition Data
Total assets	$578,048	$467,932	$483,189	$312,823	$309,174	$312,606	$325,399
Total liabilities	293,920	214,790	216,135	199,428	178,206	182,721	197,444
Total redeemable convertible preference stock	—	—	—	223,792	221,635	216,624	214,070
Shareholders’ and members’ equity (deficit)	284,128	253,142	267,054	(110,397)	(90,667)	(86,739)	(86,115)

For the Year Ended
December 31, 2006

PRO FORMA, AS ADJUSTED (UNAUDITED)(a)
Pro forma net revenues(b)	$276,179
Pro forma income before tax(b)	25,987
Pro forma provision or taxes (tax benefit)(c)	(7,363)
Pro forma net income(b)(c)	33,350
Pro forma preferred dividends and accretion	—
Pro forma net income attributable to common shareholders(b)(c)	33,350
Pro forma earnings per share:
Pro forma basic earnings per share	$1.39
Pro forma diluted earnings per share	$1.34
Pro forma weighted average shares used in the computation of per share data:
Pro forma basic weighted average shares outstanding	23,980
Pro forma diluted weighted average shares outstanding	24,945

(a)	The pro forma, as adjusted amounts depict results we estimate we would have had during the year ended December 31, 2006 if the reorganization transactions that we carried out in connection with our initial public offering to cause Thomas Weisel Partners Group, Inc., to succeed to the business of Thomas Weisel Partners Group LLC had taken place on January 1, 2006, as these amounts change tax expense to amounts that we estimate we would have paid if we were a corporation beginning January 1, 2006. Additionally, these amounts decrease net revenues by the amount of interest expense on notes payable issued to preferred shareholders upon consummation of the reorganization transactions. The amounts for the year ended December 31, 2006 reflect pro forma results of operations as if these transactions had occurred on January 1, 2006. See Note 20 — Pro Forma, As Adjusted (Unaudited) to our consolidated financial statements as of and for the twelve months ended December 31, 2006.

(b)	Reflects decrease in net revenues and net income before tax of $0.1 million for the estimated interest expense for the notes issued to Class D and D-1 preferred shareholders.

(c)	On a pro forma basis, the tax benefit for 2006 was decreased by the estimated additional tax expense of $1.5 million as if we were a corporation beginning January 1, 2006. The additional tax expense is attributable to our applicable tax rate, a combination of federal, state and local income tax rates, of 42% applied to our pro forma net income for the period beginning January 1, 2006 through February 6, 2006.

Selected Historical Consolidated Financial Information of Westwind

Set forth below is the consolidated financial information of Westwind as of and for the years ended December 31, 2006, 2005, 2004, 2003 and 2002 and for the six months ended June 30, 2007 and 2006. The selected consolidated statement of operations data for the years ended December 31, 2002, 2003, 2004, 2005 and 2006, and the selected consolidated statement of financial condition data as of December 31, 2002, 2003, 2004, 2005 and 2006, are derived from the audited consolidated financial statements of Westwind. The selected consolidated statement of operations data for the six months ended June 30, 2006 and 2007, and the selected consolidated statement of financial condition data as of June 30, 2006 and 2007 are derived from the unaudited consolidated financial statements of Westwind. The data below should be read in conjunction with Westwind’s consolidated financial statements and the notes to Westwind’s consolidated financial statements in Annex D and with the information set forth in “Information About Westwind — Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Westwind prepares its financial statements in accordance with Canadian GAAP, which (in the case of the consolidated financial statements of Westwind) conform in all material respects with U.S. GAAP. See Note 10 to Westwind’s historical financial statements in Annex D. All dollar amounts referred to below are in Canadian dollars.

	As of or for the Six
	Months Ended June 30,		As of or for the Years Ended December 31,
	2007	2006	2006	2005	2004	2003	2002

Statement of Operations Data
REVENUES:
Investment banking fees and commissions	$33,693	$16,666	$33,548	$30,603	$21,953	$11,995	$1,557
Brokerage	9,284	7,485	14,740	8,473	7,823	8,945	89
Principal trading gains (losses)	3,986	4,240	8,581	1,605	(1,347)	(60)	56
Other	1,050	367	1,113	121	320	130	34

	48,013	28,758	57,982	40,802	28,749	21,010	1,736

EXPENSES:
Employees’ compensation (including discretionary bonus and founders’ compensation) and benefits	30,970	17,159	36,561	26,694	18,059	13,111	1,588
Amortization	245	202	469	373	335	223	28
Other operating and administrative	6,156	5,027	10,509	8,187	6,769	4,879	1,140

Income (loss) before taxes	10,642	6,371	10,443	5,548	3,586	2,797	(1,020)
Income taxes (recovery)	3,668	2,370	3,955	2,074	1,810	691	(766)

Net income (loss)	$6,974	$4,001	$6,488	$3,474	$1,776	$2,106	$(254)

Statement of Financial Condition Data
Total assets	$81,722	$59,136	$53,540	$36,768	$14,599	$16,511	$4,340
Total liabilities	48,770	39,548	31,228	23,461	8,422	9,157	3,315
Shareholders’ equity	32,952	19,588	22,312	13,307	6,177	7,354	1,025

Per Share Data

The following table sets forth certain historical per share data for Thomas Weisel Partners and pro forma combined per share data after giving effect to the transaction. This data should be read in conjunction with our consolidated financial statements and the notes to our consolidated financial statements included in our Annual Report on Form 10-K for 2006 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, incorporated by reference herein. See “Additional Information”. In addition, this data should be read in conjunction with our unaudited pro forma condensed combined financial statements included in this proxy statement (see “Unaudited Pro Forma Financial Information”) and Westwind’s consolidated financial statements and notes to consolidated financial statements attached to this proxy statement as Annex D. Comparative per share data has not been provided for Westwind as Westwind is a private company and comparative data on a per share basis would not be meaningful.

	Year Ended	Six Months Ended
	December 31, 2006	June 30, 2007

Historical — Thomas Weisel Partners
Earnings per share (basic)	$1.39	$0.46
Earnings per share (diluted)	$1.34	$0.45
Basic weighted average shares outstanding	23,980	26,184
Diluted weighted average shares outstanding	24,945	26,624
Book value per share at period end	$10.37	$11.05
Dividends per share	$—	$—
Pro forma — Thomas Weisel Partners
Earnings per share (basic)	$1.01	$0.43
Earnings per share (diluted)	$0.98	$0.43
Basic weighted average shares outstanding	30,989	33,193
Diluted weighted average shares outstanding	31,954	33,633
Book value per share at period end	$11.44	$11.97
Dividends per share	$—	$—

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated statement of financial condition as of June 30, 2007 and the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2006 and the six months ended June 30, 2007 give effect to Thomas Weisel Partners’ proposed acquisition of Westwind as if the acquisition had occurred on June 30, 2007 for the condensed consolidated statement of financial condition and as of January 1, 2006 for purposes of the condensed consolidated statements of operations. The unaudited pro forma condensed consolidated financial statements are based on historical financial statements of Thomas Weisel Partners and Westwind, giving effect to the proposed acquisition applying the assumptions and adjustments as discussed in the accompanying notes to the pro forma condensed consolidated financial statements. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the Annual Report on Form 10-K for the year ended December 31, 2006 and Quarterly Reports on Form 10-Q for the three months ended March 31, 2007 and June 30, 2007 for Thomas Weisel Partners, as well as the historical financial statements of Westwind (attached to this proxy statement as Annex D).

The unaudited pro forma financial statements were prepared using the purchase method of accounting with Thomas Weisel Partners treated as the accounting acquiror. The unaudited pro forma condensed consolidated financial statements do not purport to be indicative of the financial position or results of operations that would have actually been obtained had such transactions been completed as of the assumed dates and for the periods presented, or which may be obtained in the future. The pro forma adjustments are described in the accompanying notes and are based upon available information and certain assumptions that management of Thomas Weisel Partners believes are reasonable.

For purposes of preparing this pro forma information, a preliminary allocation of the transaction consideration has been made to intangible assets. Net tangible assets were valued at their respective carrying amounts as management believes that these amounts approximate their current fair values. These pro forma adjustments represent Thomas Weisel Partners’ preliminary determination of purchase accounting adjustments and are based upon available information and certain assumptions that Thomas Weisel Partners’ management believes to be reasonable. Consequently, the amounts reflected below are subject to change and the actual allocation of the purchase price and the resulting effect on net income from operations may differ.

Unless otherwise stated, all amounts presented in this section are in U.S. dollars.

The following sets forth the preliminary purchase price and purchase price allocation (amounts in thousands):

Purchase Price:
Cash consideration	$45,000
Fair value of estimated Thomas Weisel Partners common stock to be issued	107,604
Acquisition related costs	2,240

Total purchase price	$154,844

Purchase Price Allocation:
Net tangible assets	$20,488
Goodwill	110,588
Other intangible assets	40,979
Deferred taxes on acquired identifiable intangible assets	(17,211)

Total purchase price allocation	$154,844

THOMAS WEISEL PARTNERS GROUP, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT
OF FINANCIAL CONDITION
AS OF JUNE 30, 2007

	Thomas
	Weisel		Pro Forma		Pro Forma
	Partners	Westwind (i)	Adjustments		Combined
	(In thousands, except share and per share data)

ASSETS
Cash and cash equivalents	$93,098	$36,775	$(45,000	)(a)	$74,245
			(10,628	)(b)
Restricted cash and cash required to be segregated under Federal or other regulations	6,468	—	—		6,468
Securities owned	226,853	27,031	—		253,884
Receivable from clearing brokers	36,521	5,321	—		41,842
Corporate finance and syndicate receivables, net	24,683	3,524	—		28,207
Investments in partnerships and other securities	55,531	—	—		55,531
Other investments	79,449	—	—		79,449
Property and equipment, net	22,383	1,780	—		24,163
Receivables from related parties, net	4,313	—	—		4,313
Goodwill	—	—	110,588	(c)	110,588
Other intangible assets	—	—	40,979	(c)	40,979
Deferred tax assets, net of valuation allowance	15,811	—	—		15,811
Other assets, net	12,938	946	—		13,884

Total Assets	$578,048	$75,377	$95,939		$749,364

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Securities sold, but not yet purchased	$179,289	$2,375	$—		$181,664
Accrued compensation	33,953	12,265	—		46,218
Accrued expenses and other liabilities	51,171	28,551	2,240	(d)	81,962
Deferred tax liability	—	1,070	17,211	(e)	18,281
Notes payable	29,507	—	—		29,507

Total liabilities	293,920	44,261	19,451		357,632

Shareholders’ Equity:
Common stock	258	—	70	(a)	328
Share capital	—	13,584	(13,584	)(f)	—
Additional paid-in capital	357,275	—	107,534	(a)	464,809
Retained earnings (accumulated deficit)	(73,205)	17,532	(10,628	)(b)	(73,205)
			(6,904	)(f)
Accumulated other comprehensive loss	(200)	—	—		(200)

Total shareholders’ equity	284,128	31,116	76,488		391,732

Total liabilities and shareholders’ equity	$578,048	$75,377	$95,939		$749,364

THOMAS WEISEL PARTNERS GROUP, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2007

	Thomas
	Weisel		Pro Forma		Pro Forma
	Partners	Westwind (i)	Adjustments		Combined
	(In thousands, except per share data)

Revenues:
Investment banking	$68,897	$34,078	$—		$102,975
Brokerage	55,082	7,343	—		62,425
Asset management	19,997	—	—		19,997
Interest income	8,887	949	(854	)(j)	8,982
Other revenue	920	—	—		920

Total revenues	153,783	42,370	(854)		195,299
Interest expense	(5,355)	—	—		(5,355)

Net revenues	148,428	42,370	(854)		189,944

Expenses excluding interest:
Compensation and benefits	81,385	27,315	—		108,700
Brokerage execution, clearance and account administration	9,683	1,015	—		10,698
Communications and data processing	9,152	490	—		9,642
Depreciation and amortization	3,245	216	5,640	(g)	9,101
Marketing and promotion	6,655	1,348	—		8,003
Occupancy and equipment	8,701	634	—		9,335
Other expense	10,296	1,966	—		12,262

Total expenses excluding interest	129,117	32,984	5,640		167,741

Income before taxes	19,311	9,386	(6,494)		22,203
Provision for taxes	7,308	3,235	(2,727	)(h)	7,816

Net income	12,003	6,151	(3,767)		14,387

Earnings per share:
Basic earnings per share	$0.46				$0.43
Diluted earnings per share	$0.45				$0.43
Weighted average shares used in computation of per share data:
Basic weighted average shares outstanding	26,184		7,009	(a)	33,193
Diluted weighted average shares outstanding	26,624		7,009	(a)	33,633

THOMAS WEISEL PARTNERS GROUP, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2006

	Thomas
	Weisel		Pro Forma		Pro Forma
	Partners	Westwind (i)	Adjustments		Combined
	(In thousands, except per share data)

Revenues:
Investment banking	$123,809	$37,377	$—		$161,186
Brokerage	124,136	12,785	—		136,921
Asset management	25,752	—	—		25,752
Interest income	13,525	874	(1,625	)(j)	12,774
Other revenue	—	—	—		—

Total revenues	287,222	51,036	(1,625)		336,433
Interest expense	(10,905)	—	—		(10,905)

Net revenues	276,317	51,036	(1,625)		325,728

Expenses excluding interest:
Compensation and benefits	152,195	32,249	—		184,444
Brokerage execution, clearance and account administration	22,621	1,813	—		24,434
Communications and data processing	16,650	756	—		17,406
Depreciation and amortization	8,549	414	11,460	(g)	20,423
Marketing and promotion	11,545	2,424	—		13,969
Occupancy and equipment	17,926	1,211	—		19,137
Other expense	20,706	2,957	—		23,663

Total expenses excluding interest	250,192	41,824	11,460		303,476

Income before taxes	26,125	9,212	(13,085)		22,252
Provision for taxes (tax benefit)	(8,796)	3,488	(5,495	)(h)	(10,803)

Net income	34,921	5,724	(7,590)		33,055

Preferred dividends and accretion:
Class D redeemable convertible shares	(710)	—	—		(710)
Class D-1 redeemable convertible shares	(380)	—	—		(380)
Accretion of Class C redeemable preference stock	(518)	—	—		(518)

Net income attributable to common shareholders and to class A, B and C shareholders	$33,313	$5,724	$(7,590)		$31,447

Earnings per share:
Basic earnings per share	$1.39				$1.01
Diluted earnings per share	$1.34				$0.98
Weighted average shares used in computation of per share data:
Basic weighted average shares outstanding	23,980		7,009	(a)	30,989
Diluted weighted average shares outstanding	24,945		7,009	(a)	31,954

Notes to the Unaudited Pro Forma Condensed Consolidated Combined Financial Statements

(a) The acquisition of Westwind by Thomas Weisel Partners for a purchase price of (i) $45 million in cash and (ii) 7,009,112 shares of Thomas Weisel Partners common stock or exchangeable shares. The fair value of the Thomas Weisel Partners common stock to be issued was based upon the average of the closing prices of one share of common stock during the five trading day period beginning two trading days prior to the date the transaction was announced.

(b) The arrangement agreement provides for a pre-closing cash distribution by Westwind to its shareholders of excess working capital over agreed-upon working and regulatory capital amounts, calculated in accordance with the arrangement agreement. Thomas Weisel Partners’ preliminary determination of the amount of this pre-closing cash distribution is $10.6 million.

(c) To record goodwill and other intangible assets based upon the estimated purchase price and preliminary allocation.

(d) Acquisition costs accrued for and included in the purchase price determination.

(e) To record the adjustment for deferred tax liabilities related to other intangible assets.

(f) The elimination of a shareholder loan, Westwind share capital and retained earnings.

(g) Reflects the amortization of other intangible assets of $5.6 million and $11.5 million for the six months ended June 30, 2007 and the year ended December 31, 2006, respectively. Amortization amounts assume the following useful lives for each intangible asset:

Customer Relationships	7.7 years
Non-Compete Agreements	3.0 years
Investment Banking Backlog	0.8 years

The useful lives of other intangible assets represent Thomas Weisel Partners’ preliminary determination and are based upon available information and certain assumptions that Thomas Weisel Partners’ management believe to be reasonable.

The following table provides the first five years of estimated amortization of the other intangible assets based on an accelerated method of amortization over the respective useful lives (in thousands):

Year 1	$11,460
Year 2	11,280
Year 3	10,690
Year 4	2,538
Year 5	1,840

Total	$37,808

(h) To record an income tax impact on the pre-tax pro forma adjustments at Thomas Weisel Partners’ statutory tax rate of 42%.

(i) Westwind financial statements have been converted from Canadian dollars to U.S. dollars for the pro forma financial statement presentation. For the unaudited pro forma condensed consolidated statement of financial condition, balances were converted based on the exchange rate as of June 30, 2007 which was 0.9443. For the unaudited pro forma condensed consolidated statement of operations for the six months ended June 30, 2007, amounts were converted based on the average exchange rate for the period from January 1, 2007 to June 30, 2007 which was 0.8820. For the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2006, amounts were converted based on the average exchange rate for the period from January 1, 2006 to December 31, 2006 which was 0.8821.

(j) An adjustment to interest income for the estimated interest amount that would not have been recognized by Thomas Weisel Partners during the six months ended June 30, 2007 and the year ended December 31, 2006 on the $45 million cash portion of the transaction consideration. The weighted average interest rate for the six months ended June 30, 2007 and the year ended December 31, 2006 is estimated to be 3.80% and 3.61%, respectively.

THE SPECIAL MEETING

General

We are furnishing this proxy statement to all holders of record of Thomas Weisel Partners common stock in connection with the solicitation of proxies by the Thomas Weisel Partners board of directors for use at the special meeting of Thomas Weisel Partners shareholders to be held on          , 2007, and at any adjournment or postponement thereof.

Thomas Weisel Partners’ common stock is listed on The Nasdaq Global Market. The listing rules of The Nasdaq Global Market require that we obtain shareholder approval prior to completing any transaction that would result in the issuance of more than 20% of our outstanding common shares. Under the proposed acquisition of Westwind, we will issue shares of common stock (either directly or on exchange of exchangeable shares) representing, in the aggregate, in excess of 20% of our outstanding common stock.

Although Thomas Weisel Partners shareholders are not being asked to vote directly on the arrangement agreement or the plan of arrangement, the issuance of Thomas Weisel Partners common stock and the exchangeable shares is necessary in order to complete the acquisition of Westwind as contemplated by those agreements.

Date, Time and Place of the Special Meeting

The special meeting will be held on          , 2007, at 8:00 a.m., Pacific time, at our corporate offices at One Montgomery Street, 35th Floor, San Francisco, California 94104.

Purpose of the Special Meeting

At the special meeting, and any adjournment or postponement thereof, Thomas Weisel Partners shareholders will be asked:

1. To consider and vote on a proposal to approve the issuance of shares of Thomas Weisel Partners common stock (including shares issuable in respect of exchangeable shares) as contemplated by the arrangement agreement and the plan of arrangement.

2. To conduct any other business that properly comes before the special meeting and any adjournment or postponement of the special meeting, including any proposal to adjourn the meeting to solicit additional proxies in favor of the foregoing proposal.

Copies of the arrangement agreement and the form of plan of arrangement are attached to this proxy statement as Annexes A and B. Thomas Weisel Partners shareholders are encouraged to read the arrangement agreement, the plan of arrangement and the other information contained in this proxy statement, including the annexes, carefully before deciding how to vote.

Record Date

We have fixed the close of business on          , 2007 as the record date for the special meeting or any postponement or adjournment thereof, and only holders of record of Thomas Weisel Partners common stock on the record date are entitled to vote at the special meeting. On the record date, there were          shares of Thomas Weisel Partners common stock outstanding and entitled to vote. Each share of common stock entitles its holder to one vote on all matters properly coming before the special meeting.

Quorum Requirements

The holders of a majority of the outstanding shares of Thomas Weisel Partners common stock on          , 2007, present in person or represented by proxy and entitled to vote, will constitute a quorum for the transaction of business at the special meeting. Abstentions and “broker non-votes” are treated as present for quorum purposes.

Voting Requirements

You may vote “for”, “against” or “abstain” with respect to the proposal to approve the Thomas Weisel Partners share issuance. A majority of the votes cast “for” or “against” the proposed Thomas Weisel Partners share issuance must be voted “for” the proposal for it to pass. An abstention is not treated as a vote “for” or “against”, and will have no effect on the outcome of the vote.

Broker Authority to Vote

Under the rules of the New York Stock Exchange, Inc., member brokers that do not receive instructions from their customers to vote do not have discretionary voting authority to vote their customers’ shares at the special meeting because the approval of the Thomas Weisel Partners share issuance is not considered a routine matter.

Independent Election Inspector

We have retained Broadridge Financial Solutions to receive and tabulate the votes in connection with the special meeting. We have also retained through Broadridge Financial Solutions, an independent election inspector. The independent election inspector will certify the election results and perform any other acts required by the Delaware General Corporation Law.

Expenses of Solicitation

We are paying for costs associated with the preparation of proxy materials and solicitation of proxies from our shareholders for the special meeting. Although there are no formal agreements to do so, we will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses incurred in sending proxy materials to our shareholders and beneficial owners of Thomas Weisel Partners common stock in accordance with applicable rules. In addition to solicitation by mail, our directors, officers and employees may solicit proxies in person, by telephone, by fax or by electronic or other means of communication, but they will not receive special compensation for such activities.

Voting of Proxies at the Special Meeting and Revocation of Proxies

You can vote your shares by marking, signing and returning the enclosed proxy card, or you can vote through the Internet or by telephone. If you properly submit your proxy by any of these methods and you do not subsequently revoke your proxy, your shares will be voted in accordance with your instructions.

If you sign your proxy card but do not mark it to give voting instructions, your shares will be voted as follows:

•	FOR the proposal to authorize the Thomas Weisel Partners share issuance; and

otherwise in accordance with the judgment of the persons voting the proxy on any other matter properly brought before the special meeting and any adjournment or postponement thereof, including any proposal to adjourn the meeting to solicit additional proxies in favor of the foregoing proposal.

A proxy submitted through the Internet or by telephone may be revoked by (i) executing a later-dated proxy card that is received prior to 11:59 p.m., New York City time, on          , 2007, (ii) subsequently submitting a new proxy through the Internet or by telephone prior to 11:59 p.m., New York City time, on          , 2007 or (iii) attending the special meeting and voting in person. A proxy submitted by proxy card may be revoked before the vote is cast by the designated proxy by (i) giving written notice to our Secretary & General Counsel at One Montgomery Street, 37th Floor, San Francisco, California 94104, (ii) subsequently submitting another proxy bearing a later date or (iii) attending the special meeting and voting in person. Attending the special meeting without voting will not revoke your previously submitted proxy.

If you hold shares in “street name” (that is, through a bank, broker or other nominee) and would like to attend the special meeting, you will need to bring an account statement or other acceptable evidence of ownership of Thomas Weisel Partners common stock as of the close of business on          , 2007, the record date for voting. If you hold shares in “street name”, then in order to vote at the special meeting you will also need to bring a valid “legal proxy”, which you can obtain by contacting your account representative at the bank, broker or nominee through which you hold your shares.

Dissenters’ Appraisal Rights

There are no appraisal or dissenters’ rights associated with the matter we have scheduled for a vote at the special meeting.

Other Matters

The board of directors does not currently intend to bring any other business before the special meeting and, to the knowledge of the board of directors, no other matters other than those indicated above are to be brought before the special meeting. If, however, any other matter properly comes before the special meeting, the proxy holders will, in their discretion, vote on it in accordance with their own best judgment.

Independent Registered Public Accounting Firm

A representative of Deloitte & Touche LLP is expected to be present at the special meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY IN THE ACCOMPANYING REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

Questions and Additional Information

If you have more questions about the transaction or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our Shareholder Services Department at (415) 364-2500.

THE COMPANIES

Thomas Weisel Partners Group, Inc.

We are an investment bank specializing in the growth sectors of the economy. Our headquarters are in San Francisco and we have additional offices in Baltimore, Boston, Chicago, Cleveland, New York, Portland, Silicon Valley, London and Mumbai. We provide investment banking, brokerage, research and asset management services tailored to meet the particular needs of our clients. We were founded in 1998 by Thomas W. Weisel, who was Chairman and Chief Executive Officer of Montgomery Securities for more than 20 years. On February 7, 2006, Thomas Weisel Partners Group, Inc. succeeded to the business of Thomas Weisel Partners Group LLC and completed an initial public offering of its common stock.

We have organized our business to focus principally on the growth sectors of the economy, including the technology, healthcare and consumer sectors. We believe that this focus allows us to capitalize on the business opportunities created by many of the primary drivers of innovation, growth and capital investment in the U.S. economy.

Our principal executive offices are located at One Montgomery Street, San Francisco, California 94104 and our telephone number is (415) 364-2500.

Westwind Capital Corporation

Westwind is an independent, institutional investment banking firm focused on growth companies, particularly in the energy and mining sectors. Westwind’s services include investment banking services, including capital-raising transactions and mergers and acquisitions advisory services, equity trading and equity research on Canadian and U.K. publicly-listed companies. Westwind’s registered office is located at 70 York Street, Toronto, Ontario Canada M5J 1S9 and its telephone number is (416) 815-0888.

TWP Acquisition Company (Canada), Inc.

TWP Acquisition Company (Canada), Inc. is an indirect wholly-owned subsidiary of Thomas Weisel Partners and is referred to in this proxy statement as Canadian Sub. Canadian Sub is a corporation organized under the Ontario Business Corporations Act on September 27, 2007 for the sole purpose of participating in the transaction. After the transaction is completed, Canadian Sub will continue to be an indirect subsidiary of Thomas Weisel Partners. Canadian Sub’s registered office is located at 199 Bay Street, Suite 5300 Commerce Court West, Toronto, Ontario Canada M5L 1B9 and its telephone number is (415) 364-2500.

TWP Holdings Company (Canada), ULC

TWP Holdings Company (Canada), ULC is a direct wholly-owned subsidiary of Thomas Weisel Partners and is referred to in this proxy statement as CallRightCo. CallRightCo is an unlimited liability company formed under the laws of the Province of Nova Scotia on September 28, 2007 for the sole purpose of participating in this transaction. CallRightCo will hold the call rights related to the exchangeable shares as well as the voting shares of Canadian Sub. After the transaction is completed, CallRightCo will continue to be a direct wholly-owned subsidiary of Thomas Weisel Partners. CallRightCo’s registered office is located at Suite 900, 1959 Upper Water Street, P.O. Box 997, Halifax, Nova Scotia Canada B3J 3N2 and its telephone number is (415) 364-2500.

DESCRIPTION OF THE TRANSACTION

The following is a description of the material aspects of the transaction, including the arrangement agreement, the plan of arrangement and certain other agreements to be entered into in connection with the transaction. The description may not contain all of the information that is important to you. You should carefully read this entire document and the other documents referred to herein for a more complete understanding of the transaction.

General

The Thomas Weisel Partners board of directors has unanimously approved the arrangement agreement. The arrangement agreement provides that Canadian Sub will acquire all of the Westwind common shares and Class A common shares, subject to, among other things:

•	approval of the Thomas Weisel Partners share issuance by Thomas Weisel Partners shareholders; and

•	approval of the arrangement by the Ontario Superior Court of Justice (Commercial List).

The transaction has been unanimously approved by Westwind’s board of directors and Westwind’s shareholders.

As a consequence of the transaction, Westwind will become an indirect subsidiary of Thomas Weisel Partners. Pursuant to the transaction, Canadian Sub will acquire all of the outstanding common shares and Class A common shares of Westwind and subject to certain exceptions, Westwind shareholders will receive from Canadian Sub for the Westwind common shares and Class A common shares held by them an amount in cash and shares of Thomas Weisel Partners common stock or, if they are eligible to receive exchangeable shares, exchangeable shares equal to their pro rata portion (based on their ownership of common shares and Class A shares of Westwind) of the aggregate of $45,000,000 in cash and 7,009,112 shares of Thomas Weisel Partners common stock or exchangeable shares, with holders generally receiving approximately 70% of the total value to be received in exchange for their Westwind common shares and Class A common shares in the form of shares of Thomas Weisel Partners common stock or exchangeable shares and approximately 30% in the form of cash.

Only holders of Westwind shares that are residents of Canada for purposes of the Income Tax Act (Canada), or partnerships that are Canadian partnerships for purposes of that law, may elect to receive consideration that includes exchangeable shares. The aggregate amount that Westwind shareholders will receive in exchange for their Westwind common shares and Class A common shares is $45,000,000 in cash and 7,009,112 shares of Thomas Weisel Partners common stock (including exchangeable shares).

Background of the Transaction

As previously announced, Thomas Weisel Partners’ strategy includes selectively pursuing strategic acquisitions as well as making investments in businesses or products that are complementary to its core businesses. Accordingly, from time to time, representatives of Thomas Weisel Partners communicate with third parties regarding potential acquisition opportunities.

On June 12, 2007, an investment banker in Thomas Weisel Partners’ Mergers & Acquisitions group, contacted Lionel Conacher, Chief Executive Officer of Westwind, and suggested a meeting between Mr. Conacher and Thomas W. Weisel, Chairman and Chief Executive Officer of Thomas Weisel Partners. During the weeks following the initial contact, the investment banker and Mr. Conacher corresponded with each other regarding the meeting.

On July 25, 2007, Mr. Weisel and an investment banker in Thomas Weisel Partners’ Mergers & Acquisitions group met with Mr. Conacher in Toronto. They discussed the businesses of Thomas Weisel Partners and Westwind and the possibility and potential benefits of combining the Westwind business with Thomas Weisel Partners.

To facilitate further discussions, Thomas Weisel Partners and Westwind entered into a confidentiality agreement on August 10, 2007, covering confidential information related to Thomas Weisel Partners that it was contemplated would be made available to Westwind.

On August 13, 2007, Mr. Conacher and Keith Harris, Chief Financial Officer of Westwind, met with Mr. Weisel and certain other executive officers and employees of Thomas Weisel Partners in San Francisco, California. This group continued their discussions regarding the possibility of pursuing a transaction between the two firms.

On August 27, 2007, officers of Thomas Weisel Partners met with Messrs. Conacher and Harris, along with additional members of Westwind’s executive team in Toronto. During the meeting on August 27, 2007, members of Westwind’s executive team made presentations to representatives from Thomas Weisel Partners regarding Westwind’s business and related matters. On August 28, 2007, representatives from Thomas Weisel Partners and Westwind, along with a representative from Thomas Weisel Partners’ U.S. counsel, Sullivan & Cromwell LLP, and a representative from Westwind’s counsel, Davies Ward Phillips & Vineberg LLP, met in Toronto to discuss proposed terms of a potential transaction.

On August 30, 2007, officers of Thomas Weisel Partners sent to representatives of Westwind a summary of proposed terms for a potential transaction. On September 1, 2007, officers of Westwind delivered comments to the summary of proposed terms, and during the following week and weekend, representatives of Thomas Weisel Partners and Westwind and their respective counsel continued to discuss the matters addressed in the summary of proposed terms.

On the morning of September 4, 2007, Mr. Conacher met with certain members of Thomas Weisel Partners’ board of directors, along with certain executive officers of Thomas Weisel Partners, in San Francisco, California. The parties further discussed Westwind’s business, the background and experience of Mr. Conacher and other Westwind executives and the potential strategic fit of Westwind with Thomas Weisel Partners’ business. During the evening of September 4, 2007, Mr. Conacher had further discussions of this nature with certain additional members of Thomas Weisel Partners’ board of directors, as well as certain executive officers of Thomas Weisel Partners.

To facilitate discussions regarding the proposed terms, Thomas Weisel Partners and Westwind entered into a further confidentiality agreement on September 6, 2007, covering confidential information related to Westwind that it was contemplated would be made available to Thomas Weisel Partners in evaluating a potential combination.

On September 7, 2007, Thomas Weisel Partners and Westwind concluded discussions regarding the summary of proposed terms, and counsel for Thomas Weisel Partners delivered initial drafts of the arrangement agreement, equity and pledge agreements and plan of arrangement to counsel for Westwind. The parties continued their due diligence process on September 7, 2007, when Westwind’s electronic dataroom became accessible to representatives of Thomas Weisel Partners. Between September 7, 2007 and September 30, 2007, the date of the signing of the arrangement agreement, representatives of Thomas Weisel Partners and its advisors and legal counsel conducted financial, legal and business due diligence on Westwind.

On September 12, 2007, at a regularly scheduled meeting, the Thomas Weisel Partners board of directors received reports from Mr. Weisel and certain other executive officers and employees of Thomas Weisel Partners regarding the status of the potential transaction with Westwind.

On September 13, 2007, counsel for Westwind delivered comments on the draft arrangement agreement previously delivered on September 7, 2007 to representatives of Thomas Weisel Partners and its counsel.

On September 14, 2007, Thomas Weisel Partners engaged Keefe, Bruyette & Woods, Inc. to provide a fairness opinion regarding the proposed transaction to the Thomas Weisel Partners board of directors.

From September 15, 2007 to September 29, 2007, representatives of Thomas Weisel Partners and Westwind and their respective counsel had numerous telephonic meetings at which they discussed and negotiated the draft documents for the proposed transaction.

On September 30, 2007, the Thomas Weisel Partners board of directors convened a special telephonic meeting to consider the proposed business combination with Westwind and the terms and conditions of the arrangement agreement. A representative of Keefe, Bruyette & Woods, Inc. and a representative of Sullivan & Cromwell LLP attended the meeting. The Sullivan & Cromwell LLP representative advised the board of directors regarding its fiduciary duties in the context of the transaction that was being presented for approval and responded to questions regarding the transaction from the Thomas Weisel Partners board of directors and reviewed in detail with the board of directors the draft arrangement agreement and related documents as well as the terms of, and other documentation for, the proposed transaction. The board members asked questions of management and counsel regarding the proposed terms and discussed the merits of the transaction. The Keefe, Bruyette & Woods, Inc. representative discussed Keefe, Bruyette & Woods, Inc.’s fairness opinion regarding the transaction and the financial analysis underlying that opinion, and responded to various questions raised by members of Thomas Weisel Partners’ board of directors. Keefe, Bruyette & Woods, Inc. then delivered its fairness opinion to the Thomas Weisel Partners board of directors, subsequently confirmed in writing, that as of September 30, 2007, the proposed transaction was fair from a financial point of view to Thomas Weisel Partners. After considering the terms of the proposed transaction, the Thomas Weisel Partners board of directors unanimously approved the arrangement agreement, the arrangement and the other transactions contemplated by the arrangement agreement and related documents.

Pursuant to a resolution in writing dated as of September 29, 2007, the board of directors of Westwind unanimously approved the arrangement agreement and related transactions.

During the evening on September 30, 2007, representatives of Thomas Weisel Partners and Westwind executed the arrangement agreement on substantially the same terms as presented to each party’s board of directors, and the relevant parties executed the equity agreement, the pledge agreements, the voting commitments and the employment agreement contemplated by the arrangement agreement. During the morning on October 1, 2007, Thomas Weisel Partners and Westwind issued a press release announcing the execution of the arrangement agreement.

Pursuant to a resolution in writing dated as of October 5, 2007, Westwind’s shareholders unanimously approved the arrangement.

Reasons for the Transaction; Recommendation of the Board of Directors

The board of directors, at the meeting described above on September 30, 2007, unanimously (i) determined that the arrangement agreement and the arrangement are fair to and in the best interests of Thomas Weisel Partners and its shareholders, (ii) approved, adopted and declared advisable the arrangement agreement, the arrangement and the other transactions contemplated by the arrangement agreement and authorized the execution and delivery of the arrangement agreement and (iii) resolved to recommend that the Thomas Weisel Partners shareholders approve the Thomas Weisel Partners share issuance and directed that such matter be submitted for consideration of the Thomas Weisel Partners shareholders at the special meeting.

In reaching its decision to approve, adopt and declare advisable the arrangement agreement, the arrangement, and the other transactions contemplated by the arrangement agreement and to recommend approval of the Thomas Weisel Partners share issuance to Thomas Weisel Partners shareholders, our board of directors consulted with our senior management team, as well as our internal and outside legal and financial advisors, and considered a number of factors, including the following material factors that our board of directors viewed as supporting its decision to approve and declare advisable the arrangement agreement, the arrangement and the other transactions contemplated by the arrangement agreement and to unanimously recommend approval of the Thomas Weisel Partners share issuance to our shareholders:

•	the opinion of Keefe, Bruyette & Woods, Inc., and its presentation, dated September 30, 2007, to the board as to the fairness, from a financial point of view and as of the date of the opinion, to Thomas Weisel Partners of the consideration to be paid by Thomas Weisel Partners to the Westwind shareholders in the arrangement, as more fully described below under the caption “— Opinion of Keefe, Bruyette & Woods, Inc.”;

•	historical information concerning the businesses, prospects, financial performance and condition, operations, management and competitive position of Thomas Weisel Partners and Westwind and industry trends;

•	the anticipated financial condition, results of operations and businesses of Thomas Weisel Partners and Westwind after giving effect to the transaction;

•	current financial market conditions and historical market prices, volatility and trading information with respect to Thomas Weisel Partners common stock;

•	the terms and conditions of the arrangement agreement generally, including the parties’ representations, warranties and covenants and the circumstances in which Thomas Weisel Partners would be entitled to indemnification for breaches of Westwind’s representations, warranties and covenants;

•	the terms of Lionel Conacher’s employment agreement; and

•	the results of due diligence investigations by management, legal and other advisors.

Our board of directors also considered potentially negative risks of the transaction, including:

•	the risk that despite the efforts of Westwind and Thomas Weisel Partners, key Westwind personnel might not remain employed by Westwind or, following the closing, the combined company;

•	the risk that potential benefits sought in the transaction may not be achieved in the expected timeframe or at all;

•	risks associated with Westwind’s business;

•	the risk that the satisfaction of the conditions to closing the transaction might not be accomplished within the expected timeframe or at all; and

•	the dilution to Thomas Weisel Partners’ existing shareholders.

The foregoing discussion of the factors considered by our board of directors is not intended to be exhaustive, but rather includes the material factors considered by our board of directors. In reaching its decision to approve, adopt and declare advisable the arrangement agreement, the arrangement and the other transactions contemplated by the arrangement agreement and to recommend approval of the Thomas Weisel Partners share issuance, our board of directors did not quantify or assign any relative weights to the factors considered and individual directors may have given different weights to different factors. In the event the transaction is not completed for any reason, we expect to continue to pursue strategic opportunities, including acquisitions, when appropriate to further expand our business. Such opportunities could include transactions with Westwind.

Our board of directors unanimously recommends that you vote “FOR” the Thomas Weisel Partners share issuance.

Opinion of Keefe, Bruyette & Woods, Inc.

KBW rendered its opinion to the board of directors of Thomas Weisel Partners that, as of September 30, 2007, and based upon and subject to the factors and assumptions set forth therein, the consideration to be paid to Westwind shareholders pursuant to the arrangement agreement, was fair, from a financial point of view, to Thomas Weisel Partners.

The full text of the written opinion of KBW, dated September 30, 2007, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C. KBW provided its opinion solely for the information and assistance of the board of directors of Thomas Weisel Partners in connection with the consideration to be paid by Thomas Weisel Partners in the transaction. The KBW opinion is not a recommendation as to how any holder of Thomas Weisel Partners common stock should vote with respect to the share issuance or on any other matter.

In connection with this opinion, KBW reviewed, analyzed and relied upon material bearing upon the transaction and the financial and operating condition of Thomas Weisel Partners and Westwind, including among other things, the following:

•	the arrangement agreement;

•	the Annual Reports to Stockholders of Thomas Weisel Partners for the two fiscal years ended December 31, 2006 and 2005;

•	the audited financial statements of Westwind for the years ended December 31, 2006 and 2005;

•	certain interim management reports of Thomas Weisel Partners and Westwind and certain other communications from Thomas Weisel Partners and Westwind to their respective stockholders; and

•	other financial information concerning the businesses and operations of Thomas Weisel Partners and Westwind furnished or made available to KBW by Thomas Weisel Partners and Westwind for purposes of KBW’s analysis.

KBW also held discussions with senior management of Thomas Weisel Partners and Westwind regarding the past and current business operations, regulatory relations, financial condition and future prospects of Thomas Weisel Partners and Westwind and such other matters as KBW deemed relevant to its inquiry. In addition, KBW compared certain financial information for Thomas Weisel Partners and Westwind with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the securities brokerage and investment banking sector of the financial services industry and performed such other studies and analyses as KBW considered appropriate.

In conducting the review and arriving at its opinion, KBW relied upon the accuracy and completeness of all of the financial and other information either provided to it or publicly available, and did not independently verify the accuracy or completeness of any such information. KBW relied upon discussions with management of Westwind as to the reasonableness and achievability of the financial and operating forecast (and the assumptions and bases therefor) provided and assumed that such forecast reflects the best currently available estimate and judgment of Westwind. KBW’s interaction with Westwind consisted of a review of documentation made available by Westwind to Thomas Weisel Partners in connection with due diligence investigations by Thomas Weisel Partners and its advisors in respect of Westwind, and due diligence discussions with certain members of Westwind’s senior management. KBW relied upon published financial forecasts and earnings estimates for Thomas Weisel Partners and assumed that such forecasts and projections reflect the best currently available estimates for Thomas Weisel Partners and that such forecasts and projections will be realized in the amounts and in the time periods set forth therein. In rendering the opinion, KBW did not make or obtain any evaluations or appraisals of the property of Thomas Weisel Partners or Westwind.

The following is a summary of the material financial analysis delivered by KBW to the board of directors of Thomas Weisel Partners in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analysis performed by KBW, nor does the order of analysis described represent relative importance or weight given to any particular analysis by KBW. Some of the summaries of the financial analysis include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of KBW’s financial analysis. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before September 30, 2007, and is not necessarily indicative of current market conditions.

Discounted Cash Flow Analysis

KBW calculated the net present value (“NPV”) of expected future cash flows to Westwind shareholders assuming it were to remain independent for a period of five years; it was assumed that on the fifth anniversary (“terminal year”) Westwind would sell 100% of its issued and outstanding share capital for value equal to the product of 13.6 and estimated 2013 pro forma, after-tax net income (“net income”). KBW analyzed the impact on NPV of a range of annual net income growth rates from 0.0% to 15.0%, analyzed the impact on NPV of a range of terminal year net income multiples of 10.6x to 16.6x, and calculated shareholder cash flows using equity discount rates ranging from 17.7% to 27.7%. In addition, based on due diligence conversations between certain members of Westwind and Thomas Weisel Partners management and KBW, KBW assumed an effective tax rate of 36%, annual dividend payout ratio of 30%, and a one-time adjustment to shareholders’ equity on the fifth anniversary (commensurate with a shareholder liquidity event) resulting in a one-time dividend to shareholders. The following table presents the results of this analysis:

		Acquisition Consideration
		as a Premium/(Discount)
	Illustrative per Value	to Implied Discounted
	Indications ($CAD000)	Cash Flow Value

Discount rates of 17.7%-27.7% and terminal P/E multiples of 10.6x-16.6x(a)	$133,541-$283,342	(8.9	%)-93.1%
Discount rates of 19.7%-27.7% and Net Income growth rates of 0.0%-15.0%(b)	$108,435-$256,059	(26.1	%)-76.6%

(a)	Assumes 2009-2013 growth rate of 11.0%

(b)	Assumes terminal P/E multiple in 2013 equal to 13.6x projected earnings

Comparable Company Analysis

KBW reviewed and compared certain financial information for Westwind to corresponding financial information, including financial and operating performance ratios and public market valuation multiples of the following publicly traded U.S. and Canadian companies:

Publicly traded U.S. comparable companies:

•	Jefferies Group, Inc.

•	Raymond James Financial, Inc.

•	Piper Jaffray Companies

•	KBW, Inc.

•	Stifel Financial Corp.

•	Thomas Weisel Partners Group, Inc.

•	Sanders Morris Harris Group, Inc.

•	Cowen Group, Inc.

•	JMP Group, Inc.

Publicly traded Canadian comparable companies:

•	Canaccord Capital Inc.

•	GMP Capital Trust

Although none of the selected companies is directly comparable to Westwind, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Westwind.

KBW calculated and compared various financial multiples and ratios based on financial data provided by Westwind and implied by the proposed transaction consideration. The multiples and ratios for each of the selected companies were based on the closing stock prices as of September 27, 2007, as well as information obtained from SEC filings, data from SNL Financial and research estimates from Thomson ONE Analytics.

KBW calculated the selected companies’ estimated calendar years 2007 and 2008 price/earnings ratios, price/tangible book value and actual last twelve months (“LTM”) and estimated calendar year 2007 price/revenue ratios and compared those calculations to the results for Westwind and to the corresponding valuation multiples implied by the proposed consideration. The following table presents the results of this analysis:

	Selected Companies				Westwind Capital
Ratio(a):	Range		Median		Corporation

Price/2007E Earnings					9.3	x
U.S. Comparable Companies	14.3x-22.5	x	16.6	x
Canadian Comparable Companies	8.9x-15.6	x	12.2	x
Price/2008E Earnings					7.7	x
U.S. Comparable Companies	10.5x-17.4	x	14.0	x
Canadian Comparable Companies	9.2x-16.4	x	12.8	x
Price/Book Value					7.5	x
U.S. Comparable Companies	1.0x-2.4	x	1.7	x
Canadian Comparable Companies	2.9x-6.2	x	2.9	x
Price/LTM Revenues					1.8	x
U.S. Comparable Companies	0.7x-2.2	x	1.5	x
Canadian Comparable Companies	1.2x-2.1	x	1.8	x
Price/2007E Revenues					1.6	x
U.S. Comparable Companies	0.7x-2.1	x	1.5	x
Canadian Comparable Companies	1.1x-2.1	x	1.6	x

(a)	All figures based on data from SNL Financial, Factset Datasource, Thomson Firstcall estimates and publicly available filings; P/E ratios based on median Thomson Firstcall earnings estimates for calendar year.

Comparable Transaction Analysis

KBW analyzed certain information relating to the following selected transactions in the securities industry since April 6, 1997:

•	Macquarie Bank Ltd./ Orion Financial Inc.

•	Jefferies Group Inc./ Putnam Lovell NBF Group Inc.

•	Wachovia Corp./ A.G. Edwards, Inc.

•	Macquarie Bank Ltd./ Giuliani Partners, LLC

•	Stifel Financial Corp./ Ryan, Beck & Co. Inc.

•	Merrill Lynch & Co./ Petrie Parkman & Co.

•	Canaccord Capital, Inc./ Adams Harkness Financial Group

•	Royal Bank of Canada/ Tucker Anthony Sutro

•	Regions Financial Corp./ Morgan Keegan, Inc.

•	Royal Bank of Canada/ Dain Raucher Corp.

•	First Union Corp./JWGenesis Financial Corp.

•	MONY Group, Inc./ Advest Group, Inc.

•	Wells Fargo & Co./ Ragen McKenzie Group, Inc.

•	Chase Manhattan Corporation (The)/ Hambrecht & Quist Group

•	First Union Corp./EVEREN Capital Corp.

•	Wachovia Corp./Interstate/Johnson Lane Inc.

•	PNC Financial Services Group, Inc./ Hilliard-Lyons Inc.

•	BB&T Corp./ Scott & Stringfellow Financial, Inc.

•	KeyCorp/ McDonald & Co. Investments, Inc.

•	BankAtlantic Bancorp, Inc./ Ryan, Beck & Co. Inc.

•	Dain Raucher Corp./Wessels, Arnold & Henderson

•	US Bancorp, Inc./Piper Jaffray Companies, Inc.

•	First Union Corp./Wheat First Butcher Singer Inc.

•	Bankers Trust Corp./Alex Brown Inc.

For each of the selected transactions, KBW calculated and compared the ratio of the aggregate consideration to the target company’s (i) revenue for the latest twelve months prior to the announcement; (ii) projected net income; and (iii) recent shareholders’ equity (“book value”) based on the most recent publicly available information prior to the transaction announcement. KBW then compared these ratios to the ratios implied by the proposed transaction. This analysis is summarized below:

	Valuation Multiples at Announcement
	Estimated
	Net Income		Book Value		LTM Revenue
	(x)		(x)		(x)

Average	13.7	x	2.9	x	1.5	x
Median	13.6	x	2.6	x	1.2	x
Multiples implied by announced transaction	9.3	x	7.5	x	1.8	x

Pro Forma Earnings Impact Analysis

KBW analyzed the potential financial impact of the transaction on the estimated financial performance of Thomas Weisel Partners for each of the fiscal years ending December 31, 2008 through 2012. To do so, KBW used and relied upon certain publicly available market data, including KBW earnings estimates for Thomas Weisel Partners provided to Thomson One Analytics and certain financial performance and financial condition data for Westwind provided or made available to KBW by Westwind and Thomas Weisel Partners for the purposes of KBW’s analysis.

KBW’s pro forma earnings analysis assumed, among other factors, (i) that the transaction closing will take place on December 30, 2007; (ii) that the combined entity will have an effective corporate income tax rate of 37.0%; (iii) the inclusion of one-time transaction-related expenses not expected to recur, including but not limited to expenses associated with operational integration and fees paid to advisors and counsel; and (iv) the inclusion of amortization expenses incurred as a result of the future amortization of transaction-related intangible assets. As part of its analysis, KBW also assumed the pre-tax opportunity cost associated with cash consideration to be 4.9% and that total transaction charges will be approximately US$2.65 million. KBW utilized the prevailing exchange rate as of September 27, 2007 of 0.9982 U.S. dollars per Canadian dollar.

For each of the fiscal years ending December 31, 2008 through 2012, KBW compared the projected earnings per share of Thomas Weisel Partners’ common stock, on a standalone basis, to the projected earnings per share of the common stock of the combined companies. Projected earnings per share for Thomas Weisel Partners’ common stock were based on KBW earnings estimates provided to Thomson One Analytics. Projected earnings for

Westwind were based upon due diligence conversations between certain members of Westwind management and KBW. Based on such analysis, the proposed transaction would be accretive to Thomas Weisel Partners’ stockholders on a cash earnings per share basis, which excludes costs associated with transaction expenses and the amortization of intangibles. On a U.S. GAAP basis, inclusive of transaction expenses and amortization of intangibles, the transaction would be accretive in years 2009-2012 and is estimated to be approximately 4.7% dilutive in 2008.

The preparation of a fairness opinion is a complex process and is not necessarily amenable to partial analysis or summary description. Selecting portions of the analysis or of the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying KBW’s opinion. In arriving at its fairness determination, KBW considered the results of its entire analysis and did not attribute any particular weight to any factor or analysis considered by it. Rather, KBW made its determination as to fairness on the basis of its experience and professional judgment after considering the results of its entire analysis. No company or transaction used in the above analysis as a comparison is directly comparable to Westwind or the contemplated transaction.

KBW prepared this analysis for purposes of providing its opinion to the board of directors of Thomas Weisel Partners as to the fairness, from a financial point of view, to Thomas Weisel Partners of the consideration to be paid by Thomas Weisel Partners in the transaction.

This analysis does not purport to be an appraisal nor does it necessarily reflect the prices at which businesses or securities actually may be sold. Analysis based upon forecasts of future results is not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by this analysis. Because this analysis is inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Thomas Weisel Partners, Westwind, KBW or any other person assumes responsibility if future results are materially different from those forecast.

The consideration was determined through arm’s-length negotiations between Thomas Weisel Partners and Westwind and was approved by the board of directors of Thomas Weisel Partners. KBW did not provide advice to Thomas Weisel Partners during these negotiations. Further, KBW did not recommend any specific amount of consideration to Thomas Weisel Partners or its board of directors or that any specific amount of consideration constituted the only appropriate consideration for the transaction.

As described above, KBW’s opinion to the board of directors of Thomas Weisel Partners was one of many factors taken into consideration by the board of directors of Thomas Weisel Partners in determining to approve the arrangement agreement. The foregoing summary does not purport to be a complete description of the analysis performed by KBW in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of KBW attached as Annex C.

KBW, as part of its investment banking business, is continually engaged in the valuation of the securities of financial services companies in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. In addition, KBW has provided certain investment banking services to Thomas Weisel Partners from time to time, including having acted as co-lead manager and joint book runner with respect to the offering by Thomas Weisel Partners of common stock in Thomas Weisel Partners’ February 2006 initial public offering and May 2006 follow-on offering. KBW also may provide investment banking services to Thomas Weisel Partners in the future. KBW has acted exclusively for the board of directors of Thomas Weisel Partners in rendering this fairness opinion and has received a fee from Thomas Weisel Partners for its services.

Completion of the Transaction

Under the Ontario Business Corporations Act, the arrangement requires approval by the Ontario Superior Court of Justice. Assuming such approval is obtained, and the other conditions to closing contained in the arrangement agreement are satisfied or waived, it is anticipated that the following will occur substantially simultaneously:

•	articles of arrangement for Westwind will be filed with the Director under the OBCA and a certificate of arrangement will be issued to give effect to the arrangement;

•	the voting and exchange trust agreement and the exchangeable share support agreement will be executed and delivered;

•	the certificate of designation, preferences and rights of the special voting preferred stock of Thomas Weisel Partners will be filed with the Secretary of State of the State of Delaware; and

•	the various other documents necessary to consummate the transaction will be executed and delivered.

The closing of the transaction will take place on the second business day after the satisfaction or waiver of the last condition to be satisfied or waived (other than conditions that, by their terms, cannot be satisfied until the closing date, but subject to the satisfaction or, where permitted, waiver of those conditions as of the closing date) or any other time agreed to in writing by Thomas Weisel Partners and Westwind, acting reasonably. It is currently anticipated that the transaction will close in January 2008.

Regulatory Matters

Under the arrangement agreement, Thomas Weisel Partners and Westwind have both agreed to use their reasonable best efforts to apply for and obtain all regulatory approvals necessary or advisable in connection with the transactions contemplated by the arrangement agreement.

Investment Canada Act

Under the Investment Canada Act, certain transactions involving the acquisition of control of a Canadian business by a non-Canadian are subject to review and cannot be implemented unless the Minister responsible for the Investment Canada Act is satisfied that the transaction is likely to be of net benefit to Canada. If a direct acquisition of a Canadian business is subject to the review requirement, an application for review must be filed with the Investment Review Division of Industry Canada prior to the implementation of the reviewable transaction. The Minister is then required to determine whether the transaction is likely to be of net benefit to Canada taking into account, among other things, certain factors specified in the Investment Canada Act and any plans or written undertakings given by the applicant. The Investment Canada Act contemplates an initial review period of 45 days after filing; however, if the Minister has not completed the review by that date, the Minister may unilaterally extend the review period by up to 30 days (or a longer period, if agreed to by the applicant) to permit completion of the review.

The prescribed factors of assessment to be considered by the Minister include, among other things, the effect of the investment on the level and nature of economic activity in Canada (including the effect on employment and utilization of Canadian products and services and exports), the degree and significance of participation by Canadians in the acquired business, the effect of the investment on productivity, industrial efficiency, technological development, product innovation and product variety in Canada, the effect of the investment on competition within any industry in Canada, the compatibility of the investment with national industrial, economic and cultural policies (taking into consideration corresponding provincial policies) and the contribution of the investment to Canada’s ability to compete in world markets. If the Minister determines that he is not satisfied that a reviewable transaction is likely to be of net benefit to Canada, the reviewable transaction may not be implemented.

The acquisition of control of Westwind contemplated by the transaction is a reviewable transaction. In order to secure the Minister’s approval under the Investment Canada Act, it will be necessary for Thomas Weisel Partners to provide its plans for Westwind’s business, and possibly written commitments, with respect to such matters as employment, the participation of Canadians in management, opportunities for synergies and growth and other issues relating to the impact of the transaction in Canada.

Additional Regulatory Approvals

Investment Dealers Association of Canada

As a member of the Investment Dealers Association of Canada (a self-regulatory organization for Canadian registered dealers), Westwind Partners Inc., a wholly-owned subsidiary of Westwind, is required to provide notice to the Secretary of the Investment Dealers Association and obtain approval from the Ontario District Council of the

Investment Dealers Association for the various steps relating to our acquisition of Westwind. Westwind filed a notice and application for approval with the Investment Dealers Association on October 19, 2007.

Financial Industry Regulatory Authority

As a member of the Financial Industry Regulatory Authority, or FINRA, Westwind Partners (USA) Inc., a wholly-owned subsidiary of Westwind, is required to file with FINRA an application for approval of the change of its ownership that will result from the transaction.

United Kingdom Financial Services Authority

The businesses that a subsidiary of Westwind conducts in the United Kingdom are regulated by the Financial Services Authority, or the FSA. Accordingly, we must obtain, and the transaction is conditioned upon receiving, the approval of the FSA. On October 15, 2007, we and Westwind filed an application with the FSA for approval.

In addition to the regulatory approvals discussed above, notices or approvals also will need to be filed with or obtained from certain provincial securities commissions (including the Ontario Securities Commission), the Toronto Stock Exchange, the Toronto Stock Exchange Venture Exchange and the New York Stock Exchange, among others. We have also agreed to prepare and file with all applicable securities commissions or similar securities regulatory authorities of Canada all necessary applications to seek exemptions from the prospectus, registration and other requirements of the applicable securities laws of the relevant provinces in Canada, for the issuance and resale of Thomas Weisel Partners common stock and exchangeable shares without, among other things, qualification with or approval of or the filing of any document, including any prospectus or similar document.

THE ARRANGEMENT AGREEMENT AND RELATED AGREEMENTS

This section of the proxy statement describes the material provisions of the arrangement agreement and related documents. A copy of the arrangement agreement is attached as Annex A to this proxy statement and the form of plan of arrangement is attached as Annex B to this proxy statement.

The Arrangement

Under the terms of the arrangement agreement, Westwind will enter into a plan of arrangement under the OBCA, as a result of which Westwind will be acquired by Canadian Sub, our newly-formed and wholly-owned subsidiary. Pursuant to the transaction, Canadian Sub will acquire all of the outstanding common shares and Class A common shares of Westwind, and subject to certain exceptions, the Westwind shareholders will receive from Canadian Sub for the Westwind common shares and Class A common shares held by them an amount in cash and shares of Thomas Weisel Partners common stock or, if they are eligible to receive exchangeable shares, exchangeable shares equal to their pro rata portion (based on their ownership of common shares and Class A common shares of Westwind) of the aggregate of $45,000,000 in cash and 7,009,112 shares of Thomas Weisel Partners common stock or exchangeable shares, with holders generally receiving approximately 70% of the total value to be received in exchange for their Westwind common shares and Class A common shares in the form of shares of Thomas Weisel Partners common stock or exchangeable shares and approximately 30% in the form of cash.

Only holders of Westwind shares that are residents of Canada for purposes of the Income Tax Act (Canada), or partnerships that are Canadian partnerships for purposes of that law, may elect to receive consideration that includes exchangeable shares. The aggregate amount that Westwind shareholders will receive in exchange for their Westwind common shares and Class A common shares is $45,000,000 in cash and 7,009,112 shares of Thomas Weisel Partners common stock (including exchangeable shares).

Closing

Unless otherwise mutually agreed in writing by Westwind and us, acting reasonably, the closing of the arrangement will take place on the second business day after the satisfaction or waiver of the last condition to be satisfied or waived (described below under “— Conditions to the Arrangement”) (other than those conditions that, by their terms, cannot be satisfied until the closing date, but subject to the satisfaction or, where permitted, fulfillment or waiver of those conditions as of the closing date) in accordance with the arrangement agreement.

Representations and Warranties

The arrangement agreement contains representations and warranties made by Westwind that are subject, in some cases, to specified exceptions and qualifications contained in the arrangement agreement or the disclosure schedules delivered in connection therewith. The representations and warranties relate to, among other things:

•	due organization, valid existence, good standing and power and authority to carry on the businesses of Westwind and its subsidiaries;

•	the capitalization and the ownership of Westwind and its subsidiaries;

•	the authorization of the arrangement agreement by Westwind;

•	the enforceability of the arrangement agreement against Westwind;

•	the arrangement and other transactions contemplated by the arrangement agreement not conflicting with the organizational documents or certain contracts of Westwind and its subsidiaries or applicable laws;

•	governmental and regulatory filings, consents and approvals required in connection with the arrangement and other transactions contemplated by the arrangement agreement;

•	the accuracy of Westwind’s financial statements and the maintenance and accuracy of the books and records of Westwind and its subsidiaries;

•	the absence of certain undisclosed liabilities of Westwind or its subsidiaries;

•	the absence of certain changes or events involving Westwind or its subsidiaries since December 31, 2006;

•	taxes and tax matters relating to Westwind and its subsidiaries;

•	the registrations of Westwind and its subsidiaries and employees as a broker-dealer, registered representative or a sales person with regulatory and governmental entities and other permits and governmental licenses required by Westwind or its subsidiaries for the conduct of their businesses;

•	compliance with laws and regulatory matters by Westwind and its subsidiaries;

•	real property matters involving Westwind and its subsidiaries;

•	intellectual property and information technology matters involving Westwind and its subsidiaries;

•	certain contracts of Westwind and its subsidiaries;

•	litigation involving Westwind and its subsidiaries;

•	employee benefit plans of Westwind and its subsidiaries;

•	labor and employment matters relating to Westwind and its subsidiaries;

•	environmental matters relating to Westwind and its subsidiaries;

•	insurance policies of Westwind and its subsidiaries;

•	the absence of bribes, kickbacks or similar payments made on behalf of Westwind or its subsidiaries;

•	related party transactions; and

•	brokers and finders fees.

We and Canadian Sub also made representations and warranties in the arrangement agreement that are subject, in some cases, to specified exceptions and qualifications contained in the arrangement agreement. These representations and warranties relate to, among other things:

•	due organization, valid existence, good standing and power and authority to carry on the businesses of Thomas Weisel Partners and Canadian Sub;

•	our authorization of the arrangement agreement;

•	our capitalization and the capitalization of Canadian Sub;

•	the shares of Thomas Weisel Partners common stock and exchangeable shares proposed to be issued in connection with the transaction;

•	the enforceability of the arrangement agreement against us and Canadian Sub;

•	governmental and regulatory filings, consents and approvals required in connection with the arrangement and other transactions contemplated by the arrangement agreement;

•	the arrangement and other transactions contemplated by the arrangement agreement not conflicting with the organizational documents or certain contracts of us and our subsidiaries or applicable laws;

•	our SEC filings since December 31, 2006, including financial statements, and the accuracy of the information contained therein;

•	matters relating to disclosure controls and procedures and internal control over financial reporting;

•	our financial ability to satisfy our obligation to pay the cash portion of the consideration pursuant to the arrangement agreement; and

•	litigation involving us and our subsidiaries.

The representations and warranties contained in the arrangement agreement are complicated and not easily summarized. You are urged to read carefully Articles III and IV of the arrangement agreement attached hereto as Annex A.

Conduct of the Business of Westwind and Thomas Weisel Partners Pending the Completion of the Arrangement

Under the arrangement agreement, Westwind has agreed that, subject to certain exceptions in the arrangement agreement and the disclosure schedules delivered in connection with the arrangement agreement, following the date of the arrangement agreement and prior to the effective time of the arrangement, unless we approve in writing (which determination may not be unreasonably delayed), Westwind and its subsidiaries will:

•	conduct their businesses in the ordinary and usual course; and

•	to the extent consistent with Westwind’s ordinary and usual course of business, use commercially reasonable efforts to preserve their business organizations intact, maintain existing relations and goodwill with governmental entities, clients, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of their present employees and agents.

Westwind has also agreed that during the same time period, subject to certain exceptions or unless we otherwise agree in writing (which determination may not be unreasonably delayed), it will comply with certain specific restrictions relating to the operation of its and its subsidiaries’ businesses, including restrictions relating to the following, among other things:

•	changing its or its subsidiaries’ organizational documents;

•	merging or reorganizing Westwind or its subsidiaries;

•	acquiring assets;

•	issuing, selling or otherwise disposing of equity securities of Westwind or its subsidiaries;

•	creating or incurring material liens on its or its subsidiaries’ assets;

•	making loans to or investments in any person or entity;

•	reclassifying, splitting, combining, subdividing, redeeming, purchasing or otherwise acquiring equity securities of Westwind or its subsidiaries;

•	incurring indebtedness;

•	entering into, amending or terminating material contracts;

•	making changes to accounting policies other than as required by Canadian GAAP;

•	making any tax elections or settling any material tax claims;

•	selling, leasing or disposing of certain assets;

•	paying dividends (other than certain pre-closing dividends Westwind is permitted to make in respect of distributable cash, calculated pursuant to the arrangement agreement);

•	granting severance or termination payments or making changes in benefit plans, compensation methodology or other matters relating to employee benefits;

•	exercising broker warrants other than in the ordinary course of business, although with respect to all broker warrants granted by each issuer, up to one-third of the broker warrants may be exercised at any time (taking into account portions of a broker warrant that have been exercised prior to the date of the arrangement agreement), up to one-third may be exercised only after reasonable consultation with us and up to one third may be exercised only with our consent, though those warrants that would expire on or before January 31, 2008 may be exercised without our consent; and

•	settling litigation or similar matters.

We have agreed that, during the same time period, we and Canadian Sub will, and will cause our subsidiaries to, except as contemplated by the arrangement agreement or as otherwise approved by Westwind (which determination may not be unreasonably delayed):

•	not take any action, refrain from taking any action (subject to commercially reasonable efforts) or permit any action to be taken or not taken inconsistent with the arrangement agreement or that would reasonably be expected to significantly impede the consummation of the arrangement;

•	refrain from entering into any transaction or making any other decisions that would be expected to result in a material adverse effect with respect to us;

•	not completely or partially liquidate or wind up;

•	not reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of our equity securities in a manner that would materially affect the consideration to be received by Westwind’s shareholders in connection with the arrangement;

•	not issue our equity securities in a transaction where the issuance would require shareholder approval;

•	not declare or pay dividends or make other distributions to our shareholders other than in the ordinary course consistent with past practice;

•	not take any action that would result in any of the conditions to the arrangement set forth in the arrangement agreement not being satisfied; and

•	not terminate or waive any of the voting commitments certain of our shareholders have entered into with us, as described in “— Voting Commitments”.

We have also agreed that, during the same time period, we and Canadian Sub will use reasonable best efforts to satisfy the conditions precedent to our obligations under the arrangement agreement and to take all other action and do all other things necessary, proper or advisable under all applicable laws to complete the arrangement and the transactions contemplated by the arrangement agreement, and pay all expenses incidental thereto, including using our reasonable best efforts to:

•	obtain all necessary regulatory approvals and any other waivers, consents and approvals required to be obtained from other parties;

•	effect all necessary registrations and filings and submissions of information in connection with the arrangement requested by governmental entities or under provincial or state securities or “blue sky” laws; and

•	oppose, lift or rescind any injunction or other order or action seeking to stop or otherwise adversely affecting the ability of the parties to consummate the arrangement,

provided that we are not obligated to make any sale or disposition or enter into any agreement or arrangement that would have a material adverse effect with respect to us.

We have also agreed to consult in good faith with Westwind prior to:

•	merging, consolidating, restructuring, reorganizing or otherwise entering into any agreement or arrangement imposing material changes or restrictions on our assets, operations or businesses; or

•	acquiring assets outside of the ordinary course of business from any other person or entity with an aggregate value or purchase price in excess of $2 million in any transaction or series of related transactions.

We and Westwind also have agreed to use commercially reasonable efforts and cooperate in good faith with each other and the Westwind shareholders to effect the transaction on a tax-efficient basis for us, Westwind and Westwind shareholders. However, we will not be required to agree to or implement any amendments, modifications or changes to the extent that, in our good faith judgment the implementation of such amendments, modifications or changes would result in any direct or indirect incremental costs or liability to us other than incidental costs related to the implementation that are not in the aggregate material.

Acquisition Proposals

Westwind has agreed that it and its subsidiaries will not, and their respective officers and directors will not, and Westwind will use its reasonable best efforts to instruct and cause its and its subsidiaries’ representatives not to, directly or indirectly:

•	initiate, solicit or encourage inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an acquisition proposal;

•	engage in, continue or otherwise participate in any discussion or negotiation regarding any acquisition proposal or provide non-public information to any person relating to an acquisition proposal; or

•	otherwise facilitate any effort or attempt by any person to make an acquisition proposal.

Westwind has also agreed that its board of directors will not:

•	withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner that is reasonably likely to adversely affect the consummation of the arrangement on the terms and conditions set forth in the arrangement agreement, its recommendation to Westwind’s shareholders that the shareholders approve the arrangement resolution; or

•	except if the arrangement agreement is terminated in accordance with its terms, cause or permit Westwind to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, arrangement agreement or other agreement relating to any acquisition proposal.

Under the arrangement agreement, an acquisition proposal is:

•	any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving Westwind or any of its subsidiaries; and

•	any proposal or offer to acquire in any manner, directly or indirectly, 20% or more of the total voting power of any class of equity securities of Westwind or any of its subsidiaries, or 20% or more of the consolidated total assets (including equity securities of its subsidiaries) of Westwind, in each case, other than the transactions contemplated by the arrangement agreement.

Additional Covenants

We and Westwind have agreed to cooperate and use reasonable best efforts to take all actions and do all things, reasonably necessary, proper or advisable to complete the arrangement and the other transactions contemplated by the arrangement agreement as soon as practicable, including preparing and filing as promptly as possible all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or governmental entity in order to consummate the arrangement or any of the other transactions contemplated by the arrangement agreement.

Employee Benefit Plans

Pursuant to the arrangement agreement, we and Westwind have agreed with each other to use commercially reasonable efforts as to certain matters regarding the integration of the two companies’ operations as well as the transition of the timing and manner of cash bonus payments and equity compensation grants to a manner that is consistent with our compensation policies.

Conditions to the Arrangement

Our obligations and the obligations of Westwind to effect the arrangement are subject to the satisfaction or waiver at or prior to the closing of the following conditions:

•	the approval of the arrangement resolution by the requisite number of shareholders of Westwind (which approval was obtained by unanimous written resolution dated as of October 5, 2007);

•	the approval by the requisite number of our shareholders of the Thomas Weisel Partners share issuance;

•	the approval of the arrangement by the Ontario Superior Court of Justice in a form satisfactory to us and Westwind, acting reasonably;

•	the receipt by us of a determination or deemed approval by the Minister of Industry that the transactions contemplated under the arrangement agreement are of “net benefit to Canada” for purposes of the Investment Canada Act;

•	the receipt of any required regulatory consents, including those from the Financial Industry Regulatory Authority, the Investment Dealers Association of Canada and the Financial Services Authority without the imposition of any term, condition or consequence other than those contemplated by the arrangement agreement and the completion of the arrangement, and except where the failure to make or obtain such consent would not put the combined operations of us, Westwind and each of our respective subsidiaries at a material competitive disadvantage by comparison with competitors in the jurisdictions in which we or they have significant operations; and

•	no governmental entity having enacted any law that is in effect that, nor any material suit, action or proceeding having been instituted in which a governmental entity or another person or entity is seeking an order that if successful, would restrain, enjoin or otherwise prohibit the consummation of the arrangement or the other transactions contemplated by the arrangement agreement or that would substantially deprive a party of the anticipated benefits of the transactions contemplated by the arrangement agreement and that, in the case of a suit, action or proceeding brought or initiated by a person or entity other than a governmental entity, would be reasonably likely to succeed on the legal and factual merits.

Our obligations and the obligations of Canadian Sub to effect the arrangement are also subject to the satisfaction or waiver by us at or prior to the closing of the following additional conditions, among others:

•	Westwind’s representations and warranties set forth in the arrangement agreement that are qualified by reference to a material adverse effect and Westwind’s representations and warranties set forth in the arrangement agreement pertaining to organization, good standing, qualification, capital structure and corporate authority and approval shall be true and correct as of the date of the arrangement agreement and as of the closing date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of the date of the agreement or an earlier date, in which case such representation and warranty must be correct as of such date);

•	all of Westwind’s other representations and warranties set forth in the arrangement agreement that are not qualified by reference to a material adverse effect with respect to Westwind (other than those described above) shall be true and correct as of the date of the arrangement agreement and as of the closing date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of the date of the agreement or an earlier date, in which case such representation and warranty must be correct as of such date), unless the failure of such warranties to be so true and correct (considered without regard to any materiality qualifiers therein) would be expected to have a material adverse effect with respect to Westwind;

•	Westwind shall have performed in all material respects its obligations under the arrangement agreement and the plan of arrangement at or prior to the closing date;

•	there shall not have occurred a material adverse effect with respect to Westwind;

•	Westwind shall have obtained the consent of the landlord under its headquarters lease as well as the consent or approval of each person or entity whose consent or approval is required under any other contract to which Westwind or any of its subsidiaries is a party, except for those other contracts for which the failure to obtain such consent or approval would not be expected to result in a material adverse effect with respect to Westwind;

•	the receipt of certain legal opinions from counsel to Westwind;

•	the shareholders’ equity agreement, pledge agreements and employment agreement with Lionel Conacher shall have been entered into with all of the parties thereto and to the extent previously entered into, shall not have been breached (unless cured on or before the closing date); and

•	an outstanding loan from Westwind to a corporation held by certain of Westwind’s shareholders shall have been repaid or repurchased or the two companies shall have been amalgamated.

Westwind’s obligation to effect the arrangement is also subject to the satisfaction or waiver at or prior to the closing of the following additional conditions, among others:

•	our representations and warranties (and those of Canadian Sub) set forth in the arrangement agreement shall be true and correct in all material respects as of the date of the arrangement agreement and as of the closing date as though made on such date (except to the extent that any such representation and warranty expressly speaks as of the date of the agreement or an earlier date, in which case such representation and warranty must be true and correct as of such date);

•	we and Canadian Sub shall have performed in all material respects all obligations required to be performed by us or by Canadian Sub under the arrangement agreement at or prior to the closing date;

•	there shall not have occurred a material adverse effect with respect to us;

•	the receipt of certain legal opinions from our counsel;

•	the exchangeable share support and voting and exchange trust agreements shall have been entered into with all of the parties thereto; and

•	we shall have entered into the shareholders’ equity agreement and the pledge agreements or, to the extent entered into prior to closing, we shall not have breached those agreements (unless cured on or before the closing date).

Determination of Material Adverse Effect

Under the arrangement agreement, a material adverse effect is any result, occurrence, change, event, violation, inaccuracy, circumstance, fact or effect that individually or in the aggregate with any such other effects (regardless of whether or not such effect constitutes a breach of any representation or warranty in the arrangement agreement), is or would reasonably be expected to:

•	be material and adverse to the assets, liabilities, financial condition, business or results of operations of such entity and its subsidiaries, taken as a whole, except any such effect (i) resulting from any change in applicable law, (ii) resulting from any change in global, national or regional political conditions or in general economic, business, regulatory, political or market conditions or in national or global financial or capital markets, (iii) resulting from any change affecting generally the investment banking industry in the United States or Canada, (iv) resulting from any natural disaster, (v) relating to a change in the market trading price or trading volume of shares of that person, other than as a result of a material adverse effect and (vi) resulting from the public announcement or pendency of the transactions contemplated by the arrangement agreement; provided that with respect to clauses (ii), (iii) and (iv), such matter does not have a materially disproportionate effect on such entity and its subsidiaries, taken as a whole, relative to other comparable companies and entities operating in the industries in which the entity and/or its subsidiaries operate; or

•	prevent, materially delay or materially impair the consummation of the transactions contemplated by the arrangement agreement.

Termination

We and Westwind may agree to terminate the arrangement agreement without completing the arrangement at any time prior to the closing.

The arrangement agreement also may be terminated as follows:

•	by either us or Westwind, if the party seeking to terminate the arrangement agreement is not in material breach of its obligations under the arrangement agreement, and if:

•	the arrangement has not been completed by January 31, 2008, or the termination date;

•	our shareholders do not approve the Thomas Weisel Partners share issuance; or

•	any court or other governmental entity has enacted, issued, promulgated, enforced or entered any law or order that is in effect, which permanently restrains, enjoins or otherwise prohibits the consummation of the arrangement and has become final and non-appealable;

•	by Westwind if:

•	at any time prior to closing, we have breached any representation, warranty, covenant or agreement made by us or Canadian Sub in the arrangement agreement, or if any such representation or warranty shall have become untrue after September 30, 2007, such that the conditions to the obligations of Westwind as discussed above under “— Conditions to the Arrangement” would not be satisfied and such breach or condition is not curable, or if curable, is not cured, before the earlier of thirty days after written notice thereof or January 31, 2008;

•	by us if:

•	at any time prior to closing, Westwind has breached any representation, warranty, covenant or agreement made by it in the arrangement agreement, or if any such representation or warranty shall have become untrue after September 30, 2007, such that the conditions to our obligations as discussed above under “— Conditions to the Arrangement” would not be satisfied and such breach or condition is not curable, or if curable, is not cured, before the earlier of thirty days after written notice thereof or January 31, 2008.

Indemnification

Indemnification by Westwind Shareholders

The shareholders of Westwind have agreed to indemnify us and our officers, directors, employees, agents and affiliates from any loss, liability, damage or expense arising out of or resulting from:

•	any breach of any representation or warranty (without giving effect to any materiality or material adverse effect qualifiers contained in the representation or warranty) of Westwind or its shareholders contained in the arrangement agreement or in any certificate delivered in connection with the agreement;

•	any breach of any covenant, agreement or obligation of Westwind contained in the arrangement agreement to the extent such covenant, agreement or obligation is required to be performed by Westwind on or prior to the closing;

•	a shortfall in the working capital and regulatory capital of Westwind at closing below an agreed-upon amount, which we collectively refer to as a working and regulatory capital shortfall; or

•	any breach by a shareholder of any representation or warranty contained in the letter of transmittal from such shareholder (we refer to these breaches and the working and regulatory capital shortfall as “excluded losses”).

This right to indemnification generally survives for 12 months following the closing of the transaction. With respect to breaches of the representations and warranties relating to organization, good standing, qualification, capital structure and corporate authority and approval and shareholders’ breaches of representations and warranties made in the letter of transmittal, the indemnification right survives indefinitely, and with respect to breaches of the representations and warranties relating to taxes, employee benefit plans and environmental matters, this indemnification right survives until the expiration of the applicable statute of limitations.

The obligation of Westwind’s shareholders to indemnify us in connection with a breach of any representation, warranty, covenant, agreement or obligation contained in the arrangement agreement is subject to certain limitations. In particular, we will not be indemnified until the aggregate losses in respect of all matters that could be the subject of indemnification exceed $1,500,000, in which case such indemnification liability commences from the first dollar of losses. The indemnification liability of each Westwind shareholder is subject to a cap of 25% of the aggregate consideration paid by us to such shareholder pursuant to the arrangement agreement. In addition, we will not be entitled to indemnification unless the aggregate losses suffered or incurred with respect to such matter (taken together with losses resulting from the same or substantially similar set of circumstances, acts or occurrences) exceeds $50,000. The dollar amount limits described above do not apply to indemnification with respect to excluded losses. In addition to these limitations, no Westwind shareholder will be obligated to indemnify us for losses, other than excluded losses, that, when taken together with any liquidated damages paid by that shareholder as described under “— Additional Agreements — Shareholders’ Equity Agreement”, exceed 50% of the total consideration paid to that shareholder under the transaction.

Until the first anniversary of the closing and other than in the case of a Westwind shareholder receiving only cash, the Westwind shareholders’ indemnification obligations will be supported by a pledge of shares of Thomas Weisel Partners common stock and exchangeable shares representing 25% of the total consideration paid to each Westwind shareholder receiving shares under the transaction.

Indemnification by Thomas Weisel Partners

We have agreed to indemnify the Westwind shareholders from any loss, liability, damage or expense arising out of or resulting from:

•	any breach by us or Canadian Sub of any representation or warranty (without giving effect to any materiality or material adverse effect qualifiers contained in the representation or warranty) contained in the arrangement agreement or in any certificate delivered in connection with the agreement; or

•	any breach of any covenant, agreement or obligation of us or Canadian Sub contained in the arrangement agreement to the extent such covenant, agreement or obligation is required to be performed by us or Canadian Sub on or prior to the closing.

This right to indemnification survives for 12 months following closing.

Voting Commitments

Contemporaneously with the execution of the arrangement agreement, Thomas Weisel Partners and certain Westwind shareholders holding a number of common shares and Class A common shares sufficient to approve the arrangement resolution have entered into a voting agreement. Pursuant to the voting agreement, the Westwind shareholders party to the agreement have agreed, among other things, to vote all Westwind shares held by them in favor of the arrangement resolution and against any amalgamation, merger, consolidation, sale of assets, recapitalization or other business combination involving Westwind (other than the arrangement) or any sale of capital stock by Westwind exceeding 1% of the capital stock of Westwind or any other action or agreement that could reasonably be expected to result in the prevention or material delay of the completion of the transactions contemplated by the arrangement agreement.

Holders of approximately 20% of the outstanding shares of Thomas Weisel Partners common stock as of October 23, 2007, including certain of our executive officers, each have entered into voting commitments with Thomas Weisel Partners. Pursuant to the voting commitments, the Thomas Weisel Partners shareholders party to the commitments have agreed, among other things, to vote all Thomas Weisel Partners shares held by them in favor of the Thomas Weisel Partners share issuance.

Additional Agreements

Shareholders’ Equity Agreement

Persons and Shares Covered.  We have entered into a shareholders’ equity agreement with all of the shareholders of Westwind. The shares covered by the shareholders’ equity agreement will include all shares of Thomas Weisel Partners common stock and all exchangeable shares acquired by shareholders of Westwind in exchange for the shares of Westwind that they currently hold and shares received by those Westwind shareholders (directly or indirectly) in exchange for or in respect of their shares of Thomas Weisel Partners common stock upon exchange of their exchangeable shares. The shares of Thomas Weisel Partners common stock and exchangeable shares covered by the shareholders’ equity agreement are referred to as covered shares. In this section, Westwind shareholders refers to those shareholders party to the shareholders’ equity agreement.

Transfer Restrictions.  Except as described below, each Westwind shareholder has agreed, among other things, to maintain sole beneficial ownership of and not to transfer his or her covered shares until February 7, 2011.

Exceptions to Transfer Restrictions.  Parties to the shareholders’ equity agreement generally would be able to transfer their shares pursuant to demand registration rights described below under “— Demand Registration Rights” beginning after February 7, 2009, subject to the requirement that from February 7, 2009 until February 7, 2010, no more than 1,401,822 shares of Thomas Weisel Partners common stock may be sold and from February 7, 2010 to February 7, 2011, no more than 1,401,822 shares may be sold (less the number of shares sold during the preceding one year period), which we refer to as the public offering limitation. In addition, if we register any securities for sale in an underwritten public offering, each Westwind shareholder would have “piggyback registration rights” that would provide each such shareholder the right to include covered shares consisting of Thomas Weisel Partners common stock in the registration, subject to specified exceptions. In addition to customary cutbacks as well as the public offering limitation set forth above, the Westwind shareholder would not be entitled to transfer more than twenty percent of his, her or its covered shares during the twelve month period following the closing date of the transaction.

Our Underwritten Offering Committee, currently composed of Thomas Weisel, David Baylor and Mark Fisher, may, acting reasonably, approve requests by a Westwind shareholder to transfer covered shares to certain permitted transferees such as family members, family trusts or corporations and certain charitable organizations; provided that these transferees will be subject to the same transfer restrictions under the shareholders’ equity agreement. Following the closing of the transaction, so long as shareholders subject to the shareholders’ equity agreement hold more than 15% of the shares of Thomas Weisel Partners common stock and exchangeable shares issued in connection with the transaction, Lionel Conacher, or any successor shareholders’ representative under the arrangement agreement, will be a member of our Underwritten Offering Committee.

In addition, upon the termination of a Westwind shareholder’s employment due to his or her death or disability, such Westwind shareholder or his or her heirs or estate will be permitted to sell covered shares in compliance with applicable securities laws, regardless of when such termination of employment occurred.

Notwithstanding the exceptions to transfer described above, transfer restrictions will not terminate with respect to covered shares that have been pledged to us as security in connection with the shareholder covenants described below until those shareholder covenants expire.

All transfer restrictions applicable to a Westwind shareholder under the shareholders’ equity agreement terminate upon a change in control of us.

Compliance with Securities Laws.  In addition to the restrictions set forth above, Westwind shareholders will need to comply with applicable securities laws in connection with any transfer of Thomas Weisel Partners common stock or exchangeable shares covered by the shareholders’ equity agreement.

Dividends.  To the extent dividends are paid on covered shares while the Westwind shareholder remains subject to the transfer restrictions of the shareholders’ equity agreement, the Westwind shareholder will be entitled to such dividends.

Voting.  Each Westwind shareholder is entitled to full voting rights with respect to his or her covered shares.

Confidentiality.  Each Westwind shareholder is required to protect and use “confidential information” in accordance with the restrictions placed by us on its use and disclosure.

Noncompetition.  Each Westwind shareholder has agreed that during his or her employment period and during his or her applicable post-termination non-compete and non-solicit period, which is described below, he or she may not:

•	form, or acquire a 5% or greater ownership, voting or profit participation interest in, any competitive enterprise; or

•	associate with any competitive enterprise and in connection with such association engage in, or directly or indirectly manage or supervise personnel engaged in, any activity (i) which is similar or substantially related to any activity in which that shareholder was engaged, in whole or in part, at our firm, (ii) for which that shareholder had direct or indirect managerial or supervisory responsibility at our firm or (iii) which calls for the application of the same or similar specialized knowledge or skills as those utilized by that shareholder in his or her activities at our firm, at any time during the one-year period immediately prior to the date of termination (or, in the case of an action taken during the employment period, during the one-year period immediately prior to that action).

When we refer to a “competitive enterprise”, we are referring to any business enterprise that engages in, or owns or controls a significant interest in any entity that engages in, financial services such as investment banking, public or private finance, financial advisory services, private investing, merchant banking, asset or hedge fund management, securities brokerage, sales, lending, custody, clearance, settlement or trading.

A Westwind shareholder’s applicable post-termination non-compete and non-solicit period will range from 36 months to 12 months following the date the Westwind shareholder ceases to be employed by us (with each shareholder required to give 90 days’ notice of termination), with the exact length of the period determined by the relative seniority of the Westwind shareholder and his or her equity ownership interest in Westwind prior to the transaction, as well as the length of the period that has elapsed since the closing of the transaction.

Nonsolicitation.  Each Westwind shareholder also has agreed that during his or her employment period and the applicable post-termination non-compete and non-solicit period, he or she may not, directly or indirectly, in any manner:

•	solicit any client with whom that Westwind shareholder worked, or whose identity became known to him or her in connection with his or her employment with our firm, to transact business with a competitive enterprise or reduce or refrain from doing any business with our firm;

•	interfere with or damage any relationship between our firm and any client or prospective client; or

•	solicit any of our employees to resign, apply for, or accept employment with, any competitive enterprise.

Transfer of Client Relationships.  Each Westwind shareholder is required, upon termination of his or her employment, to take all actions and do all things reasonably requested by us during a 90-day cooperation period to maintain for us the business, goodwill and business relationships with our clients with which he or she worked.

Liquidated Damages.  In the case of any breach of the confidentiality, noncompetition or nonsolicitation provisions or the provisions related to the transfer of client relationships during the term of the agreement, the breaching Westwind shareholder will be liable for liquidated damages. The liquidated damages amount for each Westwind shareholder will be equal to 50% of the total amount of consideration paid to that Westwind shareholder in exchange for his, her or its Westwind shares, less any amount paid to us by that Westwind shareholder in connection with that shareholder’s indemnification obligation under the arrangement agreement, other than for certain excluded losses under the arrangement agreement. The liquidated damages obligation of each Westwind shareholder is secured by Thomas Weisel Partners common stock and exchangeable shares representing 50% of the total amount of consideration received by that Westwind shareholder in respect of his or her Westwind shares in connection with the transaction.

Severance.  The shareholders’ equity agreement provides that if we terminate a Westwind shareholder without cause, as defined in the shareholders’ equity agreement, we would be obligated to pay the shareholder, in a lump sum, an amount equal to the excess, if any, of (A) the product of (x) the amount of base salary and bonus paid to that shareholder for the twelve months ending before notice of termination and (y) the number of years comprising the then-applicable post-termination and non-compete and non-solicit period and (z) 0.5, over (B) any severance amounts to which the shareholder is otherwise entitled either pursuant to an employment agreement, firm policy or applicable law.

Demand Registration Rights.  The shareholders’ equity agreement will provide for demand registration rights. Under those rights, at any time following February 7, 2009, a Westwind shareholder party to the agreement will be entitled to require us to effect the registration of all or a portion of that shareholder’s registrable securities (generally shares of Thomas Weisel Partners common stock issued to a Westwind shareholder in exchange for his, her or its Westwind shares (including shares issuable upon exchange of exchangeable shares) but not including those shares of Thomas Weisel Partners common stock that have been sold pursuant to an effective registration statement or that have been sold pursuant to Rules 145 or 144 under the Securities Act of 1933, as amended, or that may be sold pursuant to Rule 145(d)(3) or Rule 144(k)). We will not be obligated to effect a demand registration unless, among other things, the total number of shares of registrable securities requested to be included in the demand registration is equal to or greater than 15% of the total number of shares of Thomas Weisel Partners common stock (including shares deliverable upon exchange of exchangeable shares) issued in connection with the transaction.

We are not required to effect more than three registrations in response to these demand registration rights under the agreement in any twelve month period. In addition, we are not obligated to effect a demand registration within 120 days of a piggyback registration effected pursuant to the agreement or a demand registration effected pursuant to our partners’ equity agreement. We may postpone the filing of a registration statement for up to 90 days if our board of directors determines that it is not in our best interest to disclose any material non-public information or a significant business opportunity or if, prior to receiving a demand registration request, we have determined to proceed with a public offering. We generally will pay expenses, except for underwriters’ discounts and commissions, incurred in connection with the registration rights under the shareholders’ equity agreement.

Only those shareholders that (x) continue to be actively engaged in the business of our firm, (y) that have suffered a termination of employment by the firm without cause or resulting from a disability or (z) are permitted transferees will be entitled to registration rights.

We have also agreed to use our reasonable best efforts to effect the registration under the Securities Act of 1933, as amended, of the common shares issuable upon exchange of the exchangeable shares. In particular, we have agreed that on or before the later of 45 days following the closing of the transactions or 10 business days following the date that we file our annual report on Form 10-K for the year ended December 31, 2007, we must file a registration statement with the SEC covering the shares of common stock delivered upon exchange of the exchangeable shares, subject to our ability to defer the filing up to 60 days if our board of directors determines that it is not in our best interest to disclose any material non-public information or a significant business opportunity. Each shareholder receiving exchangeable shares has or will agree that it may not exercise its exchange, redemption or similar rights with respect to its exchangeable shares at any time when the exchangeable share registration statement is not effective, provided that we must maintain the effectiveness of the exchangeable share registration statement for a minimum of at least 180 days in each annual period beginning February 7, 2009.

Term and Amendment.  The shareholders’ equity agreement will be in effect until the later of the fifth anniversary of the closing of the transaction and the date that is six months following the date on which all of the exchangeable shares have been exchanged for Thomas Weisel Partners common stock. A Westwind shareholder seeking a waiver from the shareholders’ equity agreement generally requires our consent, and the shareholders’ equity agreement may be amended only with approval of our board of directors.

Pledge Agreement

Each of the Westwind shareholders that will receive exchangeable shares or shares of Thomas Weisel Partners common stock in the transaction has entered into a pledge agreement with us that will secure the liquidated damages provisions in the shareholders’ equity agreement and the indemnification obligations under the arrangement agreement by a pledge of an amount of shares of Thomas Weisel Partners common stock or exchangeable shares equal to 50% of the total value of the consideration to be received by that shareholder in exchange for his or her Westwind common shares and Class A common shares. These pledges of Thomas Weisel Partners common stock and/or exchangeable shares will terminate on the earliest to occur of:

•	the death of the relevant shareholder;

•	the expiration of the applicable non-compete and non-solicit period described above;

•	payment in cash or other satisfaction by the shareholder of all liquidated damages; or

•	February 7, 2011;

provided that no shares will be released from the pledge before the first anniversary of the closing of the transaction.

The liquidated damages provisions in the shareholders’ equity agreement are in addition to the forfeiture of any equity-based awards that may occur as a result of the breach of any non-competition or non-solicitation provisions contained in those awards. The liquidated damages and pledge arrangements do not preclude us from seeking any injunctive relief to which we may be entitled for a breach of the confidentiality, non-competition, non-solicitation or transfer of client relationship provisions in the case of a willful or intentional breach that causes material harm to us.

Employment Agreement

We have entered into an employment agreement with Lionel Conacher, who will become our President and a member of our Executive Committee upon the closing of the transaction. The agreement provides for a transition period, which will last between 6 and 24 months, during which Mr. Conacher will oversee the integration of Thomas Weisel Partners and Westwind and will have responsibility for Thomas Weisel Partners’ Canadian and European operations. Following the transition period, Mr. Conacher will have all of the duties, responsibilities and authority normally attendant to the office of President.

Mr. Conacher will be entitled to a base salary of $200,000, which may be increased (but not decreased) annually. Mr. Conacher also will be awarded an annual bonus to be paid in a form consistent with the other members of our Executive Committee. Any bonus that Mr. Conacher receives during the transition period described above will be not less than $200,000 per month. Mr. Conacher will also be entitled to participate in Thomas Weisel Partners equity incentive plans, employee retirement and welfare benefit plans, among other benefits.

The employment agreement also provides for certain payments and benefits in connection with any termination of Mr. Conacher’s employment. Under the agreement, Mr. Conacher will be employed for an initial employment term (ending on December 31, 2009) and, in the absence of a termination of Mr. Conacher’s employment, for subsequent two-year employment terms thereafter. Either we or Mr. Conacher may terminate his employment with us at any time for any reason, or for no reason, subject to 90 days’ advance written notice in most cases.

If Mr. Conacher’s employment is terminated by us without “Cause” or by Mr. Conacher for “Good Reason” (each as defined in his employment agreement), Mr. Conacher will be entitled to receive a lump sum payment from us equal to the sum of the following amounts:

•	two years’ base salary;

•	unpaid base salary for periods prior to the date of termination, and payment for any accrued but unused vacation days, any unpaid expense reimbursements, any unpaid but vested bonus and any other vested or accrued but unpaid compensation and benefits; and

•	a bonus payment equal to the product of (A) the average of the bonuses paid or payable to Mr. Conacher for the two fiscal years ending before notice of termination is given and (B) a multiplier equal to (i) if the termination notice occurs on or prior to December 31, 2009, two and (ii) if the termination notice occurs on or after January 1, 2010, a fraction, the numerator of which is equal to the number of days remaining under his current employment term (but in no event less than 365) and the denominator of which is 365. In calculating Mr. Conacher’s historic bonus, his bonus for 2006 and 2007 will be deemed to be $1,500,000 and $3,000,000, respectively.

Payment by us of the above amounts generally would be subject to the condition that Mr. Conacher execute and deliver to us a release of claims that released us, our affiliates, and each of our members (and any of their respective past or present officers, directors, employees or agents) from any and all liabilities to Mr. Conacher.

In addition, if Mr. Conacher’s employment is terminated by us without “Cause” or by Mr. Conacher for “Good Reason”, Mr. Conacher would be entitled to (i) full vesting and immediate payment of all outstanding stock options, restricted stock, restricted stock units and other equity-based awards, with stock options remaining exercisable for a period of 12 months after the end of his employment (or, if earlier, until they would have expired but for his termination), and (ii) continued participation for himself, his spouse and his dependents in our employee benefit and welfare plans for 24 months following the date of termination (or, to the extent not permitted, payments outside such plans with the same after-tax effect).

If Mr. Conacher’s employment is terminated by us for “Cause” or by Mr. Conacher without “Good Reason” or if his employment terminates as a result of his death or disability, Mr. Conacher will be entitled to receive his unpaid base salary for periods prior to the date of termination, and payment for any accrued but unused vacation days, any unpaid expense reimbursements, any unpaid but vested bonus and any other vested or accrued but unpaid compensation and benefits.

DESCRIPTION OF THOMAS WEISEL PARTNERS CAPITAL STOCK

General Matters

The following description of Thomas Weisel Partners common stock and preferred stock and the relevant provisions of our certificate of incorporation and by-laws are summaries thereof. Copies of our certificate of incorporation and by-laws have been filed with the SEC. See “Additional Information”.

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

As of October 23, 2007, there were 25,551,505 shares of common stock outstanding.

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable. As of October 23, 2007, there were approximately 115 record holders of our common stock.

Preferred Stock

General

The Thomas Weisel Partners board of directors has the authority to issue preferred stock in one or more classes or series and to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock.

Special Voting Preferred Stock

The share of special voting preferred stock will be authorized for issuance pursuant to the arrangement agreement and, pursuant to the arrangement, the share of special voting preferred stock will be issued to the trustee appointed under the voting and exchange trust agreement. The share of special voting preferred stock will have a par value of $0.01 per share. Except as otherwise required by law or our certificate of incorporation, the share of special voting preferred stock will be entitled to a number of votes equal to the number of outstanding Canadian Sub exchangeable shares from time to time not owned by Thomas Weisel Partners or any person directly or indirectly controlled by or under common control with Thomas Weisel Partners, which votes may be exercised for the election of directors and on all other matters submitted to a vote of Thomas Weisel Partners shareholders. The holders of Thomas Weisel Partners common stock and the holder of the share of special voting preferred stock will vote together as a single class on all matters, except to the extent voting as a separate class is required by applicable law. The holder of the share of special voting preferred stock will not be entitled to receive dividends from Thomas Weisel Partners and, in the event of any liquidation, dissolution or winding-up of Thomas Weisel Partners, will not be entitled to receive any assets of the company. At such time as there are no exchangeable shares outstanding not owned by Thomas Weisel Partners or any person directly or indirectly controlled by or under common control with Thomas Weisel Partners, and there are no shares of stock, debt, options or other agreements of Canadian Sub that could give rise to the issuance of any exchangeable shares to any person (other than Thomas Weisel Partners or any person directly or indirectly controlled by or under common control with Thomas Weisel Partners), the share of special voting preferred stock will be cancelled and retired without further action of Thomas Weisel Partners, its board of directors or its shareholders and without the payment of any consideration in exchange for such cancellation. See “Description of Exchangeable Shares and Related Agreements — Description of Exchangeable Shares — Voting, Dividend and Liquidation Rights of Holders of Exchangeable Shares; Withholding Rights”.

Section 203 of the Delaware General Corporation Law

We are subject to the “business combination” provisions of Section 203 of the Delaware General Corporation Law. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various “business combination” transactions with any interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless

•	the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•	on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our shareholders the opportunity to sell their stock at a price above the prevailing market price.

Certain Anti-Takeover Matters

Our charter and by-laws include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the board of directors rather than pursue non-negotiated takeover attempts. These provisions include:

Advance Notice Requirements

Our by-laws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of Thomas Weisel Partners stockholders. These procedures provide that notice of such stockholder proposals must be timely and given in writing to our Secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the annual meeting for the preceding year. The notice must contain certain information specified in the by-laws.

No Written Consent of Stockholders

Our charter requires all stockholder actions to be taken by a vote of the stockholders at an annual or special meeting, and does not permit Thomas Weisel Partners stockholders to act by written consent without a meeting.

Preferred Stock

Our charter provides for 10,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable the board of directors to render more difficult or to discourage an attempt to obtain control of Thomas Weisel Partners by means of a merger, tender offer, proxy contest or otherwise.

For example, if in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal is not in our best interests, the board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquiror or insurgent stockholder or stockholder group. In this regard, the charter grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deterring or preventing a change in control of Thomas Weisel Partners.

Limitation of Liability and Indemnification Matters

Our certificate of incorporation provides that a director of Thomas Weisel Partners will not be liable to Thomas Weisel Partners or Thomas Weisel Partners shareholders for monetary damages for breach of fiduciary duty as a director, except in certain cases where liability is mandated by the Delaware General Corporation Law. Our certificate of incorporation also provides for indemnification, to the fullest extent permitted by law, by us of any person made or threatened to be made a party to, or who is involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was our director or officer, or at Thomas Weisel Partners’ request, serves or served as a director or officer of any other enterprise, against all expenses, liabilities, losses and claims actually incurred or suffered by such person in connection with the action, suit or proceeding. Our certificate of incorporation also provides that, to the extent authorized from time to time by the board of directors, we may provide indemnification to any one or more employees and other agents of Thomas Weisel Partners to the extent and effect determined by the board of directors to be appropriate and authorized by the Delaware General Corporation Law. Our certificate of incorporation also permits us to purchase and maintain insurance for the foregoing and we expect to maintain such insurance.

Listing

Thomas Weisel Partners common stock is listed on The Nasdaq Global Market under the symbol “TWPG”.

Transfer Agent and Registrar

The transfer agent and registrar for Thomas Weisel Partners common stock is Mellon Investor Services LLC.

DESCRIPTION OF EXCHANGEABLE SHARES AND RELATED AGREEMENTS

This section of the proxy statement describes the material provisions of the exchangeable shares and the agreements relating to the exchangeable shares.

Description of Exchangeable Shares

The exchangeable shares will be issued by Canadian Sub. The exchangeable shares will be substantially the economic equivalent of shares of Thomas Weisel Partners common stock that a Westwind shareholder would have received if the holder had elected to receive shares of Thomas Weisel Partners common stock. Holders of exchangeable shares will also receive, through a voting trust, the benefit of certain voting rights, entitling the holder to one vote on the same basis and in the same circumstances as one corresponding share of Thomas Weisel Partners common stock.

The exchangeable shares will be exchangeable at any time, at the option of the holder on a one-for-one basis for corresponding shares of Thomas Weisel Partners common stock, subject to the agreement of the holders in the shareholders’ equity agreement not to exercise their exchange, redemption or similar rights unless a registration statement pursuant to the Securities Act of 1933, as amended, with respect to the shares of Thomas Weisel Partners common stock to be delivered upon exchange of the exchangeable shares is effective. As part of the arrangement, Thomas Weisel Partners, Canadian Sub and a trustee will enter into the voting and exchange trust agreement under which the trustee will be granted specified rights and will agree to specified obligations for the benefit of the holders of exchangeable shares. In addition, Thomas Weisel Partners, CallRightCo and Canadian Sub will enter into the exchangeable share support agreement, under which, among other things, Thomas Weisel Partners will agree to support the obligations of Canadian Sub and CallRightCo with respect to the exchangeable shares.

Optional Retraction, Redemption and Call Rights; Purchase for Cancellation

Optional Retraction of Exchangeable Shares.  A holder of exchangeable shares will be entitled at any time to require Canadian Sub to redeem, subject to CallRightCo’s overriding call right and subject to the covenants in the shareholders’ equity agreement, any or all of its exchangeable shares for a price per exchangeable share of one share of Thomas Weisel Partners common stock and (provided that the holder holds the exchangeable share on the applicable dividend record date), on the payment date for any declared and unpaid dividends, an amount in cash equal to such dividends on that exchangeable share.

In order to exercise this right, a holder must deliver to Canadian Sub at its registered office or at an office of Canadian Sub’s transfer agent, among other things, a written retraction request and the certificates representing the exchangeable shares to be redeemed. The holder must state in its request the business day on which it desires Canadian Sub to redeem its exchangeable shares, which business day must be 10 to 15 business days after Canadian Sub receives the holder’s request. If the holder fails to specify a business day in its request, the retraction date will be the 15th business day after the request is received by Canadian Sub.

If the holder exercises this retraction right to require that Canadian Sub redeem any of its exchangeable shares, CallRightCo will have an overriding retraction call right, which is CallRightCo’s right to purchase all but not less than all of those exchangeable shares for a price per exchangeable share of one share of corresponding Thomas Weisel Partners common stock and (provided that it holds the exchangeable share on the applicable dividend record date), on the payment date for any declared and unpaid dividends, an amount in cash equal to such dividends on that exchangeable share. Upon receipt of a retraction request, Canadian Sub will immediately notify CallRightCo, which must then advise Canadian Sub within two business days as to whether it will exercise its retraction call right. If CallRightCo does not so notify Canadian Sub, Canadian Sub will notify the holder as soon as possible thereafter that CallRightCo will not exercise its retraction call right. If CallRightCo advises Canadian Sub that CallRightCo will exercise its retraction call right within the two business day period, then, the retraction request will be considered only to be an offer by the holder to sell the shares identified in its retraction request to CallRightCo in accordance with CallRightCo’s retraction call right.

A holder may revoke its retraction request, in writing, at any time prior to the close of business one business day before the contemplated date of retraction, in which case the exchangeable shares identified in the retraction request will not be purchased by CallRightCo or redeemed by Canadian Sub. Unless a holder revokes its retraction request, the shares identified in the retraction request will be redeemed by Canadian Sub or purchased by CallRightCo, as the case may be, and Canadian Sub or CallRightCo, as the case may be, will send the holder (i) a certificate representing the aggregate number of corresponding shares of Thomas Weisel Partners common stock, and (ii) on the payment date therefor, a check in an amount equal to the amount of the declared and unpaid dividends, if any, on the retracted or purchased exchangeable shares, less any amounts withheld on account of tax required to be deducted and withheld therefrom.

If, as a result of solvency requirements or other provisions of applicable law, Canadian Sub believes it is not permitted to redeem all exchangeable shares identified in a retraction request, and CallRightCo has not exercised its retraction call right, Canadian Sub will redeem only those exchangeable shares tendered by the holder (rounded down to a whole number of shares) as would be permissible. In addition, if the holder does not revoke its retraction request, the retraction request will constitute notice from the holder to the trustee to exercise its exchange right under the voting and exchange trust agreement and the trustee, on its behalf, will require Thomas Weisel Partners to purchase any exchangeable shares on the retraction date set forth in the retraction request.

Redemption of Exchangeable Shares.  On the redemption date for the exchangeable shares, Canadian Sub will, subject to CallRightCo’s redemption call right and applicable law, redeem all of the then outstanding exchangeable shares for a price per exchangeable share of one share of Thomas Weisel Partners common stock and (provided the holder holds the exchangeable share on the applicable dividend record date) an amount in cash equal to the declared and unpaid dividends, if any, on that exchangeable share. Canadian Sub will provide the registered holders of exchangeable shares with at least 60 days prior written notice of the proposed redemption of the exchangeable shares by Canadian Sub or the purchase of the exchangeable shares by CallRightCo under the redemption call right described below.

CallRightCo will have an overriding right to purchase on the redemption date all of the outstanding exchangeable shares (other than those held by Thomas Weisel Partners and its affiliates) for a price per exchangeable share of one share of Thomas Weisel Partners common stock and an amount in cash equal to the declared and unpaid dividends, if any, on that exchangeable share held by a holder on any dividend record date that occurred prior to the date of purchase of such share by CallRightCo.

To exercise this redemption call right, CallRightCo must notify the transfer agent and Canadian Sub of CallRightCo’s intention to exercise this right at least 60 days before the redemption date. The transfer agent will notify the exchangeable shareholders as to whether or not CallRightCo has exercised its redemption call right after the expiry of the period during which CallRightCo can exercise its redemption call right. If CallRightCo exercises its redemption call right, it will purchase on the redemption date all of the exchangeable shares then outstanding (other than those held by Thomas Weisel Partners and its affiliates).

The “redemption date” means the date upon which a change of control of Thomas Weisel Partners occurs. If at any time there are outstanding fewer than 10% of the number of exchangeable shares issued pursuant to the transaction (subject to adjustment for subdivisions or consolidations or stock dividends and the like), then the board of directors of Canadian Sub may accelerate the redemption day upon at least 90 days’ prior written notice to the registered holders of exchangeable shares and the trustee under the voting and exchange trust agreement.

On or after the redemption date, upon a holder’s delivery of the certificates representing the exchangeable shares and the other documents as may be required to an office of the transfer agent or the registered office of Thomas Weisel Partners, Canadian Sub or CallRightCo will deliver, for each exchangeable share, one corresponding share of Thomas Weisel Partners common stock and, provided a holder holds the exchangeable shares on the applicable dividend record date, a check in an amount equal to the amount of the declared and unpaid dividends, if any, on those exchangeable shares, less any amounts withheld on account of tax required to be deducted and withheld therefrom by Canadian Sub.

Purchase for Cancellation.  Subject to applicable law, Canadian Sub may at any time and from time to time purchase for cancellation all or any part of the outstanding exchangeable shares on such terms and conditions as may mutually be agreed by a holder of exchangeable shares and Canadian Sub.

Voting, Dividend and Liquidation Rights of Holders of Exchangeable Shares; Withholding Rights

As part of the arrangement, Thomas Weisel Partners, Canadian Sub and the trustee will enter into the voting and exchange trust agreement.

Voting Rights with Respect to Canadian Sub.  Except as required by law and under the exchangeable share provisions, the holders of exchangeable shares are not entitled as such to receive notice of, attend or vote at any meeting of shareholders of Canadian Sub. See “— Amendment and Approval”. However, the holders of exchangeable shares are entitled to notice of meetings of shareholders of Canadian Sub called for the purpose of authorizing the dissolution of Canadian Sub or the sale, lease or exchange of all or substantially all of the property of Canadian Sub.

Voting Rights with Respect to Thomas Weisel Partners.  Under the voting and exchange trust agreement, Thomas Weisel Partners will issue one share of special voting preferred stock to the trustee for the benefit of the holders (other than Thomas Weisel Partners and its affiliates) of exchangeable shares. The share of special voting preferred stock will have the number of votes, which may be cast at any meeting at which Thomas Weisel Partners common stockholders are entitled to vote, equal to the then outstanding number of exchangeable shares of the relevant class (other than exchangeable shares held by Thomas Weisel Partners and its affiliates).

Each exchangeable shareholder (other than Thomas Weisel Partners and its affiliates) on the record date for any meeting at which Thomas Weisel Partners common stockholders are entitled to vote will be entitled to instruct the trustee to exercise one of the votes attached to the share of special voting preferred stock for each exchangeable share held by the exchangeable shareholder. The trustee will exercise (either by proxy or in person) each vote attached to the share of special voting preferred stock only as directed by the relevant exchangeable shareholder and, in the absence of instructions from an exchangeable shareholder as to voting, will not exercise those votes. An exchangeable shareholder may, upon instructing the trustee, obtain a proxy from the trustee entitling the exchangeable shareholder to vote directly at the relevant meeting the votes attached to the share of special voting preferred stock to which the exchangeable shareholder is entitled.

The trustee will forward to the holders of exchangeable shares the notice of each meeting at which the holders of shares of Thomas Weisel Partners common stock are entitled to vote, together with the related meeting materials and a statement as to the manner in which the holder may instruct the trustee to exercise the votes attaching to the share of special voting preferred stock. The trustee will also send to the holders of exchangeable shares copies of all information statements, interim and annual financial statements, reports and other materials sent by Thomas Weisel Partners to the holders of shares of Thomas Weisel Partners common stock. The trustee will also send to the holders of exchangeable shares of the relevant class all materials sent by third parties to the holders of shares of Thomas Weisel Partners common stock (if received or known to have been received by Thomas Weisel Partners), including dissident proxy circulars and tender and exchange offer circulars, as soon as reasonably practicable after the materials are delivered to the trustee.

Dividend Rights.  A holder of exchangeable shares will be entitled to receive, subject to applicable law, dividends as follows:

•	in the case of a cash dividend declared on a share of Thomas Weisel Partners common stock, in an amount in cash for each exchangeable share corresponding to the cash dividend declared on each share of Thomas Weisel Partners common stock in U.S. dollars;

•	in the case of a stock dividend declared on a share of Thomas Weisel Partners common stock to be paid in shares of Thomas Weisel Partners common stock, in the number of exchangeable shares for each exchangeable share that is equal to the number of shares of Thomas Weisel Partners common stock to be paid on each share of Thomas Weisel Partners common stock, unless in lieu of such stock dividend Canadian Sub elects to effect a corresponding and contemporaneous and economically equivalent (as determined by the Canadian Sub board of directors) subdivision of the outstanding exchangeable shares; or

•	in the case of a dividend declared on a share of Thomas Weisel Partners common stock in any other type of property, in the type and amount of property as is the same or economically equivalent (as determined by

Canadian Sub’s board of directors) to the type and amount of property declared as a dividend on each share of Thomas Weisel Partners common stock.

Subject to applicable law, the declaration date, record date and payment date for dividends on the exchangeable shares will be the same as the relevant date for the dividends on the shares of Thomas Weisel Partners common stock.

Withholding Rights on Dividends.  Canadian Sub will be entitled to deduct and withhold from any dividends otherwise payable to a holder of exchangeable shares any amount required to be deducted or withheld under the Income Tax Act (Canada), the United States Internal Revenue Code of 1986, as amended, or any provision of provincial, state, local or foreign tax law. Any amounts so withheld and paid to a taxing authority will be treated for all purposes as having been paid to that holder of exchangeable shares. To the extent that the amount so required or permitted to be deducted or withheld from any payment to a holder exceeds the cash portion of the amount otherwise payable to a holder, Canadian Sub may sell or otherwise dispose of a portion of the consideration as is necessary to provide sufficient funds to Canadian Sub to enable it to comply with the deduction or withholding requirement or entitlement. Canadian Sub must notify the holder of the sale and remit to the holder any unapplied balance of the net proceeds of that sale. Any holder of exchangeable shares claiming an over-withholding is limited to an action against the applicable government agencies for refund and waives any claim or right of action against Canadian Sub on account of the withholding.

Certificates.  At any time that exchangeable shares are retracted, redeemed, purchased for cancellation, exchanged, sold or otherwise disposed of to Canadian Sub, at a time when the holder thereof is a person who is a non-resident of Canada for purposes of the Income Tax Act (Canada), such holder must provide to Canadian Sub (or any acquiror in its place) a certificate issued pursuant to subsection 116(2) or 116(4) of the Income Tax Act (Canada) and must covenant that he or she will comply with section 116 of the Income Tax Act (Canada) and indemnify Canadian Sub (or any acquiror in its place) for any liability arising thereunder.

Liquidation Rights with Respect to Canadian Sub.  In the event of the liquidation, dissolution or winding up of Canadian Sub or other distribution of the assets of Canadian Sub among its shareholders for the purpose of winding up its affairs, the holder will have, subject to applicable law and CallRightCo’s overriding liquidation call right, preferential rights to receive from Canadian Sub for each exchangeable share held, a share of Thomas Weisel Partners common stock plus, provided that the holder held the exchangeable share on the applicable dividend record date, the amount of all declared and unpaid dividends, if any, on that exchangeable share. Upon the occurrence of a liquidation, dissolution or winding-up, CallRightCo will have an overriding liquidation call right to purchase all of the outstanding exchangeable shares (other than exchangeable shares held by Thomas Weisel Partners and its affiliates) from the holder on the liquidation date for the same consideration per share.

Upon the occurrence and during the continuance of an “insolvency event” (as defined in the following paragraph), the holder will be entitled to instruct the trustee under the voting and exchange trust agreement to exercise the exchange right with respect to any or all of the exchangeable shares the holder holds, and require Thomas Weisel Partners to purchase these shares. As soon as practicable following the occurrence of an insolvency event or any event which may, with the passage of time and/or the giving of notice, become an insolvency event, Canadian Sub and Thomas Weisel Partners must, under the voting and exchange trust agreement, give written notice to the trustee. As soon as practicable after receiving notice, the trustee will notify the holder of the insolvency event and will advise the holder of its rights with respect to the exchange right. The purchase price payable by Thomas Weisel Partners for each exchangeable share purchased under the exchange right will be equal to one share of Thomas Weisel Partners common stock plus (provided that the holder holds the exchangeable share on the applicable dividend record date) an amount in cash equal to any declared and unpaid dividends on that exchangeable share, less any amount withheld on account of tax.

An “insolvency event” means:

•	the institution by Canadian Sub of any proceeding to be adjudicated a bankrupt or insolvent or to be wound up, or the consent of Canadian Sub to the institution of bankruptcy, insolvency or winding-up proceedings against it;

•	the filing of a petition, answer or consent seeking dissolution or winding-up under any bankruptcy, insolvency or analogous laws, including the Companies Creditors’ Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), and Canadian Sub’s failure to contest in good faith the proceedings commenced in respect of Canadian Sub within 30 days of becoming aware of the proceedings, or the consent by Canadian Sub to the filing of the petition or to the appointment of a receiver;

•	the making by Canadian Sub of a general assignment for the benefit of creditors, or the admission in writing by Canadian Sub of its inability to pay its debts generally as they come due; or

•	Canadian Sub not being permitted, under solvency requirements or other provisions of applicable law, to redeem any retracted exchangeable shares under the exchangeable share provisions.

In addition, if, as a result of solvency requirements or other provisions of applicable law, Canadian Sub is not permitted to redeem all exchangeable shares identified in a retraction request, and CallRightCo has not exercised its retraction call right, then the retraction request will constitute notice from the exchangeable shareholder to the trustee to exercise its exchange right under the voting and exchange trust agreement and the trustee, on the holder’s behalf, will require Thomas Weisel Partners to purchase any exchangeable shares on the retraction date set forth in the retraction request.

Liquidation Rights with Respect to Thomas Weisel Partners.  In order for the holders of exchangeable shares to participate on a pro rata basis with the holders of shares of Thomas Weisel Partners common stock, on the fifth business day prior to the effective date of a Thomas Weisel Partners liquidation event (a specified event relating to the voluntary or involuntary liquidation, dissolution, winding-up or other distribution of the assets of Thomas Weisel Partners among its shareholders for the purpose of winding up its affairs), each exchangeable share (other than those held by Thomas Weisel Partners and its affiliates) will automatically be exchanged for a share of Thomas Weisel Partners common stock plus (provided that the exchangeable shareholder holds the exchangeable share on the applicable dividend record date) an amount in cash equal to any declared and unpaid dividends on that exchangeable share, less any amount withheld on account of tax. Upon the holder’s request and surrender of exchangeable share certificates, duly endorsed in blank and accompanied by those instruments of transfer that Thomas Weisel Partners may reasonably require, Thomas Weisel Partners will deliver to the exchangeable shareholder certificates representing an equivalent number of shares of Thomas Weisel Partners common stock, plus on the payment date therefor, a check for the amount of those dividends, if any, on the exchangeable shares exchanged by the holder under the automatic exchange right, less any amount withheld on account of tax.

Ranking

The exchangeable shares will rank senior to the common shares of Canadian Sub and any other shares of Canadian Sub ranking junior to the exchangeable shares with respect to the distribution of assets in the event of the liquidation, dissolution or winding-up of Canadian Sub, whether voluntary or involuntary, or any other distribution of the assets of Canadian Sub, among its shareholders for the purpose of winding up its affairs.

Restrictions on Canadian Sub

Canadian Sub may not take the following actions without the approval of the holders of exchangeable shares:

•	pay any dividends on common shares of Canadian Sub or any other shares ranking junior to the exchangeable shares with respect to the payment of dividends, other than stock dividends payable in common shares of Canadian Sub or any other shares ranking junior to the exchangeable shares, as the case may be;

•	redeem, purchase or make any capital distribution in respect of common shares of Canadian Sub or any other shares ranking junior to the exchangeable shares with respect to the payment of dividends;

•	redeem or purchase any other Canadian Sub shares ranking equally with the exchangeable shares with respect to the payment of dividends or on any liquidation distribution; or

•	issue any exchangeable shares or any other shares of Canadian Sub ranking equally with, or superior to, the exchangeable shares with respect to the payment of dividends or on any liquidation distribution, other than by way of stock dividends to the holders of the exchangeable shares.

These restrictions will not apply at any time when the dividends on the outstanding exchangeable shares corresponding to dividends declared and paid on the shares of Thomas Weisel Partners common stock have been declared and paid in full.

Amendment and Approval

The rights, privileges, restrictions and conditions attaching to the exchangeable shares may be added to, changed or removed only with the approval of the requisite holders of the exchangeable shares. Any approval or consent to be given by the holders of a class of exchangeable shares will be deemed to have been sufficiently given if given in accordance with applicable law subject to a minimum requirement that the approval be evidenced by a resolution passed by not less than 66 2/3% of the votes cast on that resolution at a meeting of the holders of exchangeable shares of the class duly called and held at which a quorum of holders of at least 50% of the then outstanding exchangeable shares of the class (other than in respect of exchangeable shares held by Thomas Weisel Partners or its affiliates) are present or represented by proxy or by a written resolution signed by holders of two-thirds of the outstanding exchangeable shares. In the event that no quorum is present at that meeting within one-half hour after the time appointed for the meeting, then the meeting will be adjourned to the place and time (not less than five days later) as may be designated by the chairman of the meeting. At that adjourned meeting, the holders of exchangeable shares present or represented by proxy may transact the business for which the meeting was originally called and a resolution passed at the meeting by the affirmative vote of not less than 66 2/3% of the votes cast on the resolution (other than in respect of exchangeable shares held by Thomas Weisel Partners or its affiliates) will constitute the approval or consent of the holders of exchangeable shares.

Exchangeable Share Support Agreement

The exchangeable share support agreement will provide that for so long as any exchangeable shares (other than exchangeable shares owned by Thomas Weisel Partners or its affiliates) remain outstanding:

•	Thomas Weisel Partners will not declare or pay dividends on the shares of Thomas Weisel Partners common stock unless Canadian Sub simultaneously declares or pays, as the case may be, an equivalent dividend on the exchangeable shares and subject to certain limitations, Canadian Sub has sufficient money or other assets or authorized but unissued securities available to enable the due declaration and the due and punctual payment, in accordance with applicable law, of such dividend, or if the dividend is a stock dividend, Canadian Sub effects, in lieu of that dividend, an economically equivalent subdivision of the exchangeable shares;

•	Thomas Weisel Partners will advise Canadian Sub sufficiently in advance of the declaration of any dividend on the Thomas Weisel Partners common stock and take all action reasonably necessary, in cooperation with Canadian Sub, to ensure that the respective declaration date, record date and payment date for dividends on the exchangeable shares are the same as that for the dividend on the Thomas Weisel Partners common stock;

•	Thomas Weisel Partners will take all actions and do all things reasonably necessary or desirable to enable and permit Canadian Sub, in accordance with applicable law to perform its obligations arising upon the liquidation, dissolution or winding-up or any other distribution of the assets of Canadian Sub among its shareholders for the purpose of winding-up its affairs or in the event of a retraction demand by a holder of exchangeable shares or a redemption of exchangeable shares on the redemption date, as the case may be, including all actions and things that are reasonably necessary or desirable to enable and permit Canadian Sub to deliver shares of Thomas Weisel Partners common stock to the holders of exchangeable shares where obligated to do so;

•	Thomas Weisel Partners will take all actions and do all things reasonably necessary or desirable to enable and permit CallRightCo, in accordance with applicable law, to perform its obligations arising upon the exercise by it of its overriding call rights, including all actions and things as are reasonably necessary or desirable to enable CallRightCo to deliver shares of Thomas Weisel Partners common stock to the holders of exchangeable shares where obligated to do so; and

•	Thomas Weisel Partners will not, and will ensure that CallRightCo does not, exercise its vote as a shareholder to initiate the voluntary liquidation, dissolution or winding-up of Canadian Sub or any other distribution of the assets of Canadian Sub among its shareholders for the purpose of winding up its affairs nor take any action or omit to take any action that is designed to result in the liquidation, dissolution or winding-up of Canadian Sub or any other distribution of the assets of Canadian Sub among its shareholders for the purpose of winding up its affairs.

The exchangeable share support agreement will also provide that, so long as any exchangeable shares (other than those held by Thomas Weisel Partners or its affiliates) are outstanding, Thomas Weisel Partners will not, without the prior approval of Canadian Sub and the holders of the exchangeable shares:

•	issue or distribute to the holders of all or substantially all the then outstanding shares of Thomas Weisel Partners common stock:

•	shares of Thomas Weisel Partners common stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of Thomas Weisel Partners common stock) by way of stock dividend or other distribution (other than to holders of shares of Thomas Weisel Partners common stock who exercise an option to receive those securities in lieu of receiving a cash dividend);

•	rights, options or warrants to subscribe for or purchase any shares of Thomas Weisel Partners common stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of Thomas Weisel Partners common stock);

•	other securities of Thomas Weisel Partners;

•	evidences of indebtedness of Thomas Weisel Partners;

•	any other rights, options or warrants; or

•	assets of Thomas Weisel Partners,

unless the economic equivalent on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to holders of exchangeable shares, or

•	subdivide, redivide, reduce, consolidate, combine or otherwise change the then outstanding shares of Thomas Weisel Partners common stock into a different number of shares of Thomas Weisel Partners common stock; or

•	reclassify or otherwise change the shares of Thomas Weisel Partners common stock or effect an amalgamation, merger, reorganization or other transaction affecting shares of Thomas Weisel Partners common stock, unless the same or an economically equivalent change is simultaneously made to, or in, the rights of the holders of exchangeable shares.

Thomas Weisel Partners will ensure that the record date for any of the foregoing events (or the effective date if there is no record date) is not less than five business days after the date that Thomas Weisel Partners declares or announces the event. The board of directors of Canadian Sub will determine, in good faith and in its sole discretion with assistance of such reputable and qualified financial and/or other advisors as the board may deem appropriate, “economic equivalence” for these purposes, and its determination will be conclusive and binding. The exchangeable share support agreement sets forth certain factors to be considered by the board of Canadian Sub in making this determination.

In the event that a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to shares of Thomas Weisel Partners common stock is proposed by Thomas Weisel Partners or is proposed to Thomas Weisel Partners or its shareholders and is recommended by Thomas Weisel Partners’ board of directors, or is otherwise effected or is to be effected with the consent or approval of Thomas Weisel Partners’ board of directors,

Thomas Weisel Partners must use its reasonable efforts expeditiously and in good faith to take all such actions as are reasonably necessary to enable and permit holders of exchangeable shares to participate in the transaction to the same extent and on an economically equivalent basis as the holders of shares of Thomas Weisel Partners common stock, without discrimination.

In addition, subject to limited exceptions, Thomas Weisel Partners will not consummate any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of a merger, of the continuing corporation unless, among other things, the transaction is, to the satisfaction of trustee under the voting and exchange trust agreement, acting reasonably, and in the opinion of counsel to trustee, on such terms and conditions as substantially to preserve and not to impair in any material respect any of the rights of the holders of exchangeable shares.

Thomas Weisel Partners will also agree that without the prior approval of Canadian Sub and the holders of the exchangeable shares so long as any exchangeable shares are owned by any person other than Thomas Weisel Partners or its affiliates, Thomas Weisel Partners will remain the direct or indirect beneficial owner of all of the issued and outstanding voting shares of Canadian Sub and CallRightCo.

Thomas Weisel Partners will agree under the exchangeable share support agreement not to exercise any voting rights attached to the exchangeable shares owned by it or any of its affiliates on any matter considered at meetings of holders of exchangeable shares.

Canadian Sub is required to notify Thomas Weisel Partners and CallRightCo of the occurrence of certain events, such as the liquidation, dissolution or winding-up of Canadian Sub, and Canadian Sub’s receipt of a retraction request from a holder of exchangeable shares.

With the exception of administrative changes for the purpose of adding covenants for the protection of Canadian Sub or the holders of exchangeable shares, making certain necessary or desirable provisions or modifications or curing ambiguities or clerical errors (in each case provided that the board of directors of each of Thomas Weisel Partners, Canadian Sub and CallRightCo are of the opinion, after consultation with their respective counsel, that the amendments are not prejudicial to the interests of the holders of exchangeable shares), the exchangeable share support agreement may not be amended without the approval of the holders of exchangeable shares as set forth under “— Description of Exchangeable Shares — Amendment and Approval”.

INFORMATION ABOUT WESTWIND

The following discussion should be read in conjunction with the consolidated financial statements of Westwind and the related notes attached as Annex D to this proxy statement. This discussion contains forward-looking statements reflecting current expectations of Westwind’s management. Actual results and the timing of events may differ significantly from those projected in forward-looking statements due to a number of factors, including those set forth in “Risk Factors” beginning on page 8 of this proxy statement. All dollar amounts referred to in this section are in Canadian dollars.

Business of Westwind

Overview

Westwind is an independent, institutional investment banking firm that was co-founded in 2002 by Lionel Conacher, its Chief Executive Officer and President, and David Beatty, its Deputy Chairman. Westwind’s services include equity research on Canadian and United Kingdom listed companies, equity trading and corporate finance advice on mergers and acquisitions, financings and restructuring transactions. Westwind focuses on growth companies in the mining, energy, technology, media and entertainment, real estate and special situations sectors.

For the six months ended June 30, 2007, Westwind had revenues of $48 million and for the twelve months ended December 31, 2006, Westwind had revenues of $58 million. Westwind has offices in Toronto, Calgary, Montreal and London, England. Westwind has a total of 108 employees, including a total of 78 professionals across each of its three business lines. Westwind is a privately-held company and its stock is not traded on any stock exchange or other stock market.

Principal Business Lines

Investment Banking

Westwind’s investment banking business provides merger and acquisition advisory services and corporate finance services. Westwind has advised clients in a variety of merger and acquisition transactions, including buyers and sellers in many industries and with respect to amalgamations, tender offers, hostile takeovers, defence tactics, spinoffs, minority buy-ins and special situations. In the public equity market, Westwind has raised capital for Canadian, United Kingdom, Australian and U.S. companies in a wide range of industries and on both an agency and an underwritten basis. Westwind has also arranged capital in early-stage venture capital, private equity and mezzanine transactions.

Westwind has 26 investment banking professionals (16 in Toronto, 3 in Calgary and 7 in London, England).

Institutional Equities

Westwind has sales and trading professionals in each of its offices. The institutional equities business of Westwind is conducted by 12 professionals in sales and 10 in trading. The institutional equities business involves Westwind acting as agent on behalf of institutional investors in Canada, the United States and the United Kingdom in the purchase and sale of publicly traded securities listed primarily on Canadian stock exchanges.

Research

The research analysis provided by Westwind helps its clients make informed decisions about the investment potential of a company or a sector. Westwind’s investment research is based on risk assessment of the key variables for investment decision making. The research analysts at Westwind combine investigative field research, forensic accounting, cross border comparisons and valuations in their analysis.

Westwind’s research department has 15 analysts and 9 associates who cover over 120 companies in 6 different sectors. Westwind’s principal sectors of analyst coverage are mining and energy which together account for approximately 70% of the companies that Westwind’s research services cover.

Competitive Landscape

Westwind primarily competes with other investment dealers in the Canadian capital markets, some of which are affiliated with chartered banks and some of which, like Westwind, are independent. Generally, the investment dealers that participate in the Canadian capital markets fall into one of two broad categories: full-service investment dealers and specialized investment dealers.

Following the acquisitions over the last twenty years by the major Canadian chartered banks of previously independent investment dealers and the subsequent growth of those businesses through further acquisitions, there has been a decline in Canada in the number of full service investment dealers and a strategic shift toward product specialization. The specialized investment dealers have developed significant presence in the Canadian capital markets through strategies that include: developing strong relationships with institutional clients; targeting small or mid-cap issuers that may be under-serviced by larger dealers and continuing to provide them with products and services as the companies grow; packaging new services and products to meet changing client and customer demands; and specializing in particular industries or sectors.

Full-Service Investment Dealers

Full-service or integrated firms offer their institutional and retail clients a full range of products and services. The full-service firms are generally large organizations, many of which, since the removal in 1987 of restrictions on ownership of investment dealers by financial institutions, are now owned by the largest Canadian chartered banks. These investment dealers represent a large portion of the Canadian capital markets industry.

Specialized Investment Dealers

Specialized investment dealers, such as Westwind, offer a variety, although not a full range, of products and services to their clients. Most of the specialized investment dealers that participate in the Canadian market do so by targeting selected industries or clientele.

Some of these specialized investment dealers started as organizations that offered limited products and services and expanded into other products and services as the organizations grew and expanded with their clients while others have chosen to remain focused on their respective target markets.

Westwind

To strengthen its competitive position, Westwind seeks to build long-term relationships with growth companies by providing a range of services through the many stages of their development. Westwind attempts to maintain these relationships as these companies grow and mature through equity and debt offerings, institutional brokerage and strategic advisory services. Westwind further seeks to strengthen its competitive position by developing strong relationships with key sources of capital including institutional clients and the venture capital/private equity communities in its target sectors. Westwind also seeks to strengthen its competitive position in its sales and research divisions by focusing on delivering high-level client service, including through attempting to be a trusted advisor and not merely a financial intermediary.

Regulation

Westwind is subject to extensive regulation in Canada, the United States, the United Kingdom and elsewhere. As a matter of public policy, regulatory bodies in Canada and the rest of the world are charged with safeguarding the integrity of the securities and other financial markets and with protecting the interests of customers participating in those markets.

Westwind generally operates in Canada under the securities legislation of each of the provinces and territories in Canada, the Universal Market Integrity Rules of Market Regulation Services Inc., and the general by-laws, rules and policies of the stock exchanges of which an investment dealer is a member and of the Investment Dealers Association of Canada. In addition, Westwind is subject to United States federal securities laws as administered by the SEC and state securities and other regulators having regulatory or oversight authority in the United States, and to the securities and regulatory regime administered in the United Kingdom by the United Kingdom Financial Services Authority.

Westwind is subject to regulations that cover various aspects of the securities business, including sales methods, trade practices, use and safekeeping of funds and securities, capital structure, record-keeping, conflicts of interest and the conduct of directors, officers and employees. The various governmental agencies and self-regulatory organizations having jurisdiction over Westwind are empowered to conduct administrative proceedings that can result in censure, fine, the issuance of cease-and-desist orders or the suspension or expulsion of an investment dealer or its directors, officers or employees.

Westwind is also subject to rules respecting the maintenance of minimum net capital. Compliance with net capital requirements of self-regulatory organizations can limit Westwind’s operations and also restrict its ability to withdraw capital from its regulated affiliates, which in turn can limit its ability to repay debt or pay dividends.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

Westwind’s businesses are managed as a single operating unit and revenues are generated by providing financial services that include investment banking, brokerage and research. Westwind takes a comprehensive approach in providing these services to growth companies in its target sectors of mining, energy, technology, media and entertainment, real estate and special situations. Westwind is exposed to volatility and trends in the general securities market and the economy and is specifically exposed to volatility and trends in its target sectors. Consequently, Westwind’s net income and revenues are subject to fluctuations reflecting the effect of many factors, including general economic conditions, securities market conditions, the level and volatility of interest rates and equity prices, competitive conditions and the size, volume and timing of transactions. These and other factors can affect Westwind’s volume of new securities issuances, mergers and acquisitions advisory activity, the stability and liquidity of securities market and the ability of issuers to perform on their obligations. A decrease in the volume of new securities issuances and mergers and acquisitions generally results in lower revenues from investment banking and, to a lesser extent, reduced principal trading transactions. A reduced volume of securities transactions and reduced market liquidity generally results in lower revenues from principal trading transactions and agency commissions. In periods of reduced commissions and principal trading or investment banking activity, profitability may be adversely affected because certain expenses remain relatively fixed.

The consolidated financial statements of Westwind have been prepared in accordance with Canadian generally accepted accounting principles, which conform in all material respects with U.S. GAAP as applied to the consolidated financial statements of Westwind. See Note 10 to the consolidated financial statements for the six month periods ended June 30, 2007 and 2006 and the years ended December 31, 2006, 2005 and 2004. The following table provides a summary of the results of operations of Westwind for the years ended December 31, 2006, 2005 and 2004 (in thousands, except percentages):

	For the Years Ended December 31			2005-2006	2004-2005
	2006	2005	2004	% Change	% Change

Revenues:
Investment banking	$33,548	$30,603	$21,953	9.6%	39.4%
Agency commissions	14,740	8,474	7,823	73.9	8.3
Principal trading gains (losses)	8,581	1,605	(1,347)	434.6	n/a
Interest and other income	1,113	121	320	819.8	(62.2)

Total revenues	57,982	40,803	28,749	42.1	41.9

Expenses:
Compensation and benefits	36,561	26,694	16,919	37.0	57.8
Brokerage execution, clearance and account administration	2,055	1,416	1,247	45.1	13.6
Communications and data processing	858	737	490	16.4	50.4
Depreciation and amortization	469	373	335	25.7	11.3
Marketing and promotion	2,748	1,563	840	75.8	86.1
Occupancy and equipment	1,373	1,325	852	3.6	55.5
Office and other	3,475	3,147	3,340	10.4	(5.8)
Founders’ compensation	—	—	1,140	n/a	(100.0)

Total expenses	47,539	35,255	25,163	34.8	40.1

Income before income taxes	10,443	5,548	3,586	88.2	54.7
Provision for income taxes	3,955	2,074	1,810	90.7	14.6

Net income	$6,488	$3,474	$1,776	86.8%	95.6%

Comparison of Twelve Month Periods Ended December 31, 2006, 2005 and 2004

Results of Operations

Westwind’s results of operations are closely related to the performance of the Canadian capital markets, which depend on a number of market factors, including market conditions and valuations for companies in the mining, energy, technology, media and entertainment, real estate and special situations sectors, as well as general securities market conditions in Canada and the rest of the world. Trends in the securities markets are also affected by general economic trends, including fluctuations in interest rates, flows of funds into and out of the markets and other conditions. In addition to these market factors, Westwind’s revenues from period to period are substantially affected by the timing of transactions in which Westwind is involved. Fees for many of the services provided by Westwind are earned only upon the completion of a transaction. Accordingly, Westwind’s results of operations in any individual year or quarter may be affected significantly by whether and when significant transactions are completed.

Revenues

The following table sets forth Westwind’s revenues for the years ended December 31, 2006, 2005 and 2004, both in dollar amounts and as a percentage of revenues for these periods (in thousands, except percentages):

	For the Years Ended December 31			2005-2006	2004-2005
	2006	2005	2004	% Change	% Change

Revenues:
Investment banking	$33,548	$30,603	$21,953	9.6%	39.4%
Agency commissions	14,740	8,474	7,823	74.0	8.3
Principal trading gains (losses)	8,581	1,605	(1,347)	434.6	n/a
Interest and other income	1,113	121	320	819.8	(62.2)

Total revenues	$57,982	$40,803	$28,749	42.1%	41.9%

Percentage of revenues:
Investment banking fees	57.9%	75.0%	76.4%
Agency commissions	25.4	20.8	27.2
Principal trading gains (losses)	14.8	3.9	(4.7)
Interest and other income	1.9	0.3	1.1

Total revenues	100.0%	100.0%	100.0%

Investment Banking Revenues

Westwind’s investment banking revenues include (i) management fees, underwriting fees, selling concessions and agency placement fees earned through participation in public offerings and private placements of equity and convertible debt securities and (ii) fees earned as strategic advisor in mergers and acquisitions and similar transactions. Underwriting fees include both cash commissions as well as broker warrants to purchase securities at the same price as those sold in the underwriting. The term of these broker warrants varies from twelve months to two years. The realized and unrealized gains on broker warrants, which only occur when the price of the underlying security increases above the price at which the securities were issued, are included in principal trading gains. Investment banking revenues are typically recognized at the completion of each transaction. Investment banking revenues have and likely will continue to vary significantly between periods.

Investment banking revenues may be affected by the overall level of capital raising activity in the marketplace and, in particular, in Westwind’s target sectors, although there is not always a correlation between Westwind’s activity and that of the market as a whole.

2006 versus 2005.  Investment banking revenues of $33.5 million (2005 — $30.5 million) consist of revenue from capital raising activities of $30.7 million (2005 — $25.7 million) and revenue from advisory activities of $2.8 million in 2006 (2005 — $4.9 million). Investment banking revenues increased $2.9 million in 2006 from 2005. This increase was the result of closing 132 investment banking transactions during 2006, compared to 87 during 2005, offset, in part, by a decrease in the average size of strategic advisory transactions, as described below.

Capital raising revenue accounted for 91.6% of Westwind’s investment banking revenue in 2006 compared to 84.0% in 2005. Westwind’s capital raising revenue increased $5.0 million to $30.7 million in 2006 compared to $25.7 million in 2005. This increase was primarily the result of closing 96 capital raising transactions during 2006, compared to 63 during 2005, an increase of 52.4%.

Strategic advisory revenue accounted for 8.4% of Westwind’s total investment banking revenue in 2006 compared to 16.0% in 2005. Strategic advisory revenue decreased $2.1 million to $2.8 million in 2006 compared to $4.9 million in 2005. This decrease was primarily the result of a decrease in the average size of strategic advisory transactions.

2005 versus 2004.  Investment banking revenue increased $8.6 million in 2005 from the $21.9 million generated in 2004. This increase was the result of closing 87 investment banking transactions during 2005, compared to 49 during 2004, an increase of 77.6%.

Capital raising revenue accounted for 84.0% of Westwind’s investment banking revenue in 2005 compared to 81.8% in 2004. Westwind’s capital raising revenue increased $7.8 million to $25.7 million in 2005 compared to $18.0 million in 2004. This increase was primarily the result of closing 63 capital raising transactions during 2005, compared to 33 during 2004, an increase of 90.9%, resulting in large part from Westwind’s efforts to grow its business.

Strategic advisory revenue accounted for 16.0% of Westwind’s total investment banking revenue in 2005 compared to 18.2% in 2004. Strategic advisory revenue increased $899,000 to $4.9 million in 2005 compared to $4.0 million in 2004.

Agency Commissions

Westwind’s agency commissions revenue includes commissions paid by customers from brokerage transactions in equity securities. The volume of agency commissions revenue is affected by market volatility, activity, account coverage and liquidity as well as competitive pressures from other securities firms.

The concentration in agency commissions revenue among Westwind’s ten largest brokerage clients was 26.4% in 2006, while in 2005 and 2004 it was 25.2% and 34.9%, respectively.

2006 versus 2005.  Agency commissions revenue increased $6.2 million in 2006 to $14.7 million compared to $8.5 million in 2005 representing an increase of 73.9%. The increase was primarily attributable to higher revenue from Westwind’s Canadian institutional business due to an increase in the average daily volume of shares traded for clients, combined with the addition of employees to allow for greater coverage of institutional accounts. According to TSX Group Inc., the total volume of securities traded in 2006 on the Toronto Stock Exchange and TSX Venture Exchange increased by 40% over 2005 (119.7 billion securities in 2006 versus 85.7 billion securities in 2005). In addition, the total value of securities traded in 2006 on Toronto Stock Exchange and TSX Venture Exchange increased by 33% over 2005 ($1,449.4 billion in 2006 versus $1,090.9 billion in 2005), according to TSX Group Inc.

2005 versus 2004.  Agency commissions revenue increased $650,000 in 2005 to $8.5 million from $7.8 million for the year ended December 31, 2004. The increase was primarily attributable to the full year benefit of Westwind’s U.S. operations.

Principal Trading Gains (Losses)

Revenue from principal trading include trading gains and losses which result from facilitation trading activities and from the recognition of realized and unrealized gains on broker warrants received as part of the compensation for investment banking activities. The exercise price of broker warrants is the price at which the underlying security was issued as part of an investment banking transaction. The timing of the exercise of broker warrants is based on the trading price of the underlying security in relation to the exercise price and on the liquidity of the security.

2006 versus 2005.  Principal trading revenue increased $7.0 million in 2006 to $8.6 million compared to $1.6 million in 2005. The increase was attributable to higher revenue recognized on broker warrants as a result of the buoyant market conditions for the sectors in which Westwind operates. Principal trading gains are comprised of gains on broker warrants of $8.8 million (2005 — $1.4 million) and principal trading gains of $1.0 million (2005 — $1.0 million), diminished by facilitation losses of $1.2 million (2005 — $0.8 million).

2005 versus 2004.  Principal trading revenue increased $3.0 million in 2005 to $1.6 million compared to loss of $1.3 million in 2004. This increase was attributable to a reduction in the trading losses incurred in facilitation trading activities in 2004. Principal trading gains are comprised of gains on broker warrants of $1.4 million (2004 — $1.6 million) and principal trading gains of $1.0 million (2004 — $0.3 million loss), diminished by facilitation losses of $0.8 million (2004 — $2.6 million).

Operating Expenses Excluding Interest

The following table sets forth information relating to Westwind’s operating expenses and average number of employees for the years ended December 31, 2006, 2005 and 2004 (in thousands, except percentages and number of employees):

	For the Years Ended December 31			2005-2006	2004-2005
	2006	2005	2004	% Change	% Change

Expenses:
Compensation and benefits	$36,561	$26,694	$18,059	37.0%	47.8%
Non-compensation expenses	10,978	8,561	7,104	28.2	20.5

Total expenses	$47,539	$35,255	$25,163	34.8%	40.1%

Compensation and benefits:
Employees’ compensation and benefits	$14,312	$10,288	$5,447	39.1%	88.9%
Discretionary bonus	22,249	16,406	11,472	35.6	43.0

Founders’ compensation	—	—	1,140	n/a	(100.0)

Total compensation, benefits and founders’ compensation	$36,561	$26,694	$18,059	37.0%	47.8%

Percentage of revenues:
Compensation and benefits	63.1%	65.4%	62.8%
Non-compensation expenses	18.9	21.0	24.7

Total	82.0%	86.4%	87.5%

Average number of employees	97	86	57

Compensation and Benefits Expense

Compensation and benefits expenses to secure the services of Westwind’s employees have been the largest component of Westwind’s expenses. Compensation and benefits expense includes salaries, bonuses, commissions, benefits, employment taxes and other employee costs. Westwind has a discretionary bonus plan based on a combination of firm and individual performance. Particularly for Westwind’s senior professionals, these bonuses make up a large portion of total compensation. Accruals are made for the estimated amount of payments under this bonus plan over the applicable service period. Bonuses are generally paid quarterly, one month following the end of the quarter.

Westwind has grown significantly since its inception in mid-2002. In connection with the hiring of professionals to support this growth, compensation expense is often incurred prior to the associated projected generation of additional revenues from such hiring. As such, its compensation and benefits expense as a percentage of revenues has been higher than the industry average.

2006 versus 2005.  Compensation and benefits expense increased $9.9 million in 2006 from 2005. The increase was primarily due to higher bonus accruals resulting from the increased revenues combined with the hiring of additional employees to support increased business activity. Compensation and benefits expense, as a percentage of revenues decreased to 63.1% in 2006 from 65.4% in 2005.

2005 versus 2004.  Compensation and benefits expense increased $8.6 million in 2005 from 2004. The increase was primarily due to higher bonus and commission accruals resulting from the increased revenues combined with the hiring of additional employees to support the increased business activity. Compensation and benefits expense, as a percentage of revenues decreased slightly to 65.4% in 2005 from 62.8% in 2004. The founders’ compensation expense in 2004 of $1.1 million was to recognize the cost of issuance of shares under a share purchase option to the founders of Westwind.

Non-Compensation Expenses

Westwind’s non-compensation expenses include brokerage execution, clearance and account administration, communications and data processing, depreciation and amortization, marketing and promotion, occupancy and equipment and other expenses.

2006 versus 2005.  Non-compensation expenses increased $2.4 million in 2006 from 2005. The overall increase in non-compensation expenses was due in part to marketing and promotion expenditures increasing $1.2 million in 2006. In addition, brokerage execution, clearance and account administration increased $0.6 million due to higher share volume. Finally, office and other expense increased $0.3 million due to increased professional services. All other categories account, in aggregate, for the remaining $0.3 million increase.

Overall, non-compensation expenses as a percentage of revenues decreased to 18.9% in 2006 compared to 21.0% in 2005.

2005 versus 2004.  Non-compensation expenses increased $1.5 million in 2005 from 2004. The overall increase in non-compensation expenses was primarily due to marketing and promotion expenditures increasing $0.7 million in 2005. In addition, occupancy and equipment expenses increased $0.5 million as a result of the establishment of the London, U.K. office. Finally, communication and data processing expenses increased $0.2 million due to significant expansion of intra-office communication systems and individual employee communication systems.

Overall, non-compensation expenses as a percentage of revenues decreased to 21.0% in 2005 from 24.7% in 2004.

Provision for Income Taxes

Westwind and its subsidiaries are subject to federal, provincial and state income tax in the three countries in which it operates.

2006 versus 2005.  Income tax expense in 2006 was $4.0 million compared to $2.1 million in 2005 due to the higher amount of income. The future income tax expense in 2006 was $0.7 million compared to $56,000 in 2005. This significant increase in the future income tax expense was related to the income tax expense associated with the recognition of revenue on unrealized gains associated with unexercised broker warrants. Westwind’s effective income tax rate for 2006 was 37.9% of income before income taxes compared to 37.4% in 2005. The effective income tax rate will be affected by the different rates in effect in the countries in which Westwind operates.

2005 versus 2004.  Income tax expense in 2005 was $2.1 million compared to $1.8 million in 2004. The effective income tax rate for 2005 was 37.4% compared to 50.5% in 2004. In 2004, $1.1 million of founders’ compensation expense was not deductible for income tax purposes and this had a 12.2% adverse impact on the effective income tax rate.

Comparison of Six Month Periods Ending June 30, 2007 and 2006

The following table provides a summary of the results of Westwind’s operations (in thousands, except percentages):

	For the Six Months Ended June 30
	2007	2006	% Change

Revenues:
Investment banking	$33,693	$16,666	102.2%
Agency commissions	9,284	7,486	24.0
Principal trading gains (losses)	3,986	4,240	(6.0)
Interest and other income	1,050	366	186.9

Total revenues	48,013	28,758	67.0

Expenses:
Compensation and benefits	30,970	17,158	80.5
Brokerage execution, clearance and account administration	1,151	986	16.7
Communications and data processing	555	423	31.2
Depreciation and amortization	246	202	21.8
Marketing and promotion	1,528	1,278	19.6
Occupancy and equipment	718	668	7.5
Office and other	2,203	1,672	31.8

Total expenses	37,371	22,387	66.9

Income before income taxes	10,642	6,371	67.0
Provision for income taxes	3,668	2,370	54.8

Net income	$6,974	$4,001	74.3%

Revenues

The following table sets forth Westwind’s revenues for the six months ended June 30, 2007 and 2006, both in dollar amounts and as a percentage of revenues for these periods (in thousands, except percentages):

	For the Six Months Ended June 30		2006-2007
	2007	2006	% Change

Revenues:
Investment banking	$33,693	$16,666	102.2%
Agency commissions	9,284	7,486	24.0
Principal trading gains	3,986	4,240	(6.0)
Interest and other income	1,050	366	186.9

Total revenues	48,013	28,758	67.0%

Percentage of revenues:
Investment banking fees	70.2%	58.0%
Agency commissions	19.3	26.0
Principal trading gains (losses)	8.3	14.7
Interest and other income	2.2	1.3

Total revenues	100.0%	100.0%

Investment Banking Revenue

Six Months Ended June 30, 2007 versus Six Months Ended June 30, 2006.  Investment banking revenue increased $17.0 million in the first six months of 2007 as compared to the same period in 2006. This increase was the result of closing 84 investment banking transactions during the first six months of 2007, compared to 71 during same period in 2006 as well as an increase in the average revenue per transaction. The increase in the average revenue per transaction was primarily attributable to an increase in the average size of the capital raising transactions in which Westwind participated, as well as Westwind participating as a book- and lead-manager in a higher percentage of the transactions in which Westwind was engaged. Westwind’s ability to handle larger transactions has grown as the capital of Westwind has grown. During the first six months of 2006, Westwind was involved in three capital raising transactions in which the fee earned was over $1 million, and averaged over $1.2 million. During the first half of 2007, Westwind was involved in seven capital raising transactions in which the fee earned was over $1 million, and averaged over $2.3 million. One transaction in 2007 resulted in total fees of over $7.2 million.

Capital raising revenue accounted for 88.3% of investment banking revenue in the first half of 2007 compared to 91.9% in the same period of 2006. Westwind’s capital raising revenue increased $14.4 million to $29.8 million in the first half of 2007 compared to $15.3 million in the same period in 2006, an increase of 94.8%. This increase was in part due to the closing of 60 capital raising transactions during the first half of 2007, compared to 53 during the first six months of 2006, but was principally caused by a 72% increase in the average revenue per transaction. Favourable market conditions for Westwind’s target sectors, and in particular, the mining and energy sectors, resulted in an increased number of new securities issuances and an increase in the average size of the transactions completed.

Strategic advisory revenue accounted for 11.7% of Westwind’s total investment banking revenue in the first six months of 2007 compared to 8.1% in the same period of 2006. Strategic advisory revenue increased $2.6 million to $3.9 million in the first half of 2007 compared to $1.3 million in same period in 2006. This increase was the result of an increase in the number of transactions closing combined with an increase in the average size of strategic advisory transactions closed during the first half of 2007. Westwind’s targets sectors of mining and energy were very active during the first six months of 2007 which was the reason for the increases described above.

Agency Commissions

Westwind’s agency commissions’ revenue includes commissions paid by customers from brokerage transactions in equity securities.

The concentration in agency commissions’ revenue among Westwind’s ten largest brokerage clients was 34.0% during the first six months of 2007 compared to 26.4% and 25.2% in the years ended December 31, 2006 and 2005, respectively.

Six Months Ended June 30, 2007 versus Six Months Ended June 30, 2006.  Agency commissions’ revenue increased $1.8 million, or 24.0%, in the first half of 2007 to $9.3 million compared to $7.5 million in the same period of 2006. The increase was primarily attributable to higher revenue from Westwind’s Canadian and U.S. institutional businesses due to an increase in the average daily volume of shares traded for clients, consistent with an overall increase in trading volume in the Canadian and other equity markets, combined with the benefit of increased client coverage resulting from the increased number of employees.

Principal Trading Gains (Losses)

Revenue from principal trading include the recognition of realized and unrealized gains on broker warrants received as part of the compensation for investment banking activities and trading gains and losses from facilitation trading activities.

Six Months Ended June 30, 2007 versus Six Months Ended June 30, 2006.  Principal trading revenue decreased $254,000 in the six months ended June 30, 2007 to $4.0 million compared to $4.2 million in the same period of 2006. The decrease was attributable to higher facilitation trading costs to support the increased agency commissions revenue generated during the first six months of 2007 compared to 2006. Principal trading gains for the six months ended June 30, 2007 are comprised of gains on broker warrants of $4.5 million (six months ended June 30, 2006 — $4.4 million) and principal trading gains of $0.6 million (six months ended June 30, 2006 — $0.5 million), diminished by facilitation losses of $1.1 million (six months ended June 30, 2006 — $0.7 million).

Operating Expenses Excluding Interest

The following table sets forth information relating to Westwind’s operating expenses and average number of employees for the six months ended June 30, 2007 and 2006 (in thousands, except percentages and number of employees):

	For the Six Months Ended June 30		2006-2007
	2007	2006	% Change

Expenses:
Employees’ compensation and benefits	$7,376	$6,295	17.2%
Discretionary bonus	23,594	10,863	117.2
Compensation and benefits	30,970	17,158	80.5
Non-compensation expenses	6,401	5,229	22.4

Total expenses	37,371	22,387	66.9%

Percentage of revenues:
Compensation and benefits	64.5%	59.7%
Non-compensation expenses	13.3	18.1

Total	77.8%	77.8%

Average number of employees	110	96

Compensation and Benefits Expense

Six Months Ended June 30, 2007 versus Six Months Ended June 30, 2006.  Compensation and benefits expense increased $13.8 million in the first six months of 2007 from the same period of 2006. The increase was primarily due to higher bonus accruals resulting from the increased revenues combined with the hiring of additional employees to support increased business activity. In addition, the amount of compensation and benefits expense includes $0.8 million paid by Westwind to its employee shareholders. Compensation and benefits expense, as a percentage of revenues increased to 64.5% in the first six months of 2007 from 59.7% in the same period of 2006. The increase in employees to support the increased activity combined with the shareholder distribution has driven up the percentage of compensation and benefits expense as a percentage of revenues.

Non-Compensation Expenses

Six Months Ended June 30, 2007 versus Six Months Ended June 30, 2006.  Non-compensation expenses increased $1.2 million in the first six months of 2007 from the same period of 2006, an increase of 22.4%. The increase occurred in all expense categories to support the growth in revenues. Overall, non-compensation expenses as a percentage of revenues decreased to 13.3% in the first half of 2007 compared to 18.2% in the same period of 2006.

Provision for Income Taxes

Six Months Ended June 30, 2007 versus Six Months Ended June 30, 2006.  Income tax expense in the first six months of 2007 was $3.7 million compared to $2.4 million in the same period of 2006 due to the higher amount of income. The effective income tax rate for 2007 decreased to 34.5% of income before income taxes compared to 37.2% in the same period of 2006 due to the recognition of a loss carryforward benefit in the UK operations. Westwind’s effective income tax rate will be affected by the different rates in effect in the three jurisdictions in which Westwind operates.

Liquidity and Capital Resources

Westwind has historically satisfied its capital and liquidity requirements through capital raised from its partners and employee shareholders, cash generated from operations and available credit from market sources. In addition, Westwind has access to liquidity within its securities inventory classified as trading securities and securities sold short.

Since inception, Westwind has not paid dividends on its common shares. Funds generated by the business were re-invested to support the growth of the business. Westwind did pay dividends on outstanding preferred shares during this period.

The timing of bonus payments to employees may significantly affect Westwind’s cash position and liquidity from period to period. While employees are generally paid salaries semi-monthly during the year, bonus payments, which make up a substantial portion of total compensation, are generally paid quarterly, one month following the end of the quarter.

Westwind Partners Inc., Westwind’s registered Investment Dealer in Canada, is subject to the capital requirements of the Investment Dealers Association of Canada. The capital requirements of the Investment Dealers Association provide for limitations on capital withdrawal if certain minimum requirements are not met. At December 31, 2006, 2005 and 2004, Westwind Partners Inc. had risk adjusted capital of $8.6 million, $6.0 million and $2.7 million respectively. At June 30, 2007, Westwind Partners Inc. had risk adjusted capital of $18.9 million. Westwind Partners (USA) Inc., Westwind’s U.S. broker-dealer is a member in FINRA (Financial Industry Regulatory Authority) and is registered with the SEC. As such, Westwind Partners (USA) Inc. is subject to the net capital requirements of the FINRA and the SEC’s uniform net capital rule. FINRA and SEC regulations also provide that equity capital may not be withdrawn or cash dividends paid if certain minimum net capital requirements are not met. At December 31, 2006, 2005 and 2004, Westwind Partners (USA) Inc. had excess net capital of US$24,000, US$173,000 and US$35,600, respectively. At June 30, 2007, Westwind Partners (USA) Inc. had excess net capital of US$1.4 million. Westwind Partners (UK) Limited, is a Westwind subsidiary that has been registered with the Financial Services Authority since November 2005. As such, Westwind Partners (UK) Limited is subject to certain financial resources requirements that restrict the amount of equity capital that may be withdrawn or cash dividends paid. Westwind Partners (UK) Limited had financial resources under the Financial Services Authority at December 31, 2006 and 2005 of £305,000 and £565,000, respectively. Westwind Partners (UK) Limited had financial resources under the Financial Services Authority at June 30, 2007 of £1.0 million. Risk adjusted capital and regulatory net capital requirements change based on certain investment and underwriting activities. Westwind provides capital to its subsidiaries as required to ensure compliance with regulations and to conduct business operations.

Due to the nature of Westwind’s investment banking and brokerage businesses, liquidity is of critical importance to Westwind. Accordingly, Westwind regularly monitors its liquidity position, including its cash and net capital positions. Westwind believes that its current level of equity capital will be adequate to meet its liquidity and regulatory capital requirements for the next 12 months.

The following table provides a summary of contractual obligations as of December 31, 2006, which consist of operating lease obligations, and within that category consist principally of future minimum annual lease payments (in thousands):

2007	$1,246
2008	789
2009	159
2010	139
2011 and thereafter	139

The following table provides a summary of contractual obligations as of June 30, 2007, which consist of operating lease obligations, and within that category consist principally of future minimum annual lease payments (in thousands):

2007	$758
2008	1,213
2009	534
2010	612
2011 and thereafter	1,825

During the six month period ended June 30, 2007, Westwind entered into a new six-year lease for expanded office space in Calgary, Alberta.

Cash Flows

Westwind was initially capitalized by their employee shareholders. Cash invested by additional employees combined with the net income generated by Westwind, has continued to be the principal source of cash for Westwind. Westwind principally uses its cash flow to finance its operations including meeting capital requirements for underwriting commitments and for principal trading inventories.

2006 versus 2005.  At December 31, 2006, cash and cash equivalents amounted to $17.3 million, a decrease of $2.1 million from December 31, 2005.

Operating activities used $3.6 million of cash during 2006, primarily due to an increase in trading securities held at December 31, 2006 of $7.5 million and other working capital items of 2.6 million diminished by net income of $6.5 million.

Investing activities used $0.7 million of cash during 2006 for the purchase of furniture and fixtures, computer equipment and artwork.

Financing activities provided $2.2 million of cash, including cash proceeds received from issuance of common shares of $2.8 million partially offset by $0.3 million for the repurchase of common shares from employees and $0.3 million for the redemption of preferred shares.

2005 versus 2004.  At December 31, 2005, cash and cash equivalents amounted to $19.3 million, an increase of $11.0 million from December 31, 2004.

Operating activities generated $8.3 million of cash primarily due to a decrease in non-cash working capital as a result of the significant increase in accounts payable in line with the growth in activity, combined with $3.5 million of net income.

Investing activities generated $0.8 million due to the $1.4 million partial repayment of the related party shareholder loan partially offset by capital expenditures of $0.6 million.

Financing activities generated $1.9 million due to the issuance of shares of $2.4 million partially offset by the redemption of preferred shares combined with the dividends on the preferred shares of $0.5 million.

Six Months Ended June 30, 2007 versus Six Months Ended June 30, 2006.  At June 30, 2007, cash and cash equivalents amounted to $38.9 million, an increase of $21.7 million from December 31, 2006. At June 30, 2006, cash and cash equivalents amounted to $20.5 million, an increase of $1.2 million from December 31, 2005.

During the six months ended June 30, 2007, operating activities generated $18.5 million of cash during the first six months of 2007, due to a reduction in working capital of $11.4 million combined with the net earnings of $7.0 million generated. This reduction in working capital was the result of a significant increase in the amount of syndicate payables in accounts payable and accrued liabilities due to the growth in the number of investment banking engagements in which Westwind was the lead and further due to the increase in current income tax liability as a result of the higher income. During the six months ended June 30, 2006, operating activities used $0.5 million. This use of capital was the result of a buildup of working capital to support the increased activity diminished by $4.0 million of net income for the period.

Investing activities used $0.5 million of cash during the period ended June 30, 2007 for the purchase of furniture and fixtures, computer equipment and artwork. During the same period in 2006, investing activities used $0.2 million for the purchase of furniture, fixtures and equipment.

Financing activities provided $3.6 million of cash during the six month period ended June 30, 2007 from the issuance of common shares of $3.7 million diminished by $0.1 million for the repurchase of common shares. During the period ended June 30, 2006, financing activities generated $1.9 million due to the issuance of common shares of $2.3 million diminished by share repurchases and redemptions of $0.4 million.

Related Party Transaction

In 2004, Westwind lent $5.6 million to 1619372 Ontario Inc., a company owned by four Westwind shareholders, to partially fund 1619372 Ontario Inc.’s purchase of 3,565,725 shares of Westwind from former shareholders. Under the terms of the loan agreement, 1619372 Ontario Inc. is obligated to pay, to Westwind, 100% of the proceeds received on the resale of these shares to reduce the loan. As at the end of December 31, 2006, the loan had been reduced by $2.9 million to $2.7 million. As at June 30, 2007, the amount outstanding under this loan was $2.6 million. The loan amount outstanding has been deducted from shareholders’ equity. The related party loan has no fixed repayment term and no interest obligation but it must be repaid in the event of a take-over offer being made for all of the outstanding shares of Westwind. Prior to the closing of Westwind’s acquisition by Thomas Weisel Partners, this outstanding loan will be repaid or the two companies will be amalgamated.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions about future events that affect the amounts reported in the consolidated financial statements and the related notes. Actual results could differ significantly from those estimates. Westwind’s management believes that the following discussion addresses Westwind’s most critical accounting policies, which are those that are most important to the presentation of its financial condition and results of operations and require management’s most difficult, subjective and complex judgments.

Fair Value of Financial Instruments

“Trading Securities” and “Securities sold short” in the consolidated balance sheets consist of financial instruments carried at fair value or amounts that approximate fair value, with related unrealized gains or losses recognized in Westwind’s results of operations. The use of fair value to measure these financial instruments, with related unrealized gains and losses recognized immediately in Westwind’s results of operations, is fundamental to Westwind’s consolidated financial statements and is one of its most critical accounting policies. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

Financial instruments Westwind owns (long positions) are marked to bid prices and instruments it has sold but not yet purchased (short positions) are marked to offer prices. If liquidating a position is reasonably expected to affect its prevailing market price, Westwind’s valuation is adjusted generally based on market evidence or predetermined policies. In certain circumstances, such as for highly illiquid positions and for shares restricted from trading due to hold periods required by securities legislation, management’s estimates are used to determine this adjustment.

Allowance for Doubtful Accounts

Investment banking fees and commission receivables include corporate finance and syndicate receivables relating to its investment banking or advisory engagements. Westwind generally has a receivable due from clearing broker in connection with the clearing of its brokerage transactions. Westwind is required to indemnify the clearing broker for any losses as a result of a customer’s nonperformance. In addition, Westwind records an allowance for doubtful accounts on revenue receivables on a specific identification basis. Management continually evaluates Westwind’s receivables for collectibility and possible write-off by examining the facts and circumstances surrounding each specific case where a loss is deemed a possibility.

Legal and Other Contingent Liabilities

Westwind is not currently the subject of any material legal claims. If a legal claim or threatened legal claim is received, Westwind’s management, after consultation with counsel and consideration of facts currently known by management, would record any estimated losses in accordance with Canadian generally accepted accounting principles. The determination of these reserve amounts would require significant judgment on the part of management and the ultimate liability may be materially different. In making these determinations, Westwind would consider many factors, including, but not limited to, the loss and damages sought by the plaintiff or claimant, the basis and validity of the claim, the likelihood of successful defense against the claim and the potential for, and magnitude of, damages or settlements from such pending and potential complaints, legal actions, arbitrations, investigations and proceedings, and fines and penalties or orders from regulatory agencies.

If a potential adverse contingency should become probable or resolved for an amount in excess of the established reserves during any period, the results of operations in that period and, in some cases, succeeding periods could be materially adversely affected.

Recently Issued Accounting Pronouncements

In 2005, the Canadian Institute of Chartered Accountants, or CICA, released three new accounting pronouncements related to financial instruments and hedging. The new guidance consists of three new Handbook Sections: CICA Handbook Section 3855, “Financial Instruments — Recognition and Measurement”, CICA Handbook Section 3865, “Hedges” and CICA Handbook Section 1530, “Comprehensive Income”. These new standards became effective as of January 1, 2007. The adoption of these new accounting standards did not have a material effect on the consolidated financial statements of Westwind.

Financial Instruments — Recognition and Measurement

This section establishes standards for the recognition and measurement of financial instruments including non-financial derivatives. All financial instruments must be classified as one of the following categories: held for trading, held to maturity, loans and receivables and available for sale assets. The section also provides guidance for recognition and timing of transactions and related costs, impairments, interest income and expense. The financial assets categorized as held for trading are measured at fair value with unrealized gains and losses recognized in net income. Available for sale financial assets are measured at fair value with unrealized gains and losses recognized in other comprehensive income. The financial assets classified as loans and receivables and held to maturity are measured at amortized cost.

Hedges

This standard sets out the criteria of when hedge accounting is applied and how it is applied. It provides the option of designating qualifying transactions as hedges for accounting purposes. The qualifying hedging relationships include fair value hedges, cash flow hedges and hedges of foreign currency exposures of net investments in self-sustaining foreign operations. The changes in the fair value of the hedging derivatives will be recognized in net income or other comprehensive income depending on the nature of the hedging relationships. Any gains and losses resulting from any ineffectiveness in hedging relationships are recognized in net income immediately.

Comprehensive Income

This section establishes standards for the reporting and disclosure of other comprehensive income in a new category, Accumulated Comprehensive Income, which will be added the shareholders’ equity on the consolidated balance sheet. Comprehensive income includes all changes in equity during the period except those resulting from investments by shareholders and distributions to shareholders. The major components included in Accumulated Comprehensive Income will be unrealized gains and losses on financial assets classified as available for sale and unrealized foreign exchange gains and losses arising on translation of the financial statements of self-sustaining foreign operations. Westwind does not have any financial assets classified as available for sale or any self-sustaining foreign operations. As such, there are no items to be reported as Annual Comprehensive Income.

In addition to the foregoing, other sections recently issued and not yet adopted are described below:

Capital Disclosures

The CICA issued a new accounting standard, Section 1535, Capital Disclosures, which requires the disclosure of both qualitative and quantitative information that enables users of financial statements to evaluate the entity’s objectives, policies and processes for managing capital. This new standard will be effective for Westwind beginning January 1, 2008.

Financial Instruments

The CICA issued two new accounting standards, Section 3862, Financial Instruments — Disclosure and Section 3863, Financial Instruments — Presentation, which apply to interim and annual financial statements relating to fiscal years beginning on or after October 1, 2007. This new standard will be effective for Westwind beginning January 1, 2008.

Off-Balance Sheet Arrangements

Forward foreign exchange contracts are entered into primarily to manage foreign exchange risk on pending securities settlements in currencies other than the Canadian dollar. Forward foreign exchange contracts are entered into primarily to manage foreign exchange risk on pending securities settlements in currencies other than the Canadian dollar. These derivatives have a nominal fair value due to their short term to maturity, which is typically three business days. At December 31, 2006, there was outstanding one forward foreign exchange contract to sell Australian $9.9 million and to buy $9.0 million Canadian dollars on January 5, 2007. No other derivatives entered into by Westwind were outstanding at June 30, 2007, December 31, 2006 and 2005.

Quantitative and Qualitative Disclosures About Market Risk

Westwind’s principal business activities engender various types of risks, including market, credit, foreign exchange and commodity price risks. Westwind is also exposed to other risks in the conduct of its business such as the effects of inflation. Exposure to these risks could be material to the consolidated financial statements of Westwind. Set forth below is a discussion of some of these risks together with quantitative information regarding the aggregate amount and value of financial instruments that were held that remain outstanding, in each case, as of December 31, 2006 and 2005. Due to the nature of the business of Westwind, in particular the brokerage business, the amount or value of financial instruments that are held will fluctuate on a daily and intra-day basis and the year-end values and amounts presented below are not necessarily indicative of the exposures to market risk and other risks that may be experienced at various times throughout any given year.

Market Risk

Market risk represents the risk of loss that may result from the change in value of a financial instrument due to fluctuations in its market price. Market risk may be heightened during times of significant fluctuations in market activity or market prices, as well as in times when market participants refrain from transacting in typical quantities and/or at typical bid-offer spreads. Westwind’s exposure to market risk is directly related to its role as a financial intermediary in customer trading and to its investment and financing activities. These activities include committing from time to time to purchase large blocks of stock from publicly-traded issuers or their significant shareholders. Westwind trades in equity securities as an active participant in the listed equity markets in Canada, the U.S. and United Kingdom and typically maintains securities in inventory to facilitate trading activities and customer order flow.

The following tables categorize fair value of market risk sensitive financial instruments of Westwind by type of security as of June 30, 2007 and December 31, 2006 and 2005.

	June 30,	December 31,	December 31,
	2007	2006	2005

Equity securities — long	$14,263,943	$8,520,037	$967,251
Broker warrants	3,487,000	3,368,000	1,200,000
Underwriting commitment	10,875,000	10,160,550	8,550,000

	$28,625,943	$22,048,587	$10,717,251

Equity securities — short	$2,515,500	$256,480	$—

Westwind attempts to manage market risk through monitoring of the company’s trading associated with its brokerage activities. In particular, Westwind’s management monitors transactions having a specific risk profile as well as overall securities positions to help manage the company’s overall market risk. In reviewing these transactions and trading positions, management and dedicated risk-management personnel review and consider overall and sector-specific market conditions. Westwind’s accounting staff also monitors trading positions and transactions to ensure that transactions and positions are appropriately reflected on the company’s financial statements as well as the market risk reports that are delivered to management.

Credit Risk

Credit risk arises from potential non-performance by counterparties, customers or equity security issuers. Westwind places and executes customer orders. The orders are then settled by an unrelated clearing organization that maintains custody of customers’ securities and provides financing to customers. The majority of Westwind’s transactions are conducted through its clearing organization. The clearing organization also serves as the primary source of Westwind’s short-term financing (consisting of securities long/securities sold, not yet purchased), which is collateralized by cash and securities owned by Westwind and held on deposit by the clearing organization. At June 30, 2007, December 31, 2006 and 2005, Westwind had on deposit, for this purpose with its clearing organization, $3.9 million, $2.3 million and $0.8 million, respectively. The securities owned by Westwind may be pledged by the clearing broker in the course of its clearing activities. At any time, amounts receivable from the clearing organization represents amounts receivable in connection with the trading of facilitation and proprietary positions and the commissions earned from customer securities transactions. As of June 30, 2007, December 31, 2006 and 2005, Westwind had cash on deposit with the clearing broker of $350,000. Although the clearing organization represents Westwind’s primary source of credit risk, Westwind is exposed to credit risk from other brokers, dealers and other financial institutions with which it transacts business.

Westwind also has entered into indemnification agreements with its clearing organization that expose Westwind to off-balance sheet credit risk associated with its customers. Under these agreements, Westwind may be required to purchase or sell financial instruments at prevailing market prices in the event a Westwind customer fails to settle a trade on its original terms or in the event cash and securities in customer accounts are not sufficient to fully cover customer obligations. If this were to occur, Westwind would be obligated to settle the particular transaction at prevailing (and potentially unfavorable) market prices. Westwind attempts to mitigate this risk through its customer selection process and through customer account agreements whereby customers agree to comply with margin requirements imposed by governmental and self-regulatory organization regulations and clearing organization policies.

Commodity Price Risk

As described above, Westwind provides financial services that include investment banking to companies in the sectors of mining and energy with over 77.8% of Westwind’s investment banking revenue derived from those sectors in 2006. A significant decline in the price of metals, minerals, oil and natural gas in the commodities market may adversely affect Westwind’s ability to successfully complete investment banking transactions in those sectors or reduce the size of those transactions, and accordingly the fees that Westwind generates from those transactions.

Foreign Currency Risk

Foreign exchange rate risk arises from the possibility that changes in foreign exchange rates will affect the value of assets and liabilities. When Westwind buys or sells a security denominated in a currency other than Canadian dollars or buy or sells where the agency commission paid is in a currency other than Canadian dollars, exposure exists from a net open currency position. Until the position is covered by selling or buying the equivalent amount of the same currency, Westwind is exposed to the risk that the exchange rate may move against it. Westwind attempts to hedge some of the risk arising from foreign exchange activities primarily through the use of forward contracts. Forward foreign exchange contracts are entered into primarily to manage foreign exchange risk on pending securities settlements in currencies other than the Canadian dollar. These derivatives have a nominal fair value due to their short term to maturity, which is typically three business days.

Effect of Inflation

Westwind’s assets are primarily recorded at their current market value and, to a large extent, are liquid in nature. The rate of inflation affects Westwind’s expenses, such as employee compensation, office leasing costs, information technology and communications charges which may not be readily recoverable in the price of services offered by Westwind. In addition, to the extent that inflation causes interest rates to rise and has other adverse effects on the securities markets and on the value of securities held in inventory, it may adversely affect Westwind’s financial position and results of operations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of October 23, 2007 (unless otherwise indicated) certain information regarding the beneficial ownership of Thomas Weisel Partners common stock. In accordance with the rules of the SEC, “beneficial ownership” includes voting or investment power with respect to securities. Unless otherwise indicated, the address for each person listed below is: c/o Thomas Weisel Partners Group, Inc., One Montgomery Street, San Francisco, California 94104. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Shares of Common Stock
	Beneficially Owned(a)
Name of Beneficial Owner	Number	Percent

Directors and Named Executive Officers:
Thomas W. Weisel(b)	2,406,563	9.4%
David A. Baylor(c)	192,276	*
William L. McLeod(d)	144,966	*
Paul C. Slivon(e)	433,200	1.7%
Anthony V. Stais(f)	207,094	*
Matthew R. Barger(g)	11,641	*
Michael W. Brown(h)	13,410	*
B. Kipling Hagopian(i)	26,682	*
Timothy A. Koogle(j)	16,268	*
Michael G. McCaffery(k)	20,178	*
All Directors and Executive Officers as a Group (13 persons)(l)	3,598,325	14.0%
Significant Stockholders:
Nomura America Investment, Inc.(m)	1,332,640	5.1%

*	Less than 1% of the outstanding shares of common stock.

(a)	For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares of Thomas Weisel Partners common stock that such person has the right to acquire within 60 days of the date of determination.

In light of the nature of fully vested Restricted Stock Units (“RSUs”) and fully vested options to acquire common stock (“Options”), we have also included in this table shares of common stock underlying fully vested but undelivered RSUs and fully vested but unexercised Options. For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above, any shares which such person or groups of persons has the right to acquire within 60 days (as well as the shares of common stock underlying fully vested but undelivered RSUs and fully vested but unexercised Options) are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

The shares of common stock underlying fully vested but not yet delivered RSUs included in the table are as follows: Mr. Hagopian — 3,538, Mr. Koogle — 3,538, Mr. McCaffery — 3,538 and all Directors and Executive Officers as a group — 20,613.

The shares of common stock underlying fully vested but unexercised Options included in the table are as follows: Mr. Barger — 11,641, Mr. Brown — 11,641, Mr. Hagopian — 12,730, Mr. Koogle — 12,730, Mr. McCaffery — 16,640 and all Directors and Executive Officers as a group — 65,382.

Each of the executive officers listed above or included in all Directors and Executive Officers as a Group, other than Stephen J. Buell and Mark P. Fisher, has entered into a pledge agreement with us that will secure the liquidated damages provisions in the partners’ equity agreement each of them entered into with us at the time of our initial public offering by a pledge of 50% of the shares of our common stock owned by him (including through indirect ownership and ownership through affiliated entities) at the time of the completion of our initial public offering on February 7, 2006. In addition, each of these executives has agreed not to pledge shares of our common stock owned by them to any party other than us (commonly referred to as a “negative pledge”).

(b)	Mr. Weisel’s beneficial ownership includes (i) 1,551,633 shares of common stock owned by him directly (a portion of which are pledged to Thomas Weisel Partners Group, Inc. as security for certain obligations to Thomas Weisel Partners Group, Inc.), (ii) 765,816 shares of common stock owned by Ross Investments Inc., an entity wholly owned by him (a portion of which are pledged to Thomas Weisel Partners Group, Inc. as security for certain obligations to Thomas Weisel Partners Group, Inc.) and (iii) 89,114 shares of common stock as to which he disclaims beneficial ownership and which are owned by his wife, as trustee for immediate family members of Mr. Weisel. Adult children of Mr. Weisel own 422,515 shares, which shares are not reflected in the table and as to which he disclaims beneficial ownership. Mr. Weisel also holds 51,870 unvested RSUs, ownership of which is not reflected in the table.

(c)	A portion of the shares of common stock held by Mr. Baylor are pledged to Thomas Weisel Partners Group, Inc. as security for certain obligations to Thomas Weisel Partners Group, Inc. Mr. Baylor also holds 31,122 unvested RSUs, ownership of which is not reflected in the table.

(d)	A portion of the shares of common stock held by Mr. McLeod are pledged to Thomas Weisel Partners Group, Inc. as security for certain obligations to Thomas Weisel Partners Group, Inc. Mr. McLeod also holds 22,304 unvested RSUs, ownership of which is not reflected in the table.

(e)	A portion of the shares of common stock held by Mr. Slivon are pledged to Thomas Weisel Partners Group, Inc. as security for certain obligations to Thomas Weisel Partners Group, Inc. Mr. Slivon also holds 31,122 unvested RSUs, ownership of which is not reflected in the table.

(f)	A portion of the shares of common stock held by Mr. Stais are pledged to Thomas Weisel Partners Group, Inc. as security for certain obligations to Thomas Weisel Partners Group, Inc. Mr. Stais also holds 31,122 unvested RSUs, ownership of which is not reflected in the table.

(g)	Mr. Barger’s beneficial ownership includes 11,641 fully vested but unexercised Options.

(h)	Mr. Brown’s beneficial ownership includes 11,641 fully vested but unexercised Options. Mr. Brown also holds 3,538 unvested RSUs, ownership of which is not reflected in the table.

(i)	Mr. Hagopian’s beneficial ownership includes (i) 3,538 shares of common stock underlying fully vested but not yet delivered RSUs, (ii) 12,730 fully vested but unexercised Options and (iii) 10,414 shares of common stock held by he and his wife as trustees of The Hagopian Family Trust. Mr. Hagopian also holds 7,076 unvested RSUs and 6,103 unvested Options, ownership of which is not reflected in the table.

(j)	Mr. Koogle’s beneficial ownership includes (i) 3,538 shares of common stock underlying fully vested but not yet delivered RSUs and (ii) 12,730 fully vested but unexercised Options. Mr. Koogle also holds 7,076 unvested RSUs and 6,103 unvested Options, ownership of which is not reflected in the table.

(k)	Mr. McCaffery’s beneficial ownership includes (i) 3,538 shares of common stock underlying fully vested but not yet delivered RSUs and (ii) 16,640 fully vested but unexercised Options. Mr. McCaffery also holds 7,076 unvested RSUs and 7,628 unvested Options, ownership of which is not reflected in the table.

(l)	In the aggregate, Directors and Executive Officers as a group also hold 300,074 unvested RSUs and 19,834 unvested Options, ownership of which is not reflected in the table.

(m)	Includes up to 486,486 shares of common stock that may be acquired by Nomura America Investment, Inc. pursuant to the warrant issued to it in connection with our reorganization from a limited liability company to a corporation, which became exercisable immediately following the completion of our initial public offering in February 2006. The address of Nomura America Investment, Inc. is 2 World Financial Center, Building B, New York, New York 10281. Information as to the beneficial ownership by Nomura America Investment, Inc. is based on our stock register as of October 23, 2007 and does not reflect purchases or sales of publicly traded shares of our common stock by Nomura America Investment, Inc.

OTHER MATTERS

Householding of Special Meeting Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This practice, known as “householding”, is designed to reduce the volume of duplicate information and reduce printing and postage costs. If you and others who share your mailing address own Thomas Weisel Partners common stock in street name, meaning through bank or brokerage accounts, you may have received a notice that your household will receive only one proxy statement from each company whose stock is held in such accounts. Unless you responded that you did not want to participate in householding, you were deemed to have consented to it and a single copy of our proxy statement has been sent to your address.

We will promptly deliver separate copies of this proxy statement at the request of any stockholder who is in a household that participates in the householding of our proxy materials. You may send your request by mail to our General Counsel’s office at Thomas Weisel Partners Group, Inc., One Montgomery Street, San Francisco, CA 94104 or by telephone at (415) 364-2500.

Shareholder Proposals for 2008 Annual Meeting of Shareholders

Shareholders who, in accordance with the SEC’s Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2008 Annual Meeting of Shareholders must submit their proposals to our Secretary on or before December 20, 2007. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

In accordance with Section 1.11(b) of our By-Laws, for a matter not included in our proxy materials to be properly brought before the 2008 Annual Meeting of Shareholders, a shareholder’s notice of the matter the shareholder wishes to present must be delivered to our Secretary & General Counsel at One Montgomery Street, 37th Floor, San Francisco, California 94104 as follows:

(i) If the 2008 Annual Meeting is scheduled to take place within 30 days before or after the first anniversary date of the 2007 Annual Meeting, such notice shall be delivered not less than 90 days nor more than 120 days prior to the first anniversary date of the 2007 Annual Meeting;

(ii) If, and only if, the 2008 Annual Meeting is not scheduled to take place within 30 days before or after the first anniversary date of the 2007 Annual Meeting, such notice shall be delivered before the close of business on the later of (a) the date ninety days prior to the date of the 2008 Annual Meeting or (b) the tenth day following the date on which the date for the 2008 Annual Meeting is first publicly announced or disclosed.

Assuming that the 2008 Annual Meeting occurs within 30 days before or after the first anniversary date of the 2007 Annual Meeting, any such notice given by or on behalf of a shareholder pursuant to these provisions of our By-Laws (and not pursuant to SEC’s Rule 14a-8) must be received no earlier than January 24, 2008 and no later than February 23, 2008.

ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You also may obtain free copies of the documents we file with the SEC by going to our website at www.tweisel.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

The SEC allows us to incorporate by reference into this proxy statement documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents.

The information filed by us and incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. Statements contained in this proxy statement, or in any document incorporated by reference, regarding the contents of any contract or other document are not necessarily complete and each such statement is qualified in its entirety by reference to such contract or other document filed as an exhibit with the SEC. We incorporate by reference into this proxy statement the following documents filed with the SEC:

•	Our Annual Report on Form 10-K for 2006;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007;

•	Our Current Report on Form 8-K filed on May 7, 2007 (other than the information furnished under Item 7.01 thereto);

•	Our Current Report on Form 8-K filed on May 15, 2007 (other than the information furnished in Exhibit 99.1 thereto);

•	Our Current Report on Form 8-K filed on July 31, 2007 (other than the information furnished under Item 2.02 and Exhibit 99.1 thereto);

•	Our Current Report on Form 8-K filed on October 1, 2007 (other than the information furnished under Item 7.01 thereto); and

any other document we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this proxy statement but prior to the date on which the special meeting is held.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements or other information concerning us, without charge, by written or telephonic request directed to our Shareholder Services Department at (415) 364-2500 or by mail to Thomas Weisel Partners Group, Inc., One Montgomery Street, San Francisco, CA 94104, Attention: General Counsel. We will provide, without charge, to each person to whom a proxy statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means, within one business day of receipt of such request, a copy of any and all of the information that has been incorporated by reference in this proxy statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this proxy statement incorporates).

Annex A

ARRANGEMENT AGREEMENT
dated as of September 30, 2007
by and among
THOMAS WEISEL PARTNERS GROUP, INC.,
TWP ACQUISITION COMPANY (CANADA), INC.,
WESTWIND CAPITAL CORPORATION,
and
LIONEL CONACHER, as SHAREHOLDERS’ REPRESENTATIVE

ARTICLE I	DEFINITIONS	A-5
1.1	Specific Definitions	A-5
1.2	Other Terms	A-5

ARTICLE II	THE TRANSACTIONS	A-6
2.1	The Arrangement	A-6
2.2	Implementation Steps by the Company	A-6
2.3	Implementation Steps by the Parent and Canadian Sub	A-6
2.4	Interim Order	A-7
2.5	Articles of Arrangement, Closing Date and Closing	A-8
2.6	Securities and Corporate Compliance	A-8

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	A-9
3.1	Organization, Good Standing and Qualification	A-9
3.2	Capital Structure	A-9
3.3	Corporate Authority; Approval and Fairness	A-10
3.4	Governmental Filings; No Violations; Certain Contracts, Etc	A-10
3.5	Financial Statements; Certain Debt; Books and Records	A-11
3.6	Undisclosed Liabilities, Etc	A-11
3.7	Absence of Certain Changes	A-11
3.8	Taxes	A-12
3.9	Permits; Registrations	A-13
3.10	Compliance with Laws	A-13
3.11	Real Property	A-13
3.12	Intellectual Property	A-13
3.13	Contracts	A-14
3.14	Litigation	A-14
3.15	Employee Benefit Plans	A-14
3.16	Labor and Employment Matters	A-15
3.17	Environmental Matters	A-15
3.18	Insurance	A-16
3.19	Certain Payments	A-16
3.20	Related Party Transactions	A-16
3.21	Brokers and Finders	A-16
3.22	Disclaimer	A-16

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE PARENT AND CANADIAN SUB	A-16
4.1	Organization, Good Standing and Qualification	A-16
4.2	Corporate Authority	A-17
4.3	Capitalization	A-17
4.4	Capital Structure of Canadian Sub	A-17
4.5	Governmental Filings; No Violations; Certain Contracts, Etc	A-17
4.6	Parent Reports; Financial Statements	A-18
4.7	Financial Ability	A-19
4.8	Litigation	A-19

ARTICLE V	COVENANTS OF THE COMPANY	A-19
5.1	Interim Operations	A-19
5.2	Acquisition Proposals	A-21
5.3	Access and Reports	A-22

ARTICLE VI	OTHER COVENANTS	A-22
6.1	Filings; Other Actions; Notification	A-22
6.2	Publicity	A-23
6.3	Social and Employee-Related Plans	A-23
6.4	Parent Arrangement Shares for Exchange	A-23
6.5	Proxy Statement Filing, etc	A-23
6.6	Parent Meeting	A-23
6.7	Further Assurances	A-23
6.8	Expenses	A-24
6.9	Additional Covenants of Parent and Canadian Sub	A-24
6.10	Cooperation	A-25
6.11	Update to Shareholder List	A-25
6.12	Tax Election	A-25
6.13	Equity and Pledge Agreements	A-26

ARTICLE VII	CONDITIONS TO CLOSING	A-26
7.1	Conditions to Each Party’s Obligation to Effect the Arrangement	A-26
7.2	Conditions to Obligations of Parent and Canadian Sub	A-27
7.3	Conditions to Obligation of the Company	A-28

ARTICLE VIII	TERMINATION	A-28
8.1	Termination by Mutual Consent	A-28
8.2	Termination by Either the Parent or the Company	A-29
8.3	Termination by the Company	A-29
8.4	Termination by the Parent	A-29
8.5	Effect of Termination and Abandonment	A-29

ARTICLE IX	INDEMNIFICATION; SHAREHOLDERS’ REPRESENTATIVE	A-29
9.1	Survival	A-29
9.2	Indemnification by the Shareholders	A-30
9.3	Indemnification by the Parent	A-30
9.4	Monetary Limits on Indemnification	A-31
9.5	Exclusivity	A-32
9.6	Procedure Related to Direct Claim	A-32
9.7	Procedures Related to Third Party Claim	A-33
9.8	Insurance; Tax Benefits	A-33
9.9	Shareholders’ Representative	A-34
9.10	Adjustment to Arrangement Consideration	A-35

ARTICLE X	RESERVED	A-35

ARTICLE XI	MISCELLANEOUS	A-35
11.1	Notices	A-35
11.2	Amendments and Waivers	A-36
11.3	Successors and Assigns	A-36
11.4	Governing Law	A-36
11.5	Consent to Jurisdiction	A-36
11.6	Counterparts	A-36
11.7	No Third Party Beneficiaries	A-36
11.8	Entire Agreement	A-36
11.9	Captions	A-36
11.10	Severability	A-37
11.11	Construction	A-37
11.12	Interpretation	A-37
11.13	Time of Essence	A-37
11.14	Expenses	A-37

SCHEDULE I-A	Shareholders Party to Voting Agreement
SCHEDULE I-B	Parent Stockholders Party to Voting Commitments
SCHEDULE II	Required Company Information
EXHIBIT A	Defined Terms
EXHIBIT B	Plan of Arrangement
EXHIBIT C	Social and Employee-Related Plans
EXHIBIT D	Arrangement Resolution
EXHIBIT E-1	Form of Legal Opinion(s) of Company Counsel
EXHIBIT E-2	Form of Legal Opinion of Sullivan & Cromwell LLP
EXHIBIT E-3	Form of Legal Opinion(s) of Stikeman Elliott LLP and Additional Parent Canadian Counsel
EXHIBIT F	Form of Company Voting Agreement
EXHIBIT G	Form of Voting Commitment
EXHIBIT H	Form of Equity Agreement
EXHIBIT I	Form of Pledge Agreement
EXHIBIT J	Form of Certificate of Designations
EXHIBIT K	Form of Voting and Exchange Trust Agreement
EXHIBIT L	Form of Exchangeable Share Support Agreement
Company Disclosure Letter

ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT (this “Agreement”), dated as of September 30, 2007, by and among Thomas Weisel Partners Group, Inc., a Delaware corporation (the “Parent”), TWP Acquisition Company (Canada), Inc., a corporation organized under the Ontario Business Corporations Act and a wholly-owned subsidiary of the Parent (the “Canadian Sub”), Westwind Capital Corporation, a corporation organized under the Ontario Business Corporations Act (the “Company”), and Lionel Conacher, as Shareholders’ Representative.

RECITALS

WHEREAS, the board of directors of the Company (the “Company Board”) (i) deems it in the best interests of the Company and its Shareholders for the Company to effect the transactions provided for herein, including the Arrangement pursuant to which Canadian Sub will acquire all of the outstanding Company Common Shares and Company Class A Common Shares in exchange for aggregate consideration comprised of the Cash Payment and Consideration Shares (together, the “Arrangement Consideration”) pursuant to the Plan of Arrangement described herein, and (ii) has resolved to recommend that the Shareholders approve the Arrangement Resolution.

WHEREAS, the board of directors of the Parent (i) deems it advisable and in the best interests of Parent and its stockholders to effect, and to cause Canadian Sub to effect, the transactions provided for herein, and (ii) has resolved to recommend that the stockholders of the Parent vote in favor of the issuance of the Parent Arrangement Shares.

WHEREAS, as a condition and inducement to the Parent and Canadian Sub entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, the Parent and Canadian Sub are entering into the Voting Agreement with the Shareholders listed on Schedule I-A hereto pursuant to which, among other things, such Shareholders holding Company Common Shares and Company Class A Common Shares constituting the Requisite Company Vote, have agreed, subject to and in accordance with the terms thereof, to vote all Company Common Shares and Company Class A Common Shares owned by such Shareholders in favor of the approval of the Arrangement Resolution.

WHEREAS, as a condition and inducement to the Parent and Canadian Sub entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, the Shareholders listed on Schedule I-A are entering into the Equity Agreement and the Pledge Agreements with the Parent.

WHEREAS, as a condition and inducement to the Company entering into this Agreement and performing the obligations set forth herein, prior to or concurrently with the execution and delivery of this Agreement, each of the Parent stockholders identified in Schedule I-B has entered into a voting commitment (the “Voting Commitment”) in the form attached hereto as Exhibit G.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1  Specific Definitions.  For purposes of this Agreement, the terms defined in Exhibit A have the meanings specified or referred to therein.

1.2  Other Terms.  Other terms defined elsewhere in the text of this Agreement shall, unless otherwise indicated, have the meaning indicated throughout this Agreement.

ARTICLE II

THE TRANSACTIONS

2.1  The Arrangement.  The Arrangement shall become effective on the Closing Date and the steps to be carried out pursuant to the Arrangement shall become effective on the Closing in the order set out in the Plan of Arrangement in substantially the form set forth in Exhibit B to this Agreement.

2.2  Implementation Steps by the Company.  The Company shall:

(a) subject to the terms of this Agreement, as soon as reasonably practicable, apply in a manner (including as to form, content and procedure) reasonably acceptable to the Parent under Section 182 of the OBCA for the Interim Order and thereafter use its reasonable best efforts to obtain the Interim Order as promptly as practicable;

(b) use its reasonable best efforts to convene and hold the Company Meeting, in accordance with the Interim Order, as promptly as practicable for the purpose of considering the Arrangement Resolution, and to distribute a written summary of this Agreement prepared by the Company in form and substance reasonably satisfactory to the Parent for consideration by the Shareholders in connection therewith;

(c) except as required to convene a quorum or otherwise as permitted under this Agreement, not adjourn (except as required by Law), postpone or cancel (or propose or permit the adjournment, postponement or cancellation of) the Company Meeting without the Parent’s consent (not to be unreasonably withheld or delayed);

(d) through the Company Board, recommend that Shareholders approve the Arrangement Resolution and use commercially reasonable efforts to solicit approval of the Arrangement Resolution from Shareholders representing the Requisite Company Vote;

(e) provide notice to the Parent of the Company Meeting and allow Representatives of the Parent to attend the Company Meeting;

(f) provide notice of the application for the Interim Order and Final Order to the Director;

(g) subject to obtaining the approvals as required by the Interim Order, as promptly as practicable after the Company Meeting, apply in a manner (including as to form, content and procedure) reasonably acceptable to the Parent, to the Court under Section 182 of the OBCA for the Final Order and thereafter use its reasonable best efforts to obtain the Final Order;

(h) subject to obtaining the Final Order and the satisfaction or waiver of the conditions to Closing set forth in Article VII hereto, on the date contemplated in Section 2.5(b) or as soon thereafter as reasonably practicable, send to the Director for endorsement and filing by the Director, the Articles of Arrangement and such other documents as may be required in connection therewith under the OBCA to give effect to the Arrangement; and

(i) without limiting the foregoing, (i) provide the Parent with all drafts, copies of the final versions of and a reasonable opportunity to review and comment on all applications, filings, motions and other documents prepared by or on behalf of the Company in connection with the approval of the Arrangement by the Court and the approval of the Arrangement Resolution by the Shareholders, (ii) consider in a reasonable manner all of the comments on, or proposed changes to, such documents received from, or on behalf of, the Parent, and (iii) make such changes to such documents as are reasonably acceptable to the Company.

2.3  Implementation Steps by the Parent and Canadian Sub.  The Parent and Canadian Sub shall:

(a) subject to the terms of this Agreement, as soon as reasonably practicable following receipt of the Required Company Information, prepare and file with the SEC the Proxy Statement pursuant to Section 6.5;

(b) subject to the terms of this Agreement, as soon as reasonably practicable following the filing and mailing of the Proxy Statement, convene and hold the Parent Meeting for the purpose of considering and approving the issuance of the Parent Arrangement Shares pursuant to this Agreement and the Plan of Arrangement, and advise the Company from time to time as the Company reasonably requests as to the aggregate tally of the proxies received by the Parent in respect of the Parent Meeting;

(c) except as required to convene a quorum or otherwise as permitted under this Agreement, not adjourn (except as required by Law), postpone or cancel (or propose or permit the adjournment, postponement or cancellation of) the Parent Meeting without the Company’s consent (not to be unreasonably withheld);

(d) through the board of directors of the Parent, recommend that the stockholders of Parent vote in favor of the issuance of the Parent Arrangement Shares;

(e) the Parent shall amend the articles of Canadian Sub to create the Exchangeable Shares prior to the Effective Time in a manner consistent with the Canadian Sub share provisions in substantially the form attached as Annex A to the Plan of Arrangement;

(f) subject to obtaining the Final Order and the satisfaction or waiver of the other conditions herein contained in favor of each party, on the Closing Date, the Parent shall:

(1) file the Certificate of Designations, substantially in the form set forth in Exhibit J hereto, with the Secretary of State of the State of Delaware;

(2) execute and deliver and cause CallRightCo and Canadian Sub to execute and deliver, the Exchangeable Share Support Agreement and the Voting and Exchange Trust Agreement; and

(3) create (including if necessary by amending the Parent’s certificate of incorporation) and issue to the Trustee the Voting Share;

(g) include disclosure in the Proxy Statement to be delivered to Parent’s stockholders in connection with the Parent Meeting, describing that certain stockholders (being the stockholders listed on Schedule I-B), including all members of the Parent’s Executive Committee, have entered into the Voting Commitment;

(h) prepare and file with all applicable securities commissions or similar securities regulatory authorities of Canada in consultation with the Company all necessary applications to seek exemptions from the prospectus, registration and other requirements of the applicable securities Laws of all relevant provinces in Canada, for the issuance and resale of Parent Common Stock (including Parent Common Stock issued upon the exchange of Exchangeable Shares) and Exchangeable Shares by the Shareholders on or after the Closing Date, without qualification with or approval of or the filing of any document, including any prospectus or similar document, or the taking of any proceeding with, or the obtaining of any further order, ruling or consent from, any Governmental Entity or pursuant to the fulfillment of any other legal requirement in any such jurisdiction (other than with respect to such first resale, any restrictions on transfer by reason of a holder being a “control person” of the Parent or Canadian Sub for purposes of Canadian securities Laws);

(i) carry out the terms of the Interim Order, as promptly as practicable and as required under the terms thereof to be carried out by the Parent or Canadian Sub;

(j) authorize and reserve for issuance shares of Parent Common Stock and Exchangeable Shares to be issued in the Arrangement and a sufficient number of shares of Parent Common Stock so that the retraction and exchange rights attached to the Exchangeable Shares may be honored;

(k) take all such steps and do all such acts and things, including without limitation, making or causing to be made the Cash Payment and issuing Exchangeable Shares and Parent Common Stock, as are specified in the Plan of Arrangement and the Final Order to be taken or done by the Parent or Canadian Sub; and

(l) without limiting the foregoing, (i) provide the Company with all drafts, copies of the final versions of and a reasonable opportunity to review and comment on all applications, filings, motions and other documents prepared by or on behalf of the Parent in connection with the Parent Meeting and the Proxy Statement, (ii) consider in good faith all of the comments on, or proposed changes to, such documents received from, or on behalf of, the Company, and (iii) make such changes to such documents as are reasonably acceptable to the Parent.

2.4  Interim Order.  The application referred to in Section 2.2(a) shall request that the Interim Order provide:

(a) for each class of Persons to whom notice is to be provided in respect of the Arrangement and the Company Meeting and for the manner in which such notice is to be provided;

(b) that, subject to the approval of the Court, the requisite approval for the Arrangement Resolution shall be not less than 67% of the votes cast on the Arrangement Resolution by the Shareholders present in person or by proxy at the Company Meeting, voting together as a single class, each Company Common Share entitling the holder thereof to one vote on the Arrangement Resolution and each Company Class A Common Share entitling the holder thereof to ten votes on the Arrangement Resolution (the “Requisite Company Vote”);

(c) that, in all other respects, the terms, restrictions and conditions of the Organizational Documents of the Company each as in effect as of the date of this Agreement, including quorum requirements and all other matters, shall apply in respect of the Company Meeting;

(d) for the notice requirements with respect to the application to the Court for the Final Order;

(e) that following Closing, the Shareholders shall be bound by, and through the Shareholders’ Representative entitled to exercise the rights and remedies in respect of, the representations, warranties and covenants in this Agreement, and under and to the extent provided in the indemnification provisions set forth in Article IX of this Agreement; and

(f) confirmation that dissent rights shall not be applicable to the Arrangement because of Section 6.6(a) of the unanimous shareholders’ agreement dated June 10, 2004 in respect of the Company, as amended pursuant to an amendment dated May 30, 2005 (the “Shareholders’ Agreement”) and that such agreement and all rights and obligations thereunder shall terminate at the Closing.

2.5  Articles of Arrangement, Closing Date and Closing.

(a) The Articles of Arrangement shall implement the Plan of Arrangement, and shall, with such other matters as are necessary to effect the Arrangement, and all subject to the provisions of the Plan of Arrangement, provide as follows:

(1) the authorized share capital of Canadian Sub shall be increased or modified by the creation of an unlimited number of Exchangeable Shares having the rights, privileges, restrictions and conditions described in the Plan of Arrangement;

(2) each Shareholder shall be entitled to receive the consideration set out in the Plan of Arrangement for each Company Share held by it, on the terms and subject to the limitations and conditions set out in the Plan of Arrangement; and

(3) Canadian Sub shall become the holder of all of the issued and outstanding Company Shares on the Closing Date.

(b) On the second Business Day after the satisfaction or waiver (subject to applicable Laws) of the last condition to be satisfied or waived (the “Closing Date”) (excluding conditions that, by their terms, cannot be satisfied until the Closing Date, but subject to the satisfaction or, where permitted, waiver of those conditions as of the Closing Date) set forth in Article VII, unless another time or date is agreed to in writing by the Parent and the Company, each acting reasonably, the Articles of Arrangement (in form and substance reasonably satisfactory to the Parent) shall be filed by the Company with the Director. From and after the Closing, the Plan of Arrangement will have all of the effects provided by applicable Laws, including the OBCA. The closing of the Transactions (the “Closing”) will take place at the offices of Sullivan & Cromwell LLP located at 125 Broad Street, New York, NY 10004, on the Closing Date, or at such other location as may be agreed upon by the Parent and the Company.

2.6  Securities and Corporate Compliance.

(a) Each of the Parent and Canadian Sub, on the one hand, and the Company, on the other hand, shall furnish to the other all such information concerning it, its respective Affiliates and its respective shareholders as may be reasonably required to effect the actions described in Section 2.2, Section 2.3, Section 2.5 and this Section 2.6, and each covenants and represents to the other, as to itself and its Subsidiaries, that no information furnished by it or its Subsidiaries that is included or incorporated by reference in (i) the Proxy Statement, (ii) the applications for the Interim Order and the Final Order or (iii) the other documents distributed to the Shareholders in connection with the Company Meeting will, at the date of mailing or filing thereof and, in respect of the Proxy Statement, at the time of the Parent Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated in any such document or necessary in order to make any information so furnished for use in any such document not misleading in the light of the circumstances in which it is furnished or to be used.

(b) Each of the Parent and Canadian Sub, on the one hand, and the Company, on the other hand, shall promptly notify the other if at any time before the Closing it becomes aware that any application for an order described in Section 2.2, Section 2.3, Section 2.5 and this Section 2.6 does not conform to the requirements of Section 2.6(a), or otherwise requires an amendment or supplement to such application. In any such event, the Parent, Canadian Sub and the Company shall cooperate in the preparation of a supplement or amendment to such document, as required and as the case may be, and, if required by applicable Law or the Court, shall cause the same to be distributed to the Shareholders and filed with the relevant securities regulatory authorities of the other provinces and territories of Canada.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Parent by the Company concurrently with the entering into of this Agreement (the “Company Disclosure Letter”) or to the extent that the qualifying nature of such disclosure with respect to such section or subsection is reasonably apparent from the disclosure in any other section or subsection of the Company Disclosure Letter, the Company hereby represents and warrants to the Parent and Canadian Sub that:

3.1  Organization, Good Standing and Qualification.  Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws (as defined in Section 3.10) of its respective jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not be expected to have a Company Material Adverse Effect. The Company has made available to the Parent complete and correct copies of the Organizational Documents of the Company and each of its Subsidiaries, each as amended as of the date of this Agreement.

3.2  Capital Structure.

(a) The authorized share capital of the Company consists of (i) an unlimited number of common shares of which 9,825,678 shares are outstanding as of the date hereof (the “Company Common Shares”), (ii) 750,000 Class A Common Shares of which 750,000 shares are outstanding as of the date hereof (the “Company Class A Common Shares”), (iii) an unlimited number of Class A Preference Shares, none of which are outstanding as of the date hereof and (iv) an unlimited number of Class B Preference Shares, none of which are outstanding as of the date hereof (collectively, the “Company Shares”). All of the Company Shares have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no shares reserved for issuance. The Company is not a reporting issuer (as such term is defined under the Securities Act (Ontario)) and there is no published market for the Company Shares.

(b) The Company has, concurrently with the execution and delivery of this Agreement, delivered to the Parent a true and complete list (the “Shareholder List”) of the Shareholders on the date hereof, showing with respect to each such Shareholder (i) the number of Company Common Shares and Company Class A Common Shares owned beneficially and of record by such Shareholder, (ii) the number and class of any restricted shares held by such Shareholder that remain subject to repurchase, redemption or call or a vesting period following the Closing and a description of such repurchase, redemption or call rights or vesting period, and (iii) an estimate of the portion of the Arrangement Consideration to which such Shareholder would be entitled in connection with the Arrangement based on information reasonably available to the Company and the agreed assumptions and allocations set forth in such schedule. No shareholder or former shareholder of the Company or any other Person is or could be entitled to additional payments under the Shareholders Agreement in connection with the Transactions, including pursuant to Sections 3.9(d) and 6.6(b) thereof, other than, in the case of Shareholders, their portion of the Arrangement Consideration hereunder.

(c) Each outstanding share of each of the Company’s Subsidiaries has been duly authorized and validly issued and is fully paid and nonassessable and owned by the Company directly or indirectly, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (a “Lien”). There are no preemptive or other outstanding options, warrants, agreements, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of Capital Stock of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations granting the holders thereof the right to vote (upon a conversion or otherwise) with the Shareholders on any matter.

(d) Section 3.2(d) of the Company Disclosure Letter sets forth (x) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person in each such Subsidiary and (y) the Capital Stock or other direct or indirect ownership interest beneficially owned by the Company or any of its Subsidiaries in any other Person, except for broker warrants and trading positions maintained by the Company and its Subsidiaries in the ordinary course of business. The Company does not own, directly or indirectly, any voting interest in any other Person. For the purpose of this Section 3.2(d), “beneficially owned” means the power, directly or indirectly, of a Person to direct the vote or disposition of shares of Capital Stock.

3.3  Corporate Authority; Approval and Fairness.  (a) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and the Plan of Arrangement and to consummate the Arrangement, subject only to the approval of the Arrangement by the Court and the adoption of the Arrangement Resolution. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms.

(b) The Company Board has (A) determined that the Arrangement is fair to, and in the best interests of, the Company and its Shareholders, approved this Agreement and the Arrangement and the other transactions contemplated hereby, and resolved to recommend that the Shareholders approve the Arrangement Resolution (the “Company Recommendation”) and (B) directed that the Arrangement Resolution be submitted to the Shareholders for their approval.

3.4  Governmental Filings; No Violations; Certain Contracts, Etc.  (a) Other than the filings, notices, approvals, orders, consents, registrations, permits and authorizations (A) pursuant to Section 2.2, (B) required by the Financial Industry Regulatory Authority, (C) required by the Investment Dealers Association of Canada, (D) required by the Financial Services Authority, and (E) set out in Section 3.4(a) of the Company Disclosure Letter (collectively, the “Company Approvals”), no notices, reports or other filings are required to be made by the Company with, nor are any approvals, orders, consents, registrations, permits or authorizations required to be obtained by the Company from, any U.S., Canadian, U.K., or other governmental, regulatory or Self Regulatory Organization, agency, commission or body or any court or other legislative, executive or judicial governmental entity (each, a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Arrangement and the other transactions contemplated hereby by the Company.

(b) The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Arrangement and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of the Organizational Documents of the Company or any of its Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to any agreement, lease, license, contract, note, mortgage or indenture (each, a “Contract”) binding upon the Company or any of its Subsidiaries or, assuming (solely with respect to performance of this Agreement and consummation of the Arrangement and the other transactions contemplated hereby) compliance with the matters referred to in Section 3.4(a), under any requirement of Law applicable to the Company or any of its Subsidiaries or (C) any change in the rights or obligations of any party under any Contract binding upon the Company or any of its Subsidiaries, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, have a Company Material Adverse Effect. Section 3.4(b) of the Company Disclosure Letter sets forth a correct and complete list of Material Contracts pursuant to which consents or waivers are required prior to consummation of the transactions contemplated by this Agreement.

3.5  Financial Statements; Certain Debt; Books and Records.

(a) True and complete copies of the Company’s audited consolidated balance sheet as of December 31, 2006 (the “Audit Date”) and December 31, 2005, together with related audited consolidated statements of income and cash flows for the fiscal years ended December 31, 2006, December 31, 2005 and December 31, 2004, are included in Section 3.5(a)(i) of the Company Disclosure Letter (the “Annual Financial Statements”). True and complete copies of the Company’s unaudited consolidated balance sheet as of June 30, 2007 and 2006, together with related consolidated unaudited statements of income for the six months period then ended, are included in Section 3.5(a)(ii) of the Company Disclosure Letter (the “Interim Financial Statements”, and together with the Annual Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and fairly present the consolidated financial condition and results of operations of the Company and its Subsidiaries as of the respective dates thereof and for the respective periods indicated (subject, in the case of the Interim Financial Statements, to absence of notes and normal year-end recurring audit adjustments that will not be material in amount or effect). Neither the Company nor any of its Subsidiaries is a party to or otherwise involved in any “off-balance sheet arrangements.”

(b) The books and records of the Company and each of its Subsidiaries are complete and correct in all material respects and maintained in all material respects in accordance with sound business practices and with the applicable rules of any Governmental Entity. At the Closing, all material books and records of the Company and its Subsidiaries will be in the possession or control of the Company or will be made available or delivered to the Parent at or promptly following the Closing.

(c) The Company and its Subsidiaries maintain books, records and accounts that, in all material respects, accurately and fairly reflect the transactions and dispositions of the Company’s and its Subsidiaries’ assets. The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any material differences.

3.6  Undisclosed Liabilities, Etc.  (a) Section 3.6 of the Company Disclosure Letter sets forth all of the outstanding Indebtedness of the Company and its Subsidiaries as of the date hereof.

(b) The Company and its Subsidiaries do not have any liabilities or obligations of any nature (whether known, unknown, absolute, accrued, contingent or otherwise, whether direct or indirect, or as guarantor or otherwise with respect to any liability or obligation of any other Person and whether due or to become due), except (i) as and to the extent reflected in the Financial Statements, (ii) for liabilities and obligations incurred in the ordinary course of business under the Contracts and not required under GAAP to be reflected in the Financial Statements or (iii) incurred since June 30, 2007 in the ordinary course of business.

3.7  Absence of Certain Changes.  From the Audit Date to the date hereof, the Company and its Subsidiaries have conducted their business only in the ordinary course of their business consistent with past practices and there has not been any Company Material Adverse Effect. In particular, from the Audit Date to the date hereof, except as otherwise permitted by this Agreement there has not been:

(a) any merger or consolidation with any other Person or winding-up, dissolution or liquidation of the Company or any of its Subsidiaries;

(b) any acquisition of assets in excess of $250,000 on an individual basis or $500,000 in the aggregate (including the acquisition of shares of capital stock of a Person) outside the ordinary course of business by the Company or its Subsidiaries from any other Person;

(c) any incurrence of indebtedness by the Company or its Subsidiaries for borrowed money or any guarantee of any such indebtedness of any other Person or any issuance or sale of any debt securities or warrants or other rights to acquire any debt securities, other than indebtedness for borrowed money incurred in the ordinary course of business by the Company and its Subsidiaries consistent with past practices;

(d) transfer, sale, lease or other disposition of any of the Company’s or its Subsidiaries’ assets or businesses, other than in the ordinary course of business;

(e) issuance, sale, transfer or other disposition or encumbrance by the Company or its Subsidiaries of the Company’s or its Subsidiaries’ Equity Securities;

(f) any reclassification, split, combination, subdivision, redemption, purchase or other acquisition by the Company or its Subsidiaries of any of the Company’s or its Subsidiaries’ Equity Securities;

(g) any termination or departure of any managing director-level employee of the Company or any of its Subsidiaries;

(h) any exercise of Broker Warrants by the Company or its Subsidiaries other than in the ordinary course of business;

(i) any transaction of the type described in Section 3.20(b);

(j) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance;

(k) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of Capital Stock of the Company or any of its Subsidiaries (except for dividends or other distributions by any direct or indirect wholly-owned Subsidiary to the Company or to any wholly-owned Subsidiary of the Company);

(l) any material change in any method of accounting or accounting practices by the Company or any of its Subsidiaries;

(m) any change in the methodology used for determining compensation or severance that results in an increase in the compensation or severance payable or to become payable to its officers or employees (except for increases in compensation to employees in the ordinary course of business and consistent with past practice) or any establishment, adoption, entry into or amendment of any employee benefit plan, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Laws;

(n) any amendment or change to the Organizational Documents;

(o) any material Tax election, any material change in method of Tax accounting, any change in respect of a material Tax election previously made by the Company or any of its Subsidiaries or any settlement of a material Tax claim with any Governmental Entity; or

(p) any agreement or undertaking by the Company or any of its Subsidiaries to do any of the foregoing.

3.8  Taxes.  The Company and each of its Subsidiaries (i) have duly and timely prepared in good faith and filed all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects, (ii) have paid all Taxes that were required to be paid by them and withheld all Taxes that the Company or any of its Subsidiaries were obligated to withhold from amounts owing to any employee, creditor or third party, other than Taxes that are immaterial in amount or that are being contested in good faith (and for which adequate reserves have been established), (iii) have made adequate reserves for all material Taxes that are not yet due and payable, and (iv) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. As of the date of this Agreement, there are not pending or, to the

Knowledge of the Company, threatened any material audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters relating to the Company or any of its Subsidiaries. There are not, to the Knowledge of the Company, any unresolved questions or claims concerning the Company’s or any of its Subsidiaries’ Tax liability that would, if resolved against the Company or any such Subsidiary, have a Company Material Adverse Effect. The Company has made available to the Parent true and correct copies of all Tax Returns filed by the Company and its Subsidiaries since December 31, 2003. Neither the Company nor any of its Subsidiaries has any material liability with respect to income, franchise or similar Taxes that accrued on or before December 31, 2003 in excess of the amounts accrued with respect thereto that are reflected in the Financial Statements.

3.9  Permits; Registrations.

(a) Section 3.9(a) of the Company Disclosure Letter sets forth, as of the date hereof, each material registration of the Company and its Subsidiaries and each employee of any of them as a broker-dealer, a registered representative or a sales person (or in a similar capacity) with any Self-Regulatory Organization or the securities or commodities commission or other Governmental Entity of any state, province or other jurisdiction; and no other such registrations are required for the Company and its Subsidiaries to own and operate their businesses as presently conducted. Each such registration is in good standing in all material respects.

(b) The Company and its Subsidiaries have all material permits, governmental licenses, and similar authority necessary for the conduct of their businesses as presently conducted. Neither the Company nor any of its Subsidiaries is in default in any material respect under any of such franchises, permits, licenses, or other similar authority.

(c) Neither the Company nor any of its Subsidiaries is required to be registered under the U.S. Investment Company Act of 1940, as amended.

3.10  Compliance with Laws.  The business of the Company and its Subsidiaries has been, and is being, conducted in compliance, in all material respects, with all national, federal, state, provincial, local or foreign statutes, ordinances, rules or regulations, in each case having the force of law. Except with respect to regulatory matters covered by Section 3.4(a), no investigation or review by any Governmental Entity (including any Self-Regulatory Organization) with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened. Each of the Company and its Subsidiaries has obtained and is in compliance with all permits, licenses, certifications, approvals, registrations, consents, authorizations, exemptions and orders issued or granted by a Governmental Entity necessary to conduct its business as presently conducted, except those the absence of, or non-compliance with, which would not be expected to result in a Company Material Adverse Effect.

3.11  Real Property.  (a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) With respect to the real property leased or subleased to the Company or its Subsidiaries (the “Leased Real Property”), the lease or sublease for such property is valid and in good standing in all material respects, and none of the Company or any of its Subsidiaries is in material breach of or material default under such lease or sublease, and no event has occurred which, with notice, lapse of time or both, would constitute such a breach or default by any of the Company or its Subsidiaries.

(c) Section 3.11(c) of the Company Disclosure Letter sets forth all leases and subleases of the Leased Real Property that require the consent or approval of the landlord in connection with or upon completion of the Arrangement or the transactions contemplated by this Agreement.

(d) To the Knowledge of the Company, neither the whole (nor any material portion) of Leased Real Property has been condemned, requisitioned, or otherwise taken by any Governmental Entity. No notice of any such condemnation, requisition, or taking has been received by the Company or any of its Subsidiaries. To the Knowledge of the Company, no such condemnation, requisition, or taking of any of the Leased Real Property is threatened.

3.12  Intellectual Property.  (a) The Company and each of its Subsidiaries has sufficient rights to use all Intellectual Property material to their businesses as presently conducted. Such Intellectual Property owned by the Company and its Subsidiaries is valid, and is not subject to any outstanding order, judgment, decree or agreement adversely affecting the Company’s or any of its Subsidiaries’ use thereof or their rights thereto in any material respect. Neither the Company nor any of its Subsidiaries has infringed or otherwise violated in any material respect the Intellectual Property rights of any third party.

(b) The IT Assets of the Company and its Subsidiaries operate and perform in all material respects as required by the Company and its Subsidiaries to operate their business as currently conducted. To the Knowledge of the Company, no person has gained unauthorized access to the IT Assets. The Company has, and each of its Subsidiaries have, implemented reasonable backup and disaster recovery technology related to their respective IT Assets consistent with industry practices.

3.13  Contracts.  (a) Other than as set forth in Section 3.13(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by:

(1) any lease of real or personal property providing for annual rentals of $250,000 or more;

(2) any Contract requiring payments to or from the Company and its Subsidiaries of more than $250,000;

(3) any partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(4) any Contract that (i) purports to limit the type of business in which the Company or any of its Subsidiaries may engage or the geographic locations in which the Company or any of its Subsidiaries may engage in any business, (ii) could require the disposition of any material assets or line of business of the Company or any of its Subsidiaries, (iii) grants “most favored nation” status to any Person, (iv) prohibits or limits the rights of the Company or any of its Subsidiaries to perform any services or conduct any business, or (v) purports to prohibit the Company or any of its Subsidiaries from acquiring the assets or securities of another Person or any of such Person’s Affiliates;

(5) any Contract between the Company or any of its Subsidiaries and any director or officer of the Company or any Person beneficially owning five percent or more of the Company Common Shares or the Company Class A Common Shares;

(6) any Contract providing for indemnification by the Company or any of its Subsidiaries of any Person, except for any such Contract that is entered into in the ordinary course of business;

(7) any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any Capital Stock of any Person or assets (other than Broker Warrants or other securities or commodities trading contracts entered into in the ordinary course of business); and

(8) any other Contract or group of related Contracts that, if terminated, would be expected to result in a Company Material Adverse Effect (the Contracts described in clauses (1) — (8), together with all exhibits and schedules to such Contracts, being the “Material Contracts”).

(b) A copy of each Material Contract has previously been made available to the Parent and is in full force and effect. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party thereto is in material default or breach thereof.

3.14  Litigation.  There are no material civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any other facts or circumstances of which the Company has Knowledge that could reasonably be expected to result in any material claims against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity.

3.15  Employee Benefit Plans.  (a) Section 3.15(a) of the Company Disclosure Letter sets forth a complete list of all benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company and its Subsidiaries and current or former directors of the Company (other than employment contracts in respect of employees of the Company or its Subsidiaries), and deferred compensation, severance, stock option, stock purchase, stock appreciation rights, Company stock based, incentive and bonus plans (the “Company

Benefit Plans”). True and complete copies of all Company Benefit Plans listed in Section 3.15(a) of the Company Disclosure Letter have been made available to Parent.

(b) All contributions required to be made under each Company Benefit Plan, as of the date of this Agreement, have been timely made and all obligations in respect of each Company Benefit Plan have been properly accrued and reflected in accordance with GAAP in the most recent Interim Financial Statements.

(c) There has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Company Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution and delivery of this Agreement, shareholder approval of the Arrangement Resolution nor the consummation of the transactions contemplated hereby will (w) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (x) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in the acceleration of any other material obligation pursuant to, any Company Benefit Plan, or (y) limit or restrict the right of the Company to merge, amend or terminate any Company Benefit Plan. None of the Arrangement, the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement will require or result in payments or entitlements under any Company Benefit Plans that would attract any excise Tax or not be deductible by the Company under applicable tax laws.

(d) All Company Benefit Plans comply in all material respects with applicable local Law. The Company and its Subsidiaries have no material unfunded liabilities with respect to any such Company Benefit Plan. There is no pending or, to the Knowledge of the Company, threatened material litigation to which the Company or any of its Subsidiaries is, or would be, a party relating to the Company Benefit Plans.

3.16  Labor and Employment Matters.

(a) As of the date hereof, no employee of the Company or any of its Subsidiaries holding more than 100,000 Company Shares has given notice terminating employment with the Company or any of its Subsidiaries, which termination will be effective on or after the date of this Agreement and, to the Knowledge of the Company, as of the date hereof, no such employee plans to terminate his or her employment with the Company or any of its Subsidiaries.

(b) Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of any material proceeding in which a Person has asserted that the Company or any of its Subsidiaries has committed an unfair labor practice or that seeks to compel the Company or any of its Subsidiaries to bargain with any labor union or labor organization nor is there pending or, to the Knowledge of the Company, threatened, nor has there been any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries.

3.17  Environmental Matters.  Except for such matters that, individually or in the aggregate, would not be expected to result in a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries have complied at all times with all applicable Environmental Laws, (ii) no property currently or formerly owned or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) is or has been contaminated by the Company or its Subsidiaries with any Hazardous Substance, (iii) neither the Company nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property, (iv) neither the Company nor any of its Subsidiaries has been associated with any release of any Hazardous Substance, (v) neither the Company nor any of its Subsidiaries has received any written communication (or, to the Knowledge of the Company, any oral communication) alleging that the Company or any of its Subsidiaries may be in violation of, or subject to a claim for liability under, any Environmental Law and (vi) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other arrangement with any Governmental Entity or any indemnity or other agreement with any third party in respect of liability for claims under any Environmental Law or with respect to any Hazardous Substances.

3.18  Insurance.  The Company and its Subsidiaries carry property, casualty, general liability and executive liability insurance policies (“Insurance Policies”) with reputable insurance carriers, providing customary coverage for all normal risks incident to the business of the Company and its Subsidiaries that are substantially equivalent to those carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards. The Company and its Subsidiaries are in good standing under each Insurance Policy and all premiums due with respect to all Insurance Policies have been paid.

3.19  Certain Payments.  No director, officer, agent, or employee of the Company or any of its Subsidiaries, either in their capacity as such or otherwise on behalf of the Company or any of its Subsidiaries, has directly or indirectly (i) made any illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services, or (ii) established or maintained any fund or asset required by GAAP or the U.S. Foreign Corrupt Practices Act (assuming it were applicable to the Company) to be recorded in the books and records of the Company that has not been so recorded.

3.20  Related Party Transactions.  No director or executive officer of the Company or any of its Subsidiaries or any immediate family member of any such director or executive officer: (a) is a party adverse to the Company or any of its Subsidiaries in any material legal proceeding or has a material interest adverse to the Company in any such legal proceeding or (b) has, since the beginning of the Company’s last fiscal year, had a direct or indirect material interest in a transaction, or will have a direct or indirect material interest in a currently proposed transaction, in which the Company or any of its Subsidiaries is a participant and the amount involved exceeds $120,000 (other than with respect to the transactions contemplated by this Agreement). For purposes of this Section 3.20, “immediate family member” of a director or executive officer means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such director or executive officer and any person, other than a tenant or employee, sharing the household of a director or executive officer and “executive officer” shall have the meaning set forth in Rule 3b-7 under the Exchange Act (it being understood that without limiting the foregoing, those individuals included within the definition of Knowledge of the Company shall be considered “executive officers”).

3.21  Brokers and Finders.  Neither the Company nor any of its Subsidiaries nor any of the Shareholders nor any of the officers, directors or employees of the Company or any of its Subsidiaries has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the execution and delivery of this Agreement, the Arrangement or the other transactions contemplated in this Agreement.

3.22  Disclaimer.  Neither the Company, any of its Subsidiaries, nor any of their respective officers, directors, employees, Shareholders or representatives has made, and shall not be deemed to have made, to Parent any representation or warranty other than those expressly made by it in Sections 3.1 through 3.22. In particular, other than with respect to those representations and warranties above and in the other Transaction Agreements or the Letter of Transmittal, none of the Company, its Subsidiaries, nor any of their respective officers, directors, employees, Shareholders or representatives has made any other representation or warranty, express or implied, at law or in equity, with respect to the Company or its Subsidiaries, the Company Shares or the business currently, previously or proposed to be conducted by the Company and its Subsidiaries, or the Parent including as to (a) merchantability or fitness for any particular use or purpose, (b) the operation of the business of the Company and its Subsidiaries by the Parent after the Closing in any manner or (c) the probable success or profitability of such business after the Closing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARENT AND CANADIAN SUB

The Parent and Canadian Sub hereby represent and warrant, jointly and severally, to the Company and the Shareholders that:

4.1  Organization, Good Standing and Qualification.  Each of the Parent and Canadian Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification.

4.2  Corporate Authority.

(a) Each of the Parent and Canadian Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, subject only to the approval by the holders of a simple majority of shares of Parent Common Stock voting at a stockholders’ meeting (the “Parent Meeting”) duly called and held for such purpose (the “Requisite Parent Vote”) of the issuance of the Parent Arrangement Shares contemplated by this Agreement and the Plan of Arrangement. Each of this Agreement and the other Transaction Agreements to which the Parent or Canadian Sub is a party has been duly executed and delivered by it, is a valid and binding agreement, and is enforceable against it in accordance with its terms.

(b) The board of directors of the Parent has (A) approved this Agreement, the Plan of Arrangement and the other transactions contemplated hereby and resolved to recommend that the holders of Parent Common Stock vote in favor of the issuance of the Parent Arrangement Shares contemplated by this Agreement and the Plan of Arrangement (the “Parent Recommendation”) and (B) directed that such matter be submitted to the holders of Parent Common Stock for their approval at the Parent Meeting.

(c) The Parent Arrangement Shares, when issued pursuant to the terms of this Agreement, the Plan of Arrangement and the Voting and Exchange Trust Agreement will be validly issued, fully paid and nonassessable, and no stockholder of the Parent or any other Person will have any preemptive right of subscription or purchase in respect thereof.

4.3  Capitalization.  The authorized capital stock of the Parent consists of 100,000,000 shares of common stock, par value $0.01 per share, of which 25,547,611 (“Parent Common Stock”), were outstanding as of the close of business on September 28, 2007. All of the outstanding shares of Parent Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. The Parent has no Parent Common Stock reserved for issuance and there are no outstanding options, warrants or other rights that obligate the Parent to issue or sell any shares of Parent Common Stock, or any securities or obligations convertible or exchangeable into or exercisable for, or a right to subscribe for or acquire, any shares of Parent Common Stock except for Parent Common Stock issuable upon exercise of stock options or other awards that have been or may be granted under the Thomas Weisel Partners Group, Inc. Equity Incentive Plan, under which, as of the close of business on September 28, 2007, there were 6,089,160 shares of Parent Common Stock issuable in respect of such stock options and other awards.

4.4  Capital Structure of Canadian Sub.  The authorized capital stock of Canadian Sub consists of an unlimited number of common shares (“Canadian Sub Common Stock”), of which 100 were outstanding and owned by CallRightCo as of the date hereof. All of the issued and outstanding shares of Canadian Sub Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. The authorized capital stock of CallRightCo consists of 100,000,000 common shares (“CallRightCo Common Stock”), of which 100 were outstanding and owned by the Parent as of the date hereof. All of the issued and outstanding shares of CallRightCo Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. The Canadian Sub Acquisition Shares, when issued pursuant to the terms of this Agreement and the Plan of Arrangement, will be validly issued, fully paid and nonassessable, no shareholder of Canadian Sub will have any preemptive right of subscription or purchase in respect thereof and no other shares of any class of capital stock of Canadian Sub will be outstanding as of the Closing Date except for the Exchangeable Shares to be issued on Closing.

4.5  Governmental Filings; No Violations; Certain Contracts, Etc.  (a) Other than the filings and/or notices (A) pursuant to Section 2.2, (B) under the Investment Canada Act, (C) required by the Financial Industry Regulatory Authority, (D) required by the Investment Dealers Association of Canada, (E) required by the Financial Services Authority, (F) in connection with the Proxy Statement and (G) pursuant to state or provincial securities, takeover and “Blue Sky” Laws (collectively, the “Parent Approvals”), no notices, reports or other filings are required to be made by the Parent or Canadian Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Parent or Canadian Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by the Parent and Canadian Sub and the consummation of the Arrangement and the other transactions contemplated hereby (including, without limitation, the issuance of the Parent Arrangement Shares and the Canadian Sub Acquisition Shares), or in connection with the continuing operation of the business of the Parent and its Subsidiaries following the Closing, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(b) Each of the execution, delivery and performance of this Agreement by the Parent and Canadian Sub does not, and the consummation of the Arrangement and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the Organizational Documents of the Parent or any of its Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Parent or any of its Subsidiaries pursuant to any Contract binding upon the Parent or any of its Subsidiaries or, assuming (solely with respect to performance of this Agreement and consummation of the Arrangement and the other transactions contemplated hereby) compliance with the matters referred to in Section 4.5(a), under any Law to which the Parent or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any Contract binding upon the Parent or any of its Subsidiaries, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

4.6  Parent Reports; Financial Statements.  (a) The Parent has filed or furnished, as applicable, on a timely basis all forms, statements, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act and any rules and regulations promulgated thereunder (the forms, statements, reports and documents filed or furnished since the Audit Date and those filed or furnished subsequent to the date of this Agreement including any amendments thereto, the “Parent Reports”). Each of the Parent Reports, at the time of its filing or being furnished complied, or if not yet filed or furnished, will comply, in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and any rules and regulations promulgated thereunder applicable to the Parent Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment) the Parent Reports did not, and any Parent Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. There is no information of which the Parent or any of its officers or directors is currently aware which would require the Parent to file an amendment to the Parent Reports or a current report with the SEC pursuant to the Exchange Act or the Securities Act and any rules and regulations promulgated thereunder other than to announce the transactions contemplated by this Agreement upon the approval of this Agreement and the transactions contemplated hereby by the board of directors of the Parent.

(b) The Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to effectively ensure that information required to be disclosed by the Parent is recorded and reported on a timely basis to the individuals responsible for the preparation of the Parent’s filings with the SEC and other public disclosure documents. The Parent maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the asset of the Parent, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Parent are being made only in accordance with authorizations of management and directors of the Parent, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Parent’s assets that could have a material effect on its financial statements.

(c) The financial statements included in the Parent Reports fairly present the consolidated financial position and results of operations of the Parent and its consolidated Subsidiaries as of their respective dates and for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end recurring audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as noted therein, and to the Knowledge of the Parent there are no facts or circumstances that would require that such financial statements be withdrawn, restated or otherwise modified in any material respect under GAAP. The Parent has not filed any current report on a confidential basis with the SEC which remains confidential.

4.7  Financial Ability.  The Parent has the financial means to satisfy its obligation to pay the Cash Payment pursuant to the Plan of Arrangement and this Agreement, and the performance of such obligation is not subject to any requirement for the Parent or any of its Affiliates to obtain any financing, consent or approval or meet any financial or other test.

4.8  Litigation.  Other than as disclosed in the Parent Reports, there are no material civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the Knowledge of the Parent, threatened against the Parent or any of its Subsidiaries or any other facts or circumstances of which the Parent has Knowledge that could reasonably be expected to result in any material claims against the Parent or any of its Subsidiaries. Other than as disclosed in the Parent Reports, neither the Parent nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity.

ARTICLE V

COVENANTS OF THE COMPANY

5.1  Interim Operations.  (a) The Company covenants and agrees that, after the date hereof and prior to the Closing (unless the Parent shall otherwise approve in writing, which determination by the Parent shall not be unreasonably delayed, or as otherwise provided for by this Agreement) and except as required by applicable Laws, the business of the Company and each of its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, the Company shall use commercially reasonable efforts to preserve the Company’s and each of its Subsidiaries’ respective business organizations intact and maintain their respective existing relations and goodwill with Governmental Entities, clients, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of their respective present employees and agents. Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the Closing, except as set out in Section 5.1(a) of the Company Disclosure Letter or as the Parent may approve in writing (any determination as to which by the Parent shall not be unreasonably delayed) or as otherwise provided for by this Agreement or as expressly required by applicable Laws, neither the Company nor any of its Subsidiaries will:

(1) adopt or propose any change in its Organizational Documents;

(2) merge or consolidate with any other Person, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses; provided, however, that the Company may amalgamate with 1619372 Ontario Inc., in which case references to the “Company” in this Agreement shall thereafter be references to the corporation resulting from such amalgamation;

(3) acquire assets outside of the ordinary course of business from any other Person with a value or purchase price in the aggregate in excess of $250,000 in any transaction or series of related transactions, other than acquisitions pursuant to Contracts in effect as of the date of this Agreement;

(4) issue, sell, transfer, or otherwise dispose of or encumber (including through any pledge) any Equity Securities of the Company or any of its Subsidiaries;

(5) create or incur any material Lien on any of its assets, other than in the ordinary course of the business of the Company and its Subsidiaries;

(6) make any loans, advances or capital contributions to or investments in any Person (other than among the Company and its Subsidiaries or in the ordinary course of their business);

(7) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its Equity Securities;

(8) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any of its debt securities other than indebtedness for borrowed money incurred in the ordinary course of the business of the Company and its Subsidiaries consistent with past practices (A) not to exceed $500,000 in the aggregate or (B) guarantees incurred in compliance with this Section 5.1 by the Company of indebtedness of its wholly-owned Subsidiaries;

(9) enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement, except for Contracts (including engagement letters) for the provision of investment banking services in the ordinary course of the business;

(10) make any changes with respect to accounting policies or procedures, except as required by changes in GAAP;

(11) amend, modify or terminate any Material Contract, or cancel, modify or waive any debts or claims or waive any rights having in each case a value in excess of $250,000;

(12) (A) make, change or rescind any Tax election, (B) change any annual Tax accounting period, or change any method of Tax accounting or file for any change in Tax accounting method, (C) file any Tax Return, except as is required to be filed by applicable Law, (D) waive or extend the statute of limitations in respect of material Taxes, (E) settle any material Tax claim or assessment or surrender any right to claim a material Tax refund or (F) settle or finally resolve any Tax contest with respect to any material amount of Tax;

(13) transfer, sell, lease, or otherwise dispose of any of its assets, or businesses, except for sales, transfers, leases, or other dispositions of assets (i) in the ordinary course of the business of the Company and its Subsidiaries, (ii) with a fair market value not in excess of $250,000 in the aggregate, (iii) pursuant to Contracts in effect prior to the date of this Agreement, or (iv) consisting of the cash distributions referred to in Section 5.1(a)(14) of the Company Disclosure Letter;

(14) except as set forth in Section 5.1(a)(14) of the Company Disclosure Letter, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its Capital Stock (except for dividends paid by any direct or indirect wholly-owned Subsidiary to the Company or to any other direct or indirect wholly-owned Subsidiary of the Company) or enter into any agreement with respect to the voting of its Capital Stock;

(15) except as required pursuant to existing written, binding agreements in effect as of the date of this Agreement and set forth in Section 5.1(a)(15) of the Company Disclosure Letter, or as otherwise required by applicable Law, (i) grant or provide any severance or termination payments or benefits to any of its directors, officers or employees other than pursuant to existing employment agreements in effect as of the date of this Agreement and made available to the Parent or entered into following the date of this Agreement in the ordinary course consistent with the Company’s current form of employment agreement, provided that Parent be consulted prior to the entry into thereof, (ii) change the methodology for determining compensation and bonus payments to directors, officers or employees other than in the ordinary course of business consistent with past practice, (iii) increase the pension, welfare, severance or other benefits of, or make any new equity awards to directors, officers or employees other than in the ordinary course of business consistent with past practice, (iv) establish, adopt, amend or terminate any of its benefit plans or amend the terms of any outstanding equity awards, (v) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any of its benefit plans, to the extent not already provided in any such benefit plans, (vi) change any actuarial or other material assumptions used to calculate funding obligations with respect to any benefit plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or (vii) forgive any loans to any of its directors, officers or employees;

(16) exercise any Broker Warrants other than in the ordinary course of business and following consultation with the Parent; provided, however, that with respect to all Broker Warrants granted by each issuer thereof to the Company or its Subsidiaries, (i) up to one-third of such Broker Warrants may be exercised at any time; (ii) up to one-third of such Broker Warrants may be exercised only after reasonable consultation with Parent; and (iii) up to one-third of such Broker Warrants may be exercised only with the Parent’s consent; provided further that (x) the portions of the Broker Warrants subject to clauses (ii) and (iii) may be freely exercised by the Company without consultation or the consent of the Parent to the extent that the Broker Warrant would expire on or before January 31, 2008 and (y) any portions of a Broker Warrant that are exercised prior to the date of this Agreement shall be taken into account when determining whether the limitation set forth in clause (i) has been met;

(17) settle any litigation or other proceedings before a Governmental Entity for an amount in excess of $250,000 individually or $500,000 in the aggregate;

(18) take any action that would result in any of the conditions to the Arrangement set forth in Article VII not being satisfied; or

(19) agree or commit to do any of the foregoing.

(b) Prior to making any written communications to any of its or any of its Subsidiaries’ directors, officers or employees pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide the Parent in advance with a copy of the intended communication; the Parent shall have a reasonable period of time to review and comment on the communication and the Parent and the Company shall cooperate in providing any such mutually agreeable communication. The Company shall promptly, and in any event within two (2) Business Days, notify the Parent of any employee of the Company or any of its Subsidiaries having the title of Vice President or above giving notice terminating employment with the Company or any of its Subsidiaries or the Company having Knowledge that any such employee plans to terminate his or her employment with the Company or any of its Subsidiaries.

5.2  Acquisition Proposals.

(a)  No Solicitation or Negotiation.  The Company agrees that, except as expressly permitted by this Section 5.2, neither it nor any of its Subsidiaries nor any of their respective officers and directors shall, and that the Company shall use its reasonable best efforts to instruct, as soon as reasonably practicable following the date hereof, and thereafter use its reasonable best efforts to cause their respective employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) not to, directly or indirectly:

(1) initiate, solicit or encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal;

(2) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any Acquisition Proposal; or

(3) otherwise facilitate any effort or attempt to make an Acquisition Proposal.

(b)  No Change in Recommendation or Alternative Acquisition Agreement.  The Company Board and each committee thereof shall not:

(1) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner that is reasonably likely to adversely affect the consummation of the Arrangement on the terms and conditions set forth in this Agreement, the Company Recommendation; or

(2) except if this Agreement is terminated in compliance with Article VIII of this Agreement, cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement relating to any Acquisition Proposal.

(c)  Existing Discussions.  The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will, as soon as reasonably practicable, take the necessary steps to inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 5.2. The Company also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring it or any of its Subsidiaries to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries and will diligently exercise all of its rights in respect thereof.

(d)  Notice.  The Company agrees that it will promptly (and, in any event, within twenty-four (24) hours) notify the Parent if any inquiries, proposals or offers with respect to an Acquisition Proposal is received by it indicating, in connection with such notice, the name of the Person making such inquiry, proposal or offer and the material terms and conditions thereof (including, if applicable, copies of any proposed agreements relating thereto) and thereafter shall keep the Parent informed, on a current basis, of the status and terms of any such proposals or offers (including any amendments thereto).

5.3  Access and Reports.  Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford the Parent and the Parent’s Representatives reasonable access, during normal business hours throughout the period prior to the Closing, to its employees, properties, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to the Parent all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty made by the Company in this Agreement. All requests for information made pursuant to this Section 5.3 shall be directed to the chief executive officer or other Person designated by the Company.

ARTICLE VI

OTHER COVENANTS

6.1  Filings; Other Actions; Notification.

(a)  Cooperation.  Subject to the terms and conditions set forth in this Agreement, the Company and the Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Arrangement and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Arrangement or any of the other transactions contemplated by this Agreement. Subject to applicable Laws relating to the exchange of information, the Parent shall have the right to direct all matters with any Governmental Entity consistent with its obligations hereunder; provided that the Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to the Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Arrangement and the other transactions contemplated by this Agreement. Each of the Company and the Parent shall give prompt notice to the other of any development or condition that is reasonably expected to result in a Material Adverse Effect with respect to it or of any material failure by it to comply with its obligations under this Agreement or any of the other Transaction Agreements to which it is a party.

(b)  Information.  The Company and the Parent each shall as soon as practicable, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of the Parent, the Company or any of their respective

Subsidiaries to any third party and/or any Governmental Entity in connection with the Arrangement and the transactions contemplated by this Agreement (except for information which either the Parent, in the first part, or the Company, in the second part, in each case acting reasonably, considers highly proprietary, confidential and sensitive, which information shall be exchanged under mutually agreed procedures reasonably designed to protect such information). The Company agrees that it will provide the Required Company Information to the Parent as promptly as practicable following the date of this Agreement.

(c)  Status.  Subject to applicable Law and as required by any Governmental Entity, the Company and the Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices or other communications received by the Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions. Neither the Company nor the Parent shall permit any of its officers or any other representatives or agents to participate in any material meeting or discussion with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

6.2  Publicity.  The initial press release regarding this Agreement and the Arrangement shall be a joint press release and thereafter the Company and the Parent each shall consult with each other prior to issuing any press releases or otherwise making written public announcements with respect to the Arrangement and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Government Entity (a copy of which shall be provided to the other party).

6.3  Social and Employee-Related Plans.  The Parent and the Company agree to use commercially reasonable efforts to implement the social and employee-related plans set forth in Exhibit C in the manner contemplated on Exhibit C.

6.4  Parent Arrangement Shares for Exchange.  The Parent shall duly reserve for issuance the number of Parent Arrangement Shares issuable in connection with the exchange by Shareholders of Canadian Sub Acquisition Shares and upon any issuance of such Parent Arrangement Shares in accordance with the terms and conditions applicable to such exchange, such Parent Arrangement Shares shall be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens other than as contemplated by the Equity Agreement and the Pledge Agreements. Such Parent Arrangement Shares shall be issued pursuant to an effective registration statement under the Securities Act and shall be registered or qualified for sale under such other securities or “blue sky” laws of such jurisdictions in the United States or Canada, in each case as and to the extent provided in the Equity Agreement, and will be listed on the principal national securities exchange on which the Parent Common Stock is then listed or traded.

6.5  Proxy Statement Filing, etc.  The Parent shall prepare and file with the SEC the proxy statement required to be distributed to the stockholders of the Parent in connection with the Parent Meeting (the “Proxy Statement”) as promptly as practicable following receipt of the Required Company Information and shall use its reasonable efforts to mail the Proxy Statement to the stockholders of the Parent as promptly as practicable thereafter.

6.6  Parent Meeting.  The Parent will take, in accordance with applicable Law and its Organizational Documents, all action necessary to convene the Parent Meeting as promptly as practicable to consider and vote upon the approval of the issuance of the Parent Arrangement Shares contemplated by this Agreement and the Plan of Arrangement and to cause such vote to be taken, and through the board of directors of the Parent, will recommend that the stockholders of the Parent vote in favor of the issuance of the Parent Arrangement Shares.

6.7  Further Assurances.  Each party hereto will execute such documents and other instruments and take such further actions as may reasonably be required or desirable to carry out the provisions hereof and consummate the Transactions. Upon the terms and subject to the conditions hereof, each party hereto will use its respective reasonable best efforts (subject, in the case of the Parent and the Company, to Section 6.1) to: (a) take or cause to be taken all actions, and to do or cause to be done all other things, necessary, proper or advisable to consummate the Transactions as promptly as practicable, and (b) obtain in a timely manner all necessary waivers, consents, and approvals and to effect all registrations and filings required or reasonably desirable to carry out the provisions hereof and consummate the Transactions as promptly as practicable.

6.8  Expenses.  All costs and expenses incurred in connection with this Agreement, the Arrangement and other transactions contemplated by this Agreement (including, without limitation, the fees and expenses of financial advisors, accountants and legal counsel) (i) if incurred by the Parent and Canadian Sub, shall be paid by the Parent and (ii) if incurred by the Company, shall be paid by or on behalf of the Company, subject to the limit contemplated by Section 9.2(3).

6.9  Additional Covenants of Parent and Canadian Sub.

(a) Each of the Parent and Canadian Sub agrees that it shall, and shall cause its Subsidiaries to, except as contemplated by this Agreement and the Arrangement or as otherwise approved by the Company (which determination by the Company shall not be unreasonably delayed), until the Closing or the day upon which this Agreement is terminated, whichever is earlier:

(1) not take any action, refrain from taking any action (subject to its commercially reasonable efforts), or permit any action to be taken or not taken, inconsistent with this Agreement or which would reasonably be expected to significantly impede the consummation of the Arrangement;

(2) refrain from entering into any transaction or making any other decisions which would be expected to result in a Parent Material Adverse Effect;

(3) not completely or partially liquidate or wind up;

(4) not reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its Equity Securities in a manner that would materially affect the consideration to be received by Shareholders;

(5) not issue Equity Securities in a transaction where approval of such issuance by the stockholders of Parent would be required;

(6) not declare or pay dividends or make other distributions to its stockholders other than in the ordinary course consistent with past practice;

(7) not take any action that would result in any of the conditions to the Arrangement set forth in Article VII not being satisfied;

(8) not terminate, amend or waive any provision of any of the Voting Commitments;

(9) not agree or commit to do any of the foregoing; and

(10) use its reasonable best efforts to satisfy (or cause the satisfaction of the conditions precedent to its obligations hereunder to the extent the same is within its control) and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the Arrangement and the transactions contemplated by this Agreement, and pay all expenses incidental thereto, including without limitation using its reasonable best efforts to: (i) obtain all Parent Approvals and any other waivers, consents and approvals required to be obtained by it from other parties to loan agreements, leases and other contracts; (ii) effect all necessary registrations and filings and submissions of information requested by Governmental Entities or under provincial or state securities Law or “Blue Sky” rules, in each case required to be effected by it in connection with the Arrangement and the transactions contemplated by this Agreement and participate, and appear in any proceedings before Governmental Entities in respect thereof; and (iii) oppose, lift or rescind any injunction or restraining order or other order or action seeking to stop, or otherwise adversely affecting the ability of the parties to consummate, the Arrangement or the other transactions contemplated hereby; provided that this clause (10) shall not obligate the Parent to make any sale or disposition or enter into any agreement or arrangement that would have a Parent Material Adverse Effect; and

(b) Parent agrees that, until the Closing or the day upon which this Agreement is terminated, whichever is earlier it shall consult in good faith with the Company prior to the Parent or any of its Subsidiaries:

(1) merging or consolidating with any other Person, or restructuring, reorganizing or otherwise entering into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses; and

(2) acquiring assets outside of the ordinary course of business from any other Person with a value or purchase price in the aggregate in excess of $2 million in any transaction or series of related transactions.

6.10  Cooperation.  Until Closing, the Parent, Canadian Sub and the Company shall use commercially reasonable efforts and cooperate in good faith with each other and the Shareholders to effect the Transactions on a tax-efficient basis for the Parent, Canadian Sub, the Company and the Shareholders, including without limitation in connection with the transactions contemplated in Section 6.10 of the Company Disclosure Schedule, and none of the representations, warranties or covenants of Parent, Canadian Sub and the Company shall be deemed breached or violated by such transactions; provided, however, that the Parent and Canadian Sub shall not be required to agree to or implement any amendments, modifications or changes to the extent that, in the Parent’s good faith judgment the implementation of such amendments, modifications or changes would result in any direct or indirect incremental costs or liability to the Parent or Canadian Sub other than incidental costs related to the implementation that are not in the aggregate material to the Parent.

6.11  Update to Shareholder List.  Not less than three (3) Business Days prior to the Closing Date, the Company shall deliver an updated Shareholder List to the Parent reflecting (x) any repurchase of equity from departing employees (other than employees who have on or prior to the date hereof executed and delivered to the Parent the Equity Agreement and Pledge Agreement) and elections made by Shareholders and (y) separately indicating those Shareholders that will be receiving their non-cash consideration in the form of Parent Common Stock and those Shareholders that will be receiving their non-cash consideration in the form of Exchangeable Shares, it being understood, that (i) Shareholders that are Non-Residents of Canada will not be entitled to receive Exchangeable Shares and (ii) each Non-Resident of Canada must receive at least twenty-five percent (25%) of such Shareholder’s portion of the Arrangement Consideration in the form of cash (with any shares of Parent Common Stock or Exchangeable Shares being valued at the volume weighted average of the daily closing prices for a share of Parent Common Stock on the principal securities exchange on which the Parent Common Stock is traded for the ten (10) consecutive trading days ending on the trading day immediately preceding the Closing Date). Upon the delivery of such updated Shareholder List to the Parent, such updated schedule shall be deemed to be the Shareholder List for all purposes of this Agreement and the Plan of Arrangement.

6.12  Tax Election.  Canadian Sub agrees that, at the request of a Shareholder whose Company Shares are exchanged for cash and one or more Exchangeable Shares or Exchangeable Shares alone on the disposition by such Shareholder of Company Shares pursuant to the Arrangement, Canadian Sub shall elect jointly with such Shareholder pursuant to subsection 85(1) of the Income Tax Act (Canada) (the “ITA”) (and any analogous provisions of applicable provincial income tax law) (a “Section 85 Election”), in the prescribed form and within the prescribed time for purposes of the ITA (or applicable provincial income tax law), and shall therein agree with respect to the disposition by such Shareholder of Company Shares that such Shareholder’s proceeds of disposition and Canadian Sub’s cost of acquiring such Company Shares shall be such amount as shall be determined by the Shareholder in its sole discretion within the limits prescribed by the ITA (or applicable provincial income tax law). A Shareholder who elects to make a Section 85 Election shall provide two signed copies of the duly completed prescribed election forms to Canadian Sub, or to a representative appointed by it, within 120 days after the Closing Date. Canadian Sub shall within 30 days after receiving the election forms, and subject to such election forms complying with the requirements imposed under the ITA (or applicable provincial income tax law), sign and return them to the Shareholder for filing with the Canada Revenue Agency (or the applicable provincial tax authority). Except for the obligations to sign and return duly completed election forms which are received within 120 days of the Closing Date, and to provide any information reasonably requested by the Shareholder for the election form concerning Canadian Sub, neither the Company, Canadian Sub, the Parent nor any successor corporation shall be responsible for any taxes, interest or penalties resulting from the failure of Shareholder to properly complete or file such election forms in the form and manner and within the time prescribed by the ITA (or any applicable provincial legislation). Canadian Sub hereby agrees to sign and return an election form received by it more than 120 days following the Closing Date on the same basis provided it is received by Canadian Sub or its appointed representative within the time for filing the Section 85 Election prescribed by the ITA (or applicable provincial income tax law).

6.13  Equity and Pledge Agreements.  The Company shall use its reasonable best efforts to procure that each Shareholder receiving consideration under the Arrangement who has not, on or prior to the date of this Agreement, executed and delivered to Parent the Equity Agreement and a Pledge Agreement execute and deliver such agreements to the Parent on or prior to the Closing. The Company shall use its reasonable best efforts to procure that any Shareholder that is receiving only cash consideration under the Arrangement shall enter into an agreement with Parent on or prior to Closing containing covenants substantially similar to those set forth in Article III of the Equity Agreement and in a form agreed to by the Company and Parent, each acting reasonably.

ARTICLE VII

CONDITIONS TO CLOSING

7.1  Conditions to Each Party’s Obligation to Effect the Arrangement.  The respective obligation of each party to effect the Arrangement is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a)  Shareholder Approval.  The Arrangement Resolution shall have been duly approved by Shareholders constituting the Requisite Company Vote in accordance with the Interim Order, and the issuance of the Parent Arrangement Shares contemplated by this Agreement shall have been duly approved by the holders of Parent Common Stock constituting the Requisite Parent Vote.

(b)  Interim and Final Order.  The Interim Order and the Final Order shall each have been obtained on terms consistent with this Agreement and in a form satisfactory to each of the Company and the Parent, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to either the Company or the Parent, acting reasonably, on appeal or otherwise.

(c)  Regulatory Consents.  (1) The Parent shall have received a determination or deemed approval by the Minister of Industry that the transactions contemplated hereby are of “net benefit to Canada” for purposes of the Investment Canada Act.

(2) Other than the filing of the Plan of Arrangement with the appropriate Governmental Entity, the Parent Approvals and the Company Approvals shall have been made or obtained (as the case may be), without the imposition of any term, condition or consequence other than those contemplated by this Agreement and the consummation of the Arrangement, and except where the failure to make or obtain same would not put the combined operations of the Parent, the Company and their respective Subsidiaries at a material competitive disadvantage by comparison with their competitors in the jurisdictions in which they have significant operations.

(d)  Litigation.  No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect that, nor shall there have been instituted or pending any material suit, action or proceeding in which a Governmental Entity or another Person is seeking an order that if successful, would restrain, enjoin or otherwise prohibit consummation of the Arrangement or the other transactions contemplated by this Agreement or that substantially deprives a party of the anticipated benefits of the transactions contemplated by this Agreement and that, in the case of a suit, action or proceeding brought or initiated by a Person other than a Governmental Entity, such suit, action or proceeding is reasonably likely to success on the legal and factual merits.

7.2  Conditions to Obligations of Parent and Canadian Sub.  The obligations of the Parent and Canadian Sub to effect the Arrangement are also subject to the satisfaction or waiver by the Parent at or prior to the Closing of the following conditions:

(a)  Representations and Warranties.  (i) The representations and warranties of the Company set forth in this Agreement that are qualified by reference to Company Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of the date hereof or an earlier date, in which case such representation and warranty shall be true and correct as of such date) and (ii) the representations and warranties of the Company set forth in this Agreement that are not qualified by reference to Company Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of the date hereof or an earlier date, in which case such representation and warranty shall be true and correct as of such date), provided however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(a)(ii) shall be deemed to have been satisfied even if any representations and warranties of the Company (other than Sections 3.1, 3.2 and 3.3 of this Agreement, which must be true and correct in all respects) are not so true and correct as of the Closing Date unless the failure of such representations and warranties of the Company to be so true and correct (considered without regard to any materiality qualifiers therein) would be expected to have a Company Material Adverse Effect.

(b)  Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement and the Plan of Arrangement at or prior to the Closing Date.

(c)  No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

(d)  Consents Under Agreements.  The Company shall have obtained the consent or approval of each Person whose consent or approval shall be required under (1) the 70 York Street Lease, dated as of July 4, 2002, between 70 York Street Limited, Westwind Capital Partners Inc., Lionel F. Conacher and David M. Beatty and (2) any other Contract to which the Company or any of its Subsidiaries is a party, except those such other Contracts for which the failure to obtain such consent or approval would not be expected to result in a Company Material Adverse Effect.

(e)  Legal Opinions.  The Parent shall have received the written opinion(s) of outside counsel to the Company as to certain legal matters regarding the Company, substantially in the form attached as Exhibit E-1.

(f)  Closing Certificate of the Company.  The Parent shall have received at the Closing a certificate signed on behalf of the Company by each of the Chief Executive Officer and Chief Financial Officer of the Company to the effect that each such Chief Executive Officer and Chief Financial Officer has read Sections 7.2(a) and (b) and the conditions set forth in Sections 7.2(a) and (b) have been satisfied in all material respects.

(g)  Ancillary Agreements.  (1) Each of the following agreements executed by the parties thereto and delivered to the Parent by or on behalf of each such other party thereto on or prior to the date of this Agreement shall be in full force and effect as of the Closing Date and no party thereto (other than the Parent or Canadian Sub) shall have failed to comply with, or breached (and not cured such breach on or before the Closing Date) any such agreement:

(i) the Equity Agreement (in respect of these Shareholders who have executed and delivered such agreement on or before date hereof);

(ii) the Pledge Agreements (in respect of these Shareholders who have executed and delivered such agreement on or before date hereof); and

(iii) the Conacher Employment Agreement.

(2) Each of the Shareholders receiving non-cash consideration under the Arrangement who has not, on or prior to the date of this Agreement, executed and delivered to Parent the Equity Agreement and the Pledge Agreement shall have executed and delivered such agreements to the Parent and such agreements shall remain in full force and effect.

(h)  Acquisition Co Loan.  The outstanding loan from the Company to 1619372 Ontario Inc. shall have been repaid or repurchased, or the Company and 1619372 Ontario Inc. shall have been amalgamated.

7.3  Conditions to Obligation of the Company.  The obligation of the Company to effect the Arrangement is also subject to the satisfaction or waiver by the Company at or prior to the Closing of the following conditions:

(a)  Representations and Warranties.  The representations and warranties of the Parent and Canadian Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of the date hereof or an earlier date, in which case such representation and warranty shall be true and correct as of such date).

(b)  Performance of Obligations of Parent and Canadian Sub.  Each of the Parent and Canadian Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)  No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect.

(d)  Legal Opinions.  The Company shall have received the written opinion of Sullivan & Cromwell LLP, counsel to the Parent as to certain legal matters regarding Parent and the Parent Common Stock, substantially in the form attached as Exhibit E-2, and the written opinion(s) of Stikeman Elliott LLP and additional Canadian counsel to the Parent as to certain legal matters regarding Canadian Sub and the Canadian Sub Acquisition Shares, substantially in the form attached as Exhibit E-3.

(e)  Closing Certificate of the Parent.  The Company shall have received at the Closing a certificate signed on behalf of the Parent by the Chief Financial Officer of the Parent to the effect that such Chief Financial Officer has read Sections 7.3(a) and (b) and the conditions set forth in Sections 7.3(a) and (b) have been satisfied.

(f)  Company Ancillary Agreements.  Each of the following agreements executed by the parties thereto and delivered to the Company by or on behalf of each such other party thereto on or prior to the date of this Agreement shall be in full force and effect as of the Closing Date and no party thereto (other than the Company) shall have failed to comply with, or breached (and not cured such breach on or before the Closing Date) any such agreement:

(1) the Exchangeable Share Support Agreement; and

(2) the Voting and Exchange Trust Agreement.

(g)  Shareholder Ancillary Agreements.  Each of the following agreements executed or to be executed by the Parent and delivered to the Shareholders party thereto shall have been executed and delivered by the Parent and the Parent shall have complied with and shall not have breached (or shall have cured any such breach on or before the Closing Date) each such agreement:

(1) the Equity Agreement; and

(2) the Pledge Agreements.

ARTICLE VIII

TERMINATION

8.1  Termination by Mutual Consent.  This Agreement may be terminated and the Arrangement may be abandoned at any time prior to the Closing, whether before or after the approval of the Arrangement Resolution by the Shareholders, by mutual written consent of the Company and the Parent by action of their respective boards of directors.

8.2  Termination by Either the Parent or the Company.  This Agreement may be terminated and the Arrangement may be abandoned at any time prior to the Closing by action of the board of directors of the Parent or the Company Board if (i) the Arrangement shall not have been consummated by January 31, 2008 (the “Termination Date”), whether such date is before or after the approval of the Arrangement Resolution by the Shareholders, (ii) the approval by the stockholders of the Parent of the issuance of the Parent Arrangement Shares contemplated by this Agreement and the Plan of Arrangement shall not have been obtained at the Parent Meeting or at any adjournment or postponement of the Parent Meeting taken in accordance with this Agreement or (iii) any Law permanently restraining, enjoining or otherwise prohibiting consummation of the Arrangement shall become final and non-appealable (whether before or after the approval of the Arrangement Resolution by the Shareholders); provided that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that is in material breach of its obligations under this Agreement.

8.3  Termination by the Company.  This Agreement may be terminated by the Company and the Arrangement may be abandoned at any time prior to Closing if there has been a breach of any representation, warranty, covenant or agreement made by the Parent or Canadian Sub in this Agreement, or any such representation and warranty shall have become untrue in any respect after the date of this Agreement, such that Section 7.3(a) or Section 7.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (i) thirty (30) days after written notice thereof is given by the Company to the Parent and (ii) the Termination Date.

8.4  Termination by the Parent.  This Agreement may be terminated by the Parent and the Arrangement may be abandoned at any time prior to the Closing by action of the board of directors of the Parent if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue in any respect after the date of this Agreement, such that Section 7.2(a) or Section 7.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (i) thirty (30) days after written notice thereof is given by the Parent to the Company and (ii) the Termination Date.

8.5  Effect of Termination and Abandonment.  In the event of termination of this Agreement and the abandonment of the Arrangement pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any willful breach of this Agreement.

ARTICLE IX

INDEMNIFICATION; SHAREHOLDERS’ REPRESENTATIVE

9.1  Survival.

(a) The representations and warranties of the Company in this Agreement or in any certificate, schedule or any other instrument delivered by the Company pursuant to this Agreement or by the Shareholders in the Letters of Transmittal and any covenants and other agreements and obligations required to be performed by the Company on or prior to the Closing pursuant to this Agreement will survive beyond the Closing for a period of twelve (12) months following the Closing Date (the last day of such period being the “General Termination Date”), at which time such representations and warranties will expire; provided, however, that, notwithstanding the foregoing, the representations and warranties in Sections 3.1, 3.2 and 3.3 shall survive indefinitely and the representations and warranties in Sections 3.8, 3.15, and 3.17 will survive until the expiration of the applicable statute of limitations (including any extensions thereof); provided further that the representations and warranties made by the Shareholders in the Letter of Transmittal will survive indefinitely (such day of expiration, the “Specific Termination Date,” and together with the General Termination Date, the “Indemnification Termination Dates”).

(b) To the extent that they have not been fully performed at or prior to the Closing Date, the representations and warranties of the Parent and the Canadian Sub and any covenants, agreements or other obligations of the Parent or Canadian Sub required to be performed on or prior to the Closing shall survive beyond the Closing and continue in full force and effect until, and including, the General Termination Date.

9.2  Indemnification by the Shareholders.

Subject to the provisions hereof, the Shareholders will severally, on a pro rata basis based on the portion of the Arrangement Consideration received by each of them (each such Shareholder’s pro rata share, a “Pro Rata Share”), (and as to clause (4) below severally), indemnify the Parent and Canadian Sub and their officers, directors, employees, agents and affiliates (collectively, the “Parent Indemnified Parties”) and defend and hold the Parent Indemnified Parties harmless from and against any loss, liability, damage or expense (“Acquiror Losses”) (including reasonable legal fees and expenses and any other reasonable costs or expenses incurred by the Parent Indemnified Parties whether as a result of being named as a party in any proceeding or the investigation by the Parent Indemnified Parties in determining the existence and amount of any Losses) suffered or incurred by such Parent Indemnified Parties by reason of or arising out of or resulting from:

(1) any breach of any representation or warranty (without giving effect to any qualification as to materiality or Company Material Adverse Effect or similar qualification contained therein) of the Company or the Shareholders contained in this Agreement or in any certificate delivered in connection herewith;

(2) any breach, partial or total, of any covenant, agreement or obligation of the Company contained in this Agreement to the extent such covenant, agreement or obligation is required to be performed by the Company on or prior to the Closing;

(3) the amount (the “Working Capital Shortfall”), by which any cash dividend after the date of this Agreement and on or prior to the Closing Date exceeds the amount of Distributable Capital (determined as provided in Section 5.1(a)(14) of the Company Disclosure Letter and assuming for purposes of this clause (3) that current liabilities includes all Expenses and that current assets does not include any amount in respect of Broker Warrants; and

(4) any breach by such Shareholder of any representation or warranty of the Company contained in the Letter of Transmittal submitted by such Shareholder;

(clauses (1), (2), (3) and (4) above being referred to herein together as the “Company Breaches” and clause (4) being separately referred to herein as a “Shareholder Breach”),

provided that the Shareholders shall not be required to indemnify or save harmless the Parent from any Company Breaches unless a Claim Notice in respect thereof shall have been provided to the Shareholders’ Representative (and in the case of a Shareholder Breach, written notice in respect thereof (a “Shareholder Claim Notice”) shall have been mailed to the relevant Shareholder at the address provided therefor in the Letter of Transmittal or such other address of which the Shareholder has given notice to the Parent in accordance with Section 11.1 (or if no such address is provided, care of the Company’s then principal address)) in accordance with this Article IX on or prior to the General Termination Date or, in the case of any claim, proceeding or other matter based upon a breach of a representation and warranty, on or prior to the date on which such representation and warranty terminates pursuant to Section 9.1.

9.3  Indemnification by the Parent.

Subject to the provisions hereof, the Parent will indemnify the Shareholders (the “Shareholder Indemnified Parties”) and defend and hold each of them harmless from and against any loss, liability, damage or expense (the “Shareholders Losses” and, together with the Acquiror Losses, the “Losses”) (including reasonable legal fees and expenses and any other reasonable costs or expenses incurred by the Shareholders whether as a result of being named as a party in any proceeding or the investigation by the Shareholders in determining the existence and amount of any Losses) suffered or incurred by the Shareholders or any of them by reason of or arising out of or resulting from:

(1) any breach by the Parent or Canadian Sub of any representation or warranty (without giving effect to any qualification as to materiality or Parent Material Adverse Effect or similar qualification contained therein) contained in this Agreement or in any certificate delivered in connection herewith; and

(2) any breach, partial or total, of any covenant, agreement or obligation of the Parent or Canadian Sub contained in this Agreement to the extent such covenant, agreement or obligation is required to be performed by the Parent or Canadian Sub on or prior to the Closing;

(clauses (1) and (2) above being referred to herein together as the “Parent Breaches”),

provided that the Parent shall not be required to indemnify or save harmless the Shareholders from any Parent Breaches unless a Claim Notice in respect thereof shall have provided been provided to the Parent in accordance with this Article IX on or prior to the General Termination Date.

9.4  Monetary Limits on Indemnification.  (a) No claim shall be made by an Indemnified Party under Sections 9.2(1) and 9.2(2) of this Agreement until the aggregate Losses in respect of all matters which could be the subject of indemnification to such Indemnified Party exceeds $1,500,000 in which case the indemnification liability shall commence from the first dollar of Losses. The liability of each Shareholder to indemnify for Losses (including with respect to any Extended Claims) shall not exceed in aggregate 25% of the Arrangement Consideration received by such Shareholder (with any shares of Parent Common Stock or Exchangeable Shares being valued at the volume weighted average of the daily closing prices for a share of Parent Common Stock on the principal securities exchange on which the Parent Common Stock is traded for the ten (10) consecutive trading days ending on the trading day immediately preceding the Closing Date). No claim shall be made by an Indemnified Party under Sections 9.2(1) and 9.2(2) of this Agreement with respect to any matter unless the aggregate Losses suffered or incurred by the Indemnified Party with respect to such matter (taken together with Losses resulting from the same or substantially similar set of circumstances, acts or occurrences) exceeds $50,000. The limitations set forth in this Section shall not apply to indemnification under Section 9.2(3) or Section 9.2(4) and any Losses (or indemnification thereof) in respect of the foregoing shall not be taken into account for purposes of determining whether such limitations have been met (such Losses, “Excluded Losses”).

(b) All Acquiror Losses for which a Parent Indemnified Party is entitled to indemnification hereunder (such event being referred to herein as an “Arrangement Indemnification Event”), other than Excluded Losses and other than Acquiror Losses in respect of indemnifiable Claims arising after the General Termination Date in respect of claims that survive such date (“Extended Claims”), shall be satisfied solely through the enforcement by the Parent against the Pledged Securities of such Shareholder then pledged to the Parent under the Pledge Agreement following a final decision of a court of competent jurisdiction or a mutual settlement agreement entered into between the Parent and the Shareholders’ Representative, it being understood, however, that (x) in the event Excluded Losses shall have been satisfied pursuant to enforcement by the Parent against the Pledged Securities of a Shareholder under such Shareholder’s Pledge Agreement (such Excluded Losses, “Satisfied Excluded Losses”) and an Arrangement Indemnification Event subsequently occurs, to the extent there are no longer Pledged Securities under such Pledge Agreement available to satisfy the applicable Claim, then the Parent Indemnified Party shall be entitled to enforce its indemnification rights hereunder directly against the applicable Shareholder in respect of the Pro Rata Share of such Shareholder in an amount not to exceed the Satisfied Excluded Losses, (y) in the event that Parent has enforced its rights under the Pledge Agreement in respect of any portion of the Pledged Securities as a result of a claim by Parent against a Shareholder under the Equity Agreement, the Parent Indemnified Parties shall thereafter only be entitled to satisfy Acquiror Losses under this Agreement in respect of the Pledged Securities then remaining pledged in favor of Parent under the Pledge Agreement, and, if no Pledged Securities are then pledged to Parent under the Pledge Agreement, such Shareholder’s liability for Acquiror Losses shall terminate, other than with respect to Excluded Losses and other than in the case of Extended Claims and (z) in the event a Shareholder does not enter into a Pledge Agreement, the Parent Indemnified Party shall be entitled to enforce its indemnification rights hereunder directly against the applicable Shareholder. Notwithstanding anything in this Agreement, except with respect to Excluded Losses, in no event will a Shareholder’s obligations to indemnify for Acquiror Losses hereunder (including with respect to any Extended Claims), taken together with any Liquidated

Damages (as defined in the Equity Agreement) paid by such Shareholder under the Equity Agreement, exceed such Shareholder’s Initial Liquidated Damages.

(c) (i) To the extent that there are no more Pledged Securities of a Shareholder remaining to satisfy a Claim in respect of Excluded Losses or Extended Losses for which the Parent Indemnified Parties are entitled to indemnification against such Shareholder hereunder or (ii) in the case of a Shareholder that does not execute a Pledge Agreement, the Parent Indemnified Parties shall be entitled to proceed directly against such Shareholder with respect to such Claim but shall not be obligated to do so before satisfying any such Claim as against any other Shareholder (whether through the Pledged Securities or directly).

9.5  Exclusivity.  Except for claims for specific performance or other injunctive relief from and after the Closing or in the case of fraud or willful breach, recourse under this Article IX will serve as the sole and exclusive remedy for breaches of any covenant, representation, warranty or other provisions in this Agreement. The parties and the Shareholders will not have any liability under, or with respect to, this Agreement other than for indemnification pursuant to this Article IX, except in the case of fraud or willful breach.

9.6  Procedure Related to Direct Claim.

(a) If a claim for Losses is to be made by (i) any Parent Indemnified Parties, or (ii) the Shareholder Indemnified Parties (each an “Indemnified Party”), the Indemnified Party agrees to give prompt written notice (a “Claim Notice”) to the Shareholders’ Representative, in the case of a Parent Indemnified Party or the Parent, in the case of a Shareholder Indemnified Party (or, in the case of a Shareholder Breach, a Shareholder Claim Notice to the applicable Shareholder), in each case on behalf of the parties providing indemnification pursuant to this Article IX (the “Indemnifying Parties”) of the assertion of any fact, condition, event, claim, action or proceeding giving rise to such Losses in respect of which indemnity is sought under this Article IX (a “Claim”); provided that the failure to give such prompt written notice shall not affect the rights of the Indemnified Party except to the extent the Indemnifying Party is actually prejudiced by such failure. The Claim Notice or Shareholder Claim Notice, as applicable, shall specify in reasonable detail (to the extent that the information is available after due inquiry) the factual basis for the Claim and the amount of the Claim, if known and shall include a request for indemnification pursuant to this Article IX.

(b) The obligations of an Indemnifying Party to indemnify, defend and hold harmless an Indemnified Party will terminate on the General Termination Date or the Specific Termination Date, as the case may be; provided, however, that such obligations to indemnify, defend and hold harmless will not terminate with respect to any item as to which one or more Indemnified Parties have, prior to the applicable Indemnification Termination Date, made a claim by delivering a Claim Notice or Shareholder Claim Notice, as applicable, in accordance with this Agreement, and such obligation to indemnify, defend and hold harmless shall continue until such time as the claim to which such Claim Notice or Shareholder Claim Notice, as applicable, relates has been fully quantified and/or adjudicated or otherwise resolved.

(c) In the event that an Indemnifying Party objects to any amount claimed in connection with any Claim specified in any Claim Notice (or, in the case of a Shareholder Breach, such Shareholder objects to any amount claimed in connection with any Claim specified in any Shareholder Claim Notice), the Indemnifying Party (being the Parent, Shareholders’ Representative or the Shareholder, as the case may be) on the one hand and the Parent on the other hand shall for a period of not less than sixty (60) days following delivery of the Claim Notice or Shareholder Claim Notice, as applicable, seek to resolve the Claim in good faith. In connection therewith, such Indemnifying Party shall specify in reasonable detail: (i) any amount set forth in the Claim Notice or the Shareholder Claim Notice, as the case may be, to which the Indemnifying Party objects; and (ii) the nature and basis for such objection.

(d) In the event a Claim Notice or Shareholder Claim Notice has been delivered by the Parent, then Pledged Securities having a Fair Market Value equal to the Loss reflected therein, or in the case of a Third Party Claim, Pledged Securities having a Fair Market Value equal to the amount of such Third Party Claim, shall remain subject to the pledge under the Pledge Agreement and shall not be released from the pledge to either the Parent or the applicable Shareholder, except in accordance with either a written settlement agreement between the Parent and the Shareholders’ Representative (or, in the case of a Claim involving a Shareholder Breach, the applicable

Shareholder) or the final judgment of a court having competent jurisdiction over such matter, after which time there shall be deemed to have been a Payment Event under each Pledge Agreement with respect to Pledged Securities having a Fair Market Value equal to each such Shareholder’s Pro Rata Share of the amount of Losses indemnifiable under this Agreement as set forth in the written settlement agreement or such judgment, as the case may be; provided, however, that in the case of a Claim relating to a Shareholder Breach, there shall be deemed to have been a Payment Event under the applicable Shareholder’s Pledge Agreement with respect to Pledged Securities having a Fair Market Value equal to the amount of Losses indemnifiable under this Agreement as set forth in the written settlement agreement or such judgment, as the case may be.

9.7  Procedures Related to Third Party Claim.

(a) In the event the Parent or the Shareholders’ Representative becomes aware of a third-party claim made by any Person against an Indemnified Party, which claim the Indemnified Party believes is reasonably likely to result in an indemnification claim under this Article IX (a “Third Party Claim”), the Indemnified Party will promptly deliver a Claim Notice with respect to such claim to the applicable Indemnifying Party, and such Indemnifying Party will be entitled, at its expense, to undertake control of the defense thereof by counsel chosen by it that is reasonably acceptable to the Indemnified Party; provided that (x) if the Third Party Claim seeks an order, injunction or other equitable remedy, the Indemnifying Party may undertake control of the defense of such Third Party Claim acting with the prior written consent of the Indemnified Party, (y) in the event that the Parent is the Indemnified Party, the Parent shall have reasonably concluded that there is a reasonable probability that the Third Party Claim may materially and adversely affect its business, the Parent may control such defense and (z) if the Third Party Claim is in respect of Taxes, the Shareholders’ Representative pays any amount of Tax required to be paid in order to dispute such Third Party Claim in respect of Taxes; and provided further that any delay on the part of the Indemnified Party to notify the Indemnifying Party of such Third Party Claim will not relieve the Indemnifying Party of any liability or obligation hereunder except to the extent that the Indemnifying Party has actually been prejudiced as a result of such delay. The Indemnified Party may participate in (but not control) through its own counsel and at its expense the defense of a Third Party Claim of which the Indemnifying Party has undertaken control pursuant to this Section 9.7(a).  Notwithstanding the foregoing and for the avoidance of doubt, the Indemnifying Party will be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not elected to undertake the defense thereof pursuant to this Section 9.7(a).  If the Indemnifying Party fails or refuses to undertake control of the defense of such Third Party Claim within thirty (30) days after the Claim Notice has been delivered to the Indemnifying Party by the Indemnified Party pursuant to Section 9.7(a), the Indemnified Party will have the right to undertake the defense and to compromise and settle such Third Party Claim with counsel of its own choosing.

(b) If the Indemnifying Party chooses to defend any Third Party Claim, all the parties hereto will cooperate in the defense or prosecution of such Third Party Claim, provided that, upon the request of the Indemnified Party, the Indemnifying Party shall enter into a reasonable confidentiality agreement related to the information to be provided by the Indemnified Party with respect to such Third Party Claim.

(c) The Indemnifying Party will not consent to a settlement of, or the entry of any judgment arising from, any such claim or legal proceeding, without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld or delayed). The Indemnifying Party shall have no liability with respect to any settlement or compromise of a Third Party Claim effected without the prior written consent of the Indemnifying Party (which consent will not be unreasonably withheld or delayed).

(d) Each party hereby consents to the non-exclusive jurisdiction of any court in which a Third Party Claim is brought for purposes of any claim for indemnification or reimbursement with respect to such Third Party Claim or the matters alleged therein, and agrees that process may be served on such party with respect to any such claim anywhere in the world.

9.8  Insurance; Tax Benefits.  (a) In calculating the amount of any Loss, there shall be deducted the amount of proceeds actually received under any indemnification arrangement or any insurance policy paid to any Indemnified Party, in the case of any Loss claimed by such Indemnified Party. The reduction specified in this Section 9.8 shall not be applied if to do so would excuse any insurer or indemnitor from any obligation to cover any Loss.

(b) The amount of any payment made pursuant to this Article IX in respect of an indemnified Loss shall be reduced to take into account any Tax benefit actually realized by the Indemnified Party or its Affiliates arising in connection with the accrual or payment of an indemnified Loss and shall be increased to take into account any Tax detriment actually realized by such Indemnified Party or Affiliate arising in connection with the accrual or receipt of an indemnity payment. In computing the amount of any Tax benefit, such Indemnified Party or its Affiliate shall be deemed to recognize all other items of income, gains, loss, deduction or credit before recognizing any item arising from the incurrence of payment of the indemnified Loss. An Indemnified Party or its Affiliate shall be deemed to have “actually realized” a Tax benefit to the extent that, and at such time as, the amount of Taxes payable by such Indemnified Party or its Affiliate is increased above or reduced below, as the case may be, the amount of Taxes such Indemnified Party or its Affiliate would be required to pay but for the receipt of the indemnity payment or incurrence or payment of the indemnified Loss.

9.9  Shareholders’ Representative.  (a) Lionel Conacher, or any successor approved by holders of a majority of the voting power of the Capital Stock of the Company immediately prior to the Closing (such Person and any successor or successors being the “Shareholders’ Representative”), shall act as the representative of the Shareholders, and shall be authorized to act for and on behalf of the Shareholders and to take any and all actions required or permitted to be taken by the Shareholders’ Representative under this Agreement, with respect to any claims (including the settlement thereof) for indemnification pursuant to this Article IX, including without limiting the generality of the foregoing, to (i) give and receive Claim Notices, other notices and communications, including copies of statement of claims and other process which may be served in any such action or proceeding, and the Shareholders hereby direct and authorize the Shareholders’ Representative to accept such service on their behalf, (ii) dispute or resolve any decision from the Parent in respect of this Agreement or the Transactions, (iii) institute or defend any and all legal claims, actions or other proceedings on behalf of the Shareholders in any relevant jurisdiction in respect of any dispute in respect of this Agreement or the Transactions, (iv) negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to such claims, actions or other proceedings and (v) to take all actions necessary or desirable in the judgment of the Shareholders’ Representative for the accomplishment of the foregoing.

(b) The Shareholders shall, based on their Pro Rata Share be responsible for the payment of all fees and expenses incurred by the Shareholders’ Representative in performing his or her duties under this Agreement.

(c) In all matters relating to this Article IX, the Shareholders’ Representative shall be the only party entitled to assert the rights of the Shareholders, and the Shareholders shall be bound by all actions taken by the Shareholders’ Representative in his or her capacity as such. The Parent is authorized to rely conclusively on any such action of the Shareholders’ Representative as being the duly authorized action of the Shareholders and no party shall have any cause of action against the Parent for any action taken by the Parent in reliance upon the instructions, decisions or actions of the Shareholders’ Representative. The Parent shall be entitled to rely on all statements, representations, decisions and actions of the Shareholders’ Representative and shall be entitled to provide notice exclusively to the Shareholders’ Representative in any circumstance in which notice is to be provided to the Shareholders or any Shareholder Indemnified Party or Indemnifying Party .

(d) The Shareholders’ Representative shall at all times act in his or her capacity as Shareholders’ Representative in a manner that the Shareholders’ Representative believes to be in the best interests of the Shareholders. The Shareholders’ Representative shall not be liable, responsible or accountable in damages or otherwise to any Shareholder or any other Person for any error of judgment, or any action taken, suffered or omitted to be taken by it in connection with any claims under this Agreement or in connection with the Transactions, except in the case of its bad faith, fraud or willful misconduct. The Shareholders’ Representative may consult with legal counsel and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel or experts. The Shareholders’ Representative shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement.

(e) Each Shareholder shall indemnify and hold harmless the Shareholders’ Representative against any loss or damage suffered by him or her in the discharge of his or her duties hereunder, except to the extent that such loss or damage shall have been the result of the bad faith, fraud or willful misconduct of the Shareholders’ Representative.

9.10  Adjustment to Arrangement Consideration.  Any payment required under Article IX will be treated for income tax purposes as an adjustment to the Arrangement Consideration.

ARTICLE X

RESERVED

ARTICLE XI

MISCELLANEOUS

11.1  Notices.  Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder will be in writing and will be deemed given: (a) on the date delivered personally to the recipient that is a party hereto, (b) on the date delivered to the recipient that is a party hereto by a private courier, (c) on the date sent by facsimile, with confirmation of transmission, if sent on a Business Day of the recipient that is a party hereto during normal business hours of such recipient, if not, then on the Business Day of such recipient immediately succeeding the date on which such facsimile was sent, or (d) on the first Business Day of the recipient that is party hereto after delivery by or on behalf of the sender to a nationally recognized overnight courier service if sent using an overnight delivery service of such courier. Such communications, to be valid, must be addressed as follows:

If to the Company or the Shareholders’ Representative, to:

Westwind Capital Corporation
Attn: Lionel Conacher
70 York Street
Toronto, Ontario Canada
Facsimile No.: (416) 815-1808

With a copy to (which shall not constitute notice):

Davies Ward Phillips & Vineberg LLP
1 First Canadian Place, 44th Floor
Toronto ON Canada M5X 1B1
Attn: William M. Ainley

Facsimile No: (416) 863-0871

If to the Parent or Canadian Sub, to:

Thomas Weisel Partners Group, Inc.
One Montgomery Street
San Francisco, CA 94104
Attn: Mark P. Fisher
fax: (415) 364-2694

Facsimile No.: (415) 364-2695

With a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP
1870 Embarcadero Road
Palo Alto, California 94303
Attn: Scott D. Miller

Facsimile No.: (650) 461-5700

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above will control.

11.2  Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

11.3  Successors and Assigns.  This Agreement may not be assigned by any party hereto without the prior written consent of the other parties. Subject to the foregoing, all of the terms and provisions of this Agreement will inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns.

11.4  Governing Law.  This Agreement and the schedules hereto will be governed by and interpreted and enforced in accordance with the Laws of the State of New York, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York, except with respect to any mandatory provisions of the OBCA governing the Arrangement.

11.5  Consent to Jurisdiction.  Except as otherwise provided in this Agreement, each party hereto irrevocably submits to the non-exclusive jurisdiction of any state or Federal court located within The City of New York for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby, and agrees to commence any such action, suit or proceeding only in such courts. Each party further agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth herein shall be effective service of process for any such action, suit or proceeding. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

11.6  Counterparts.  This Agreement may be executed in counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts taken together will constitute but one and the same instrument. This Agreement will become effective when each party hereto will have received a counterpart hereof signed by the other party hereto. The parties agree that the delivery of this Agreement and any other agreements and documents at the Closing, may be effected by means of an exchange of facsimile signatures.

11.7  No Third Party Beneficiaries.  Other than as expressly provided in Article IX, no provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

11.8  Entire Agreement.  This Agreement, including the Recitals, the exhibits, the schedules and the other Transaction Agreements and other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto set forth the entire understanding of the parties hereto with respect to the Transactions. All of the foregoing are intended to be and hereby are specifically made a part of this Agreement. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, except for the Confidentiality Agreements which will continue in full force and effect in accordance with their respective terms.

11.9  Captions.  All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement, and will not affect in any way the meaning or interpretation of this Agreement.

11.10  Severability.  Any provision of this Agreement which is invalid or unenforceable in any applicable jurisdiction will be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

11.11  Construction.  For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (a) the meaning assigned to each term defined herein will be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender will include both genders as the context requires, (b) where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning, (c) the terms “hereof,” “herein,” “hereunder,” “hereby” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, (d) when a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified, (e) the word “include,” “includes,” and “including” when used in this Agreement will be deemed to be followed by the words “without limitation,” unless otherwise specified, and (f) a reference to any party to this Agreement or any other agreement or document will include such party’s predecessors, successors, and permitted assigns.

11.12  Interpretation.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement will not apply to the construction and interpretation hereof.

11.13  Time of Essence.  Each of the parties hereto hereby agrees that, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

11.14  Expenses.  Except as otherwise provided in this Agreement, each party will bear its own costs and expenses in connection with this Agreement, the other Transaction Agreements and the Arrangement, and the transactions contemplated hereby and thereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the Arrangement or the other Transactions are consummated.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

THOMAS WEISEL PARTNERS GROUP, INC.

By:	/s/ Mark Fisher
Name:  Mark Fisher
Title:   General Counsel

TWP ACQUISITION COMPANY (CANADA), INC.

By:	/s/ Mark Fisher
Name:  Mark Fisher
Title:   General Counsel

WESTWIND CAPITAL CORPORATION

By:	/s/ Keith Harris
Name:  Keith Harris
Title:   Chief Financial Officer

By:	/s/ Lionel Conacher
LIONEL CONACHER,
as Shareholders’ Representative

EXHIBIT A

DEFINED TERMS

“$” means United States dollars.

“Acquiror Losses” is defined in Section 9.2.

“Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries and (ii) any proposal or offer to acquire in any manner, directly or indirectly, 20% or more of the total voting power or of any class of Equity Securities of the Company, or those of any of its Subsidiaries, or 20% or more of the consolidated total assets (including Equity Securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under common control with such specified Person. The term “control” (including its correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Persons, means the possession, directly or indirectly, of the power to direct (or cause the direction) of the management and policies of such Person, whether through the ownership of voting or other securities, by contract, or otherwise.

“Agreement” is defined in the Preamble to this Agreement.

“Annual Financial Statements” is defined in Section 3.5(a).

“Arrangement” means substantially the events or transactions, taken in the sequence indicated, set forth in Exhibit B to this Agreement.

“Arrangement Consideration” is defined in the Recitals to this Agreement.

“Arrangement Indemnification Event” is defined in Section 9.4(b).

“Arrangement Resolution” means the special resolution approving the Plan of Arrangement to be considered at the Company Meeting, substantially in the form of Exhibit D.

“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement that are required by the OBCA to be filed with the Director after the Final Order is made in order for the Arrangement to become effective.

“Audit Date” is defined in Section 3.5(a).

“Authorization” means any authorization, approval, consent, certificate, license or permit of or from any Governmental Entity or pursuant to any Law.

“Broker Warrants” means broker warrants owned beneficially by the Company or its Subsidiaries as of the date hereof or granted to the Company or its Subsidiaries after the date hereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in San Francisco, California or Toronto, Ontario, Canada are required or permitted by Law to close.

“CallRightCo” means TWP Holdings Company (Canada), ULC, a Nova Scotia unlimited liability company.

“CallRightCo Common Stock” is defined in Section 4.4.

“Canadian Sub” is defined in the Preamble to this Agreement.

“Canadian Sub Acquisition Shares” means the Exchangeable Shares issuable by the Canadian Sub under the Plan of Arrangement, after giving effect to the application of the allocation procedures set forth therein.

“Canadian Sub Common Stock” is defined in Section 4.4.

“Capital Stock” means: (a) in the case of a corporation, its shares of capital stock, (b) in the case of a partnership or limited liability company, its partnership or membership interests or units (whether general or limited), and (c) any other interest that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity.

“Cash Payment” means $45,000,000.

“Claim” is defined in Section 9.6(a).

“Claim Notice” is defined in Section 9.6(a).

“Closing” is defined in Section 2.5(b).

“Closing Date” is defined in Section 2.5(b).

“Company” is defined in the Preamble to this Agreement.

“Company Approvals” is defined in Section 3.4(a).

“Company Benefit Plans” is defined in Section 3.15(a).

“Company Board” is defined in the Recitals to this Agreement.

“Company Breach” is defined in Section 9.2.

“Company Class A Common Shares” is defined in Section 3.2(a).

“Company Common Shares” is defined in Section 3.2(a).

“Company Debt” means all liabilities of the Company or any of its Subsidiaries for borrowed money, whether current or funded, secured or unsecured and all obligations of the Company or any of its Subsidiaries evidenced by bonds, debentures, notes or similar instruments.

“Company Disclosure Letter” is defined in the Preamble to Article III.

“Company Material Adverse Effect” means a Material Adverse Effect with respect to the Company.

“Company Meeting” means the special meeting of Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution.

“Company Recommendation” is defined in Section 3.3(b).

“Company Shares” is defined in Section 3.2(a).

“Conacher Employment Agreement” means the employment agreement of even date herewith and to be effective as of the Closing by and between the Parent and Lionel Conacher.

“Confidentiality Agreements” means the Confidentiality Agreements, dated as of August 10, 2007 and September 6, 2007, respectively, between the Parent and the Company.

“Consideration Shares” means the aggregate Exchangeable Shares and shares of Parent Common Stock to be delivered by Canadian Sub and Parent hereunder pursuant to the Plan of Arrangement, it being understood, however, that the aggregate number of Exchangeable Shares and shares of Parent Common Stock comprising the Consideration Shares shall equal 7,009,112.

“Contract” is defined in Section 3.4(b).

“Court” means the Ontario Superior Court of Justice (Commercial List).

“Director” means the Director appointed pursuant to Section 278 of the OBCA.

“Environmental Law” means any national, federal, provincial, state or local Law relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

“Equity Agreement” means the Equity Agreement, in the form of Exhibit H attached hereto to be entered into between the Parent and each of the Shareholders, provided, that in the case of a Shareholder receiving only cash under the Arrangement, “Equity Agreement” refers to the agreement to be entered into with such Shareholder contemplated by Section 6.13.

“Equity Securities” means (a) shares of Capital Stock, and (b) options, warrants, redemption rights, repurchase rights, securities, calls or other rights convertible into, or exercisable or exchangeable for, directly or indirectly, or otherwise entitling any Person to acquire, directly or indirectly, shares of Capital Stock.

“Exchange Act” means the United States Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchangeable Shares” means the non-voting exchangeable shares in the capital stock of Canadian Sub, having substantially the rights, privileges, restrictions and conditions set forth in Annex A to the Plan of Arrangement.

“Exchangeable Share Support Agreement” means the support agreement, substantially in the form of Exhibit L hereto, entered into by and among the Parent, CallRightCo and Canadian Sub on or prior to the Closing Date.

“Excluded Losses” is defined in Section 9.4(a).

“Expenses” means (a) all of the costs and expenses incurred by the Company in connection with this Agreement, the Arrangement and the other transactions contemplated by this Agreement (including the fees and expenses of the Company’s outside accounting and legal advisors, including Davies Ward Phillips & Vineberg LLP), paid or payable by the Company for services up to and including the Effective Time; and (b) the aggregate of any amounts which the Company may as a result of the completion of the Transactions become obligated to pay to Persons who prior to the Closing Date have ceased to be Shareholders and have transferred their Company Shares to the Company pursuant to the Company’s Organizational Documents and the Shareholders’ Agreement or to those individuals listed on Section 3.2(b) of the Company Disclosure Letter, not to exceed the amount by which the value of the Arrangement Consideration exceeds the amount originally paid by the Company to acquire such Persons’ Company Shares.

“Extended Claim” is defined in Section 9.4(b).

“Final Order” means the final order of the Court approving the Arrangement as such order may be amended by the Court at any time prior to the Closing or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal, in each case in the form reasonably approved by the Parent and the Company.

“Financial Statements” is defined in Section 3.5(a).

“GAAP” means (i) with regard to the Company, Canadian generally accepted accounting principles, and (ii) with regard to the Parent, United States generally accepted accounting principles.

“General Termination Date” is defined in Section 9.1(a)

“Governmental Entity” is defined in Section 3.4(a).

“Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon, and (C) any other substance which may be the subject of regulatory action by any Governmental Entity in connection with any Environmental Law.

“Indebtedness” means any of the following: (a) any indebtedness for borrowed money; (b) any obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities arising in the ordinary course of business; (d) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property; (e) any obligations, contingent or otherwise, under acceptance credit, letters of credit, or similar facilities; and (f) any guaranty of any of the foregoing.

“Indemnification Termination Dates” is defined in Section 9.1(a).

“Indemnified Party” is defined in Section 9.6(a).

“Indemnifying Party” is defined in Section 9.6(a).

“Initial Liquidated Damages” means, with respect to a Shareholder, the dollar amount representing the Initial Liquidated Damages communicated to such Shareholder pursuant to the Equity Agreement.

“Insurance Policies” is defined in Section 3.18.

“Intellectual Property” means all (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (iii) published and unpublished works of authorship, whether copyrightable or not (including databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (iv) all other intellectual property or proprietary rights.

“Interim Financial Statements” is defined in Section 3.5(a).

“Interim Order” means the interim order of the Court as contemplated by Section 2.4, providing for, among other things, the calling and holding of the Company Meeting, as the same may be amended by the Court, in each case in the form reasonably approved by the Parent and the Company.

“ITA” is defined in Section 6.12.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.

“Investment Canada Act” means the Investment Canada Act, R.S.C. 1985, c.28.

“Knowledge of the Company” means the actual knowledge of Lionel Conacher, Keith Harris, and Julie Eisenstat after reasonable inquiry or investigation.

“Knowledge of the Parent” means the actual knowledge of Thomas Weisel, David Baylor or Mark Fisher after reasonable inquiry or investigation.

“Law” means any national, federal, state, provincial, local or foreign statute, ordinance or common law or any rule, regulation or standard, in each case having the force of law, of any Governmental Entity.

“Leased Real Property” is defined in Section 3.11(b).

“Letter of Transmittal” means the letter of transmittal forwarded by the Company to Shareholders in connection with the Arrangement to be completed and signed by each such Shareholder as a condition to receipt of such Shareholder’s portion of the Arrangement Consideration (determined in accordance with the Plan of Arrangement).

“Lien” is defined in Section 3.2(c).

“Losses” is defined in Section 9.3.

“made available”, in respect of any document, refers to the posting of such document on the electronic data room maintained on behalf the Company as of, 6:00 p.m., San Francisco time, on the date that is two calendar days prior to the date of this Agreement, it being understood, however, that a complete list of the documents posted on such electronic data room is set forth on Annex A to the Company Disclosure Letter.

“Material Adverse Effect” means any result, occurrence, change, event, violation, inaccuracy, circumstance, fact or effect (each, an “Effect”) that individually or in the aggregate with any such other Effects (regardless of whether or not such Effect constitutes a breach of any representation or warranty in this Agreement), is or would reasonably be expected to (A) be material and adverse to the assets, liabilities, financial condition, business or results of operations of such Person and its subsidiaries, taken as a whole, or (B) prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement, except in the case of clause (A) any such Effect (i) resulting from any change in applicable law, (ii) resulting from any change in global, national or regional political conditions or in general economic, business, regulatory, political or market conditions or in national or global financial or capital markets, (iii) resulting from any change affecting generally the investment banking industry in the United States or Canada, (iv) resulting from any natural disaster, (v) relating to a change in the market trading price or trading volume of shares of that person, other than as a result of a Material Adverse Effect and (vi) resulting from the public announcement or pendency of the transactions contemplated by this Agreement; provided that with respect to clauses (ii), (iii) and (iv), such matter does not have a materially disproportionate effect on such Person and its subsidiaries, taken as a whole, relative to other comparable companies and entities operating in the industries in which the Person and/or its subsidiaries operate.

“Material Contract” is defined in Section 3.13(a)(8).

“Non-Resident of Canada” means (i) a person (other than a partnership) who is a non-resident of Canada for the purposes of the ITA or (ii) a partnership that is not a Canadian partnership for the purposes of the ITA.

“OBCA” means the Ontario Business Corporations Act, as amended from time to time.

“Organizational Documents” means, with respect to any entity, the Certificate of Incorporation, the Articles of Incorporation, By-laws, Articles of Organization, Certificate of Limited Partnership, Certificate of Formation, partnership agreement, limited liability company agreement, formation agreement, joint venture agreement, or other similar constitutive documents of such entity (in each case, as amended through the date of this Agreement).

“Parent” is defined in the Preamble to this Agreement.

“Parent Approvals” is defined in Section 4.5(a).

“Parent Arrangement Shares” means the shares of common stock, par value $0.01 per share, of the Parent to be delivered by the Canadian Sub or CallRightCo either directly in exchange for Company Common Shares and Company Class A Common Shares or in connection with the exchange of Canadian Sub Acquisition Shares in accordance with the terms and conditions of such Canadian Sub Acquisition Shares.

“Parent Breaches” is defined in Section 9.3.

“Parent Common Stock” is defined in Section 4.3.

“Parent Indemnified Parties” is defined in Section 9.2.

“Parent Material Adverse Effect” means a Material Adverse Effect with respect to Parent.

“Parent Meeting” is defined in Section 4.2(a).

“Parent Recommendation” is defined in Section 4.2(b).

“Parent Reports” is defined in Section 4.6(a).

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.

“Plan of Arrangement” means the plan of arrangement in substantially the form of Exhibit B and any amendments or variations made thereto in accordance with this Agreement, the Plan of Arrangement or made at the direction of the Court in the Final Order and consented to by the Parent and the Company, each acting reasonably.

“Pledge Agreements” means the Pledge Agreements in the form of Exhibit I attached hereto, between the Parent and each of the Shareholders.

“Pledged Securities” in respect of a Shareholder has the meaning given to such term in the Pledge Agreement to which such Shareholder is a party.

“Pro Rata Share” is defined in Section 9.2.

“Proxy Statement” is defined in Section 6.5.

“Representative” is defined in Section 5.2(a).

“Required Company Information” means that information concerning the Company set forth on Schedule II.

“Requisite Company Vote” is defined in Section 2.4(b).

“Requisite Parent Vote” is defined in Section 4.2(a).

“Satisfied Excluded Losses” is defined in Section 9.4(b).

“SEC” means the U.S. Securities and Exchange Commission.

“Section 85 Election” is defined in Section 6.12.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Self-Regulatory Organization” means any commission, board, agency or body in any state, province or other jurisdiction that is not a governmental entity but is charged with the supervision or regulation of brokers, dealers, securities underwriting or trading, stock exchanges, commodities exchanges, ECNs, insurance companies or agents, investment companies or investment advisers, including the Investment Dealers Association of Canada and the Financial Industry Regulatory Authority.

“Shareholder Breach” is defined in Section 9.2.

“Shareholder Claim Notice” is defined in Section 9.2.

“Shareholder Indemnified Parties” is defined in Section 9.3.

“Shareholder List” is defined in Section 3.2(b).

“Shareholders” means holders of the Company Common Shares and Company Class A Common Shares.

“Shareholders’ Agreement” is defined in Section 2.4(f).

“Shareholders Losses” is defined in Section 9.3.

“Shareholders’ Representative” is defined in Section 9.9(a).

“Specific Termination Date” is defined in Section 9.1(a).

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries.

“Tax” or “Taxes” means (i) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever imposed by any Governmental Entity, whether computed on a separate, consolidated, unitary, combined or other basis, including those levied on, or measured by, or described with respect to, income, gross receipts, profits, gains, windfalls, capital, capital stock, production, recapture, transfer, land transfer, license, gift, occupation, wealth, environment, net worth, indebtedness, surplus, sales, goods and services, harmonized sales, use, value-added, excise, special assessment, stamp, withholding, business, franchising, real or personal property, health, employee health, payroll, workers’ compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, import or export, and including all license and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions; (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity on or in respect of amounts of the type described in clause (i) above or this clause (ii); (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iv) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of being a transferee or successor in interest to any party.

“Taxing Authority” means any national, federal, possession, state, county, city, municipal, local, foreign or other government, or any political subdivision, agency, department, administration or court of any such government, which has the authority to impose, levy, assess, or collect Taxes, to administer Taxes, to examine Tax Returns or to engage in similar or related activities.

“Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) relating to Taxes that are required to be filed with or made available to a Taxing Authority in any jurisdiction by the Company or any of its Subsidiaries.

“Termination Date” is defined in Section 8.2.

“Third Party Claim” is defined in Section 9.7(a).

“Transaction Agreements” means this Agreement, the Voting Agreements, the Plan of Arrangement, the Equity Agreement, the Pledge Agreements, the Letters of Transmittal, the Voting and Exchange Trust Agreement, the Exchangeable Share Support Agreement and all other agreements entered into in connection with the Transactions and all certificates or other instruments delivered in connection therewith, whether contemplated hereunder or thereunder.

“Transactions” means, collectively, the transactions contemplated herein and in the Plan of Arrangement.

“Trustee” means the trustee acting under the Voting and Exchange Trust Agreement and any successor trustee appointed under the Voting and Exchange Trust Agreement.

“Voting Agreement” means the voting agreement in substantially the form of Exhibit F to be entered into on or prior to the date of this Agreement between the Parent and certain Shareholders.

“Voting and Exchange Trust Agreement” means the voting and exchange trust agreement in substantially the form of Exhibit K attached hereto to be entered into on the Closing Date among the Parent, Canadian Sub and the Trustee.

“Voting Commitment” is defined in the Recitals to this Agreement.

“Voting Share” means the share of Special Voting Preferred Stock of the Parent, par value $0.01 per share, having the rights, privileges and preferences set forth in the Certificate of Designations, substantially in the form set forth on Exhibit J hereto.

“Working Capital Shortfall” is defined in Section 9.2(3).

Annex B

EXHIBIT B

PLAN OF ARRANGEMENT
UNDER SECTION 182
OF THE ONTARIO BUSINESS CORPORATIONS ACT

ARTICLE I

INTERPRETATION

1.1  Definitions.  In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

(a) “Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlled by, or under common control with such specified Person. The term “control” (including its correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Persons, means the possession, directly or indirectly, of the power to direct (or cause the direction) of the management and policies of such Person, whether through the ownership of voting or other securities, by contract, or otherwise;

(b) “Applicable Portion” means the pro rata portion of the Arrangement Consideration payable pursuant to Section 2.3(b) for each Company Share held by a Shareholder referred to in such Section based on the aggregate number of Company Shares to be acquired by Canadian Sub pursuant to such Section;

(c) “Arrangement” means the arrangement involving the Company, its shareholders, Parent and Canadian Sub under Section 182 of the OBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 5.1 or made at the direction of the Court in the Final Order;

(d) “Arrangement Agreement” means the Arrangement Agreement, dated as of September 30, 2007, among Parent, Canadian Sub, the Company and the Shareholders’ Representative, as the same may be amended, modified or supplemented from time to time;

(e) “Arrangement Consideration” means the aggregate consideration payable in connection with the Arrangement comprised of the Cash Payment and the Consideration Shares;

(f) “Arrangement Resolution” means the special resolution approving the Plan of Arrangement to be considered at the Company Meeting, substantially in the form attached as Exhibit D to the Arrangement Agreement;

(g) “Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement that are required by the OBCA to be sent to the Director after the Final Order is made in order for the Arrangement to become effective;

(h) “Business Day” shall have the meaning set forth in the Arrangement Agreement;

(i) “CallRightCo” means TWP Holdings Company (Canada), ULC, an unlimited liability company organized under the laws of the Province of Nova Scotia and a wholly-owned subsidiary of Parent;

(j) “Canadian Sub” means TWP Acquisition Company (Canada), Inc., a corporation existing under the OBCA and a wholly-owned subsidiary of CallRightCo;

(k) “Cash Allocation Percentage” means 30% in respect of each Shareholder referred to in Section 2.3(b), provided that the Cash Allocation Percentage shall be (i) 18% in respect of Company Shares held directly or indirectly by Lionel Conacher, (ii) 100% in respect of Company Shares held directly or indirectly by George Fowlie and (iii) 70% in respect of Company Shares held directly or indirectly by Thomas Allen, subject to adjustment prior to Closing pursuant to Section 6.11 of the Arrangement Agreement;

(l) “Cash Payment” means $45 million minus the Excluded Amount;

(m) “Certificate of Arrangement” means the certificate of arrangement giving effect to the Arrangement to be issued by the Director pursuant to subsection 183 of the OBCA after the Articles of Arrangement have been filed;

(n) “Company” means Westwind Capital Corporation, a corporation existing under the OBCA;

(o) “Company Common Shares” means the common shares in the capital of the Company;

(p) “Company Meeting” means the special meeting of the shareholders of the Company to be called and held for the purpose of considering the Arrangement Resolution and any adjournments or postponements thereof;

(q) “Company Shares” means Company Common Shares and Class A Common Shares of the Company;

(r) “Consideration Shares” means an aggregate number of Exchangeable Shares and shares of Parent Common Stock equal to 7,009,112;

(s) “Court” means the Ontario Superior Court of Justice (Commercial List);

(t) “Depositary” means such person as is appointed by Parent and the Company as the depositary for the purpose of, among other things, exchanging the certificates representing Company Shares for Consideration Shares and cash in connection with the Arrangement;

(u) “Director” means the Director appointed pursuant to Section 278 of the OBCA;

(v) “Dividend Amount” has the meaning set forth in the Exchangeable Share Provisions;

(w) “Effective Date” means the date shown on the Certificate of Arrangement;

(x) “Effective Time” means 12:01 a.m. (Toronto time) on the Effective Date;

(y) “Encumbrances” means hypothecs, pledges, liens, charges, security interests, leases, title retention agreements, mortgages, restrictions, easements, rights-of-way, title defects, options or adverse claims or encumbrances of any kind or character whatsoever;

(z) “Equity Agreement” shall have the meaning set forth in the Arrangement Agreement;

(aa) “Exchangeable Shares” means the non-voting exchangeable shares in the capital of Canadian Sub having the rights, privileges, restrictions and conditions set forth in the Exchangeable Share Provisions;

(bb) “Exchangeable Share Provisions” means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares, which rights, privileges, restrictions and conditions shall be substantially as set out in Annex A hereto;

(cc) “Excluded Amount” shall have the meaning set forth in Section 2.3(b);

(dd) “Final Order” means the final order of the Court approving the Arrangement as such order may be amended by the Court at any time prior to the Effective Time or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

(ee) “Interim Order” means the interim order of the Court as contemplated by Section 2.3 of the Arrangement Agreement, providing for, among other things, the calling and holding of the Company Meeting, as the same may be amended by the Court;

(ff) “ITA” means the Income Tax Act (Canada);

(gg) “Letter of Transmittal” means the letter of transmittal to be completed and signed by each Shareholder as a condition to receipt of such Shareholder’s portion of the Arrangement Consideration;

(hh) “Liquidation Amount” has the meaning set forth in the Exchangeable Share Provisions;

(ii) “Liquidation Call Purchase Price” shall have the meaning set forth in Section 6.1;

(jj) “Liquidation Call Right” shall have the meaning set forth in Section 6.1;

(kk) “Non-Resident of Canada” means (i) a Person (other than a partnership) who is a a non-resident of Canada for the purposes of the ITA or (ii) a partnership that is not a Canadian partnership for the purposes of the ITA;

(ll) “OBCA” means the Ontario Business Corporations Act and the regulations thereunder;

(mm) “Parent” means Thomas Weisel Partners Group, Inc., a corporation existing under the laws of the State of Delaware;

(nn) “Parent Common Stock” means the common stock of Parent, par value $0.01 per share;

(oo) “Person” shall have the meaning set forth in the Arrangement Agreement;

(pp) “Plan of Arrangement” shall have the meaning set forth in Section 1.2;

(qq) “Pledge Agreement” shall have the meaning set forth in the Arrangement Agreement;

(rr) “Redemption Call Right” shall have the meaning set forth in Section 6.2(a);

(ss) “Redemption Call Purchase Price” shall have the meaning set forth in Section 6.2(a);

(tt) “Redemption Date” has the meaning set forth in the Exchangeable Share Provisions;

(uu) “Share Allocation Percentage” means 70% in respect of each Shareholder referred to in Section 2.3(b), provided that the Share Allocation Percentage shall be (i) 82% in respect of Company Shares held directly or indirectly by Lionel Conacher, (ii) 0% in respect of Company Shares held directly or indirectly by George Fowlie and (iii) 30% in respect of Company Shares held directly or indirectly by Thomas Allen, subject to adjustment prior to Closing pursuant to Section 6.11 of the Arrangement Agreement;

(vv) “Shareholders” means the registered holders of Company Shares and, where the context so provides, includes joint holders of such Company Shares;

(ww) “Shareholders Agreement” has the meaning given to such term in the Arrangement Agreement;

(xx) “Shareholders’ Representative” means Lionel Conacher or any successor thereto pursuant to the Arrangement Agreement;

(yy) “Sixth Anniversary” means the sixth anniversary of the Effective Date;

(zz) “Transfer Agent” has the meaning set forth in the Exchangeable Share provisions; and

(aaa) “Transfer Value” means an amount per Company Share determined in accordance with Schedule B of the Shareholders Agreement based on the Shareholders Equity (as defined therein) as at the date of the Arrangement Agreement multiplied by 1.4, which amount is equal to [CDN$4.87]. [Note: Bracketed amount as at July 31, 2007. Final amount to be inserted based on financial statements for period ended September 30, 2007.]

1.2  Interpretation Not Affected by Headings, Etc.  The division of this Plan of Arrangement into articles, sections and other portions and the insertion of headings are for reference purposes only and shall not affect the interpretation of this Plan of Arrangement. Unless otherwise indicated, any reference in this Plan of Arrangement to “Article” or “section” followed by a number refers to the specified Article or section of this Plan of Arrangement. The terms “this Plan of Arrangement”, “hereof”, “herein”, “hereunder” and similar expressions refer to this Plan of Arrangement, including any appendices hereto, and any amendments, variations or supplements hereto made in accordance with the terms hereof or the Arrangement Agreement or made at the direction of the Court in the Final Order and do not refer to any particular Article, section or other portion of this Plan of Arrangement.

1.3  Rules of Construction.  In this Plan of Arrangement, unless the context otherwise requires, (a) words importing the singular number include the plural and vice versa, (b) words importing any gender include all genders, and (c) “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”.

1.4  Date of Any Action.  In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5  Time.  Time shall be of the essence in every matter or action contemplated hereunder. All times expressed herein or in the Letter of Transmittal are local time (Toronto, Ontario) unless otherwise stipulated herein or therein.

1.6  Currency.  Unless otherwise stated, all references in this Plan of Arrangement to sums of money and payments to be made hereunder are expressed in lawful money of the United States of America.

1.7  Statutes.  Any reference to a statute includes all rules and regulations made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation or rule which amends, supplements or supersedes any such statute, regulation or rule.

ARTICLE II

ARRANGEMENT

2.1  Plan of Arrangement.  This Plan of Arrangement constitutes an arrangement as referred to in Section 182 of the OBCA and is made pursuant to, and is subject to the provisions of, the Arrangement Agreement.

2.2  Binding Effect.  This Plan of Arrangement, upon the filing of the Articles of Arrangement and the issuance of the Certificate of Arrangement, will become effective at, and be binding at and after, the Effective Time on (i) the Company, (ii) Parent and Canadian Sub, (iii) the Shareholders and (iv) all other former and present parties to the Shareholders Agreement.

2.3  Arrangement.  Commencing at the Effective Time, the following shall occur and shall be deemed to occur in the following order without any further act or formality, in each case, effective at the Effective Time:

(a) the Company shall be deemed to have given a transfer notice pursuant to Section 3.7 of the Shareholders Agreement to the holder of each Company Share who has not executed and delivered the Equity Agreement and a Pledge Agreement (or, in the case of a Shareholder whose Share Allocation Percentage is 0%, the Equity Agreement), and each such Company Share shall be cancelled without any further act or formality, and in exchange therefor the Shareholder shall be entitled to receive from Canadian Sub a cash amount equal to the Transfer Value in respect of such Company Share (the aggregate amount payable by the Company pursuant to this Section 2.3(a) being referred to as the “Excluded Amount”), less any applicable taxes required to be withheld under applicable law, and the name of such Shareholder shall be removed from the register of Shareholders of the Company and neither the Company, the Parent, Canadian Sub, such Shareholder nor any other Person shall have any further obligations or rights whatsoever, whether arising prior to, on or after the Effective Date, in respect of such Company Share (including for greater certainty under the Shareholders Agreement and Article IX of the Arrangement Agreement);

(b) each Company Share held by a Shareholder who has executed and delivered the Equity Agreement and a Pledge Agreement (or, in the case of a Shareholder whose Share Allocation Percentage is 0%, the Equity Agreement) shall be transferred by such Shareholder, without any further act or formality, and free and clear of all Encumbrances, to Canadian Sub in exchange for the payment by Canadian Sub to such Shareholder of the Applicable Portion of the Arrangement Consideration, allocated between cash and Exchangeable Shares or shares of Parent Common Stock, based on the Cash Allocation Percentage and the Share Allocation Percentage, respectively, less any applicable taxes required to be withheld under applicable law, and the name of such Shareholder shall be removed from the register of Shareholders of the Company and Canadian Sub will recorded as the registered holder of such Company Share and shall thereafter be deemed to be the legal and beneficial owner of such Company Share;

(c) Consideration Shares received by a Shareholder pursuant to Section 2.3(b) having a Fair Market Value (as defined in the Pledge Agreement of such Shareholder) determined as at the Effective Date equal to such Shareholder’s Initial Liquidated Damages (as defined in the Equity Agreement), free and clear of all Encumbrances, shall be pledged to Parent pursuant to and in accordance with the Pledge Agreement of such Shareholder; and

(d) the Shareholders Agreement shall be terminated and all rights and obligations of the Company, the Shareholders and any other former or present parties thereto before or at the Effective Time shall be forever released, discharged and terminated.

2.4  Election Procedure.

(a) Each Shareholder referred to in Section 2.3(b) who is not a Non-Resident of Canada will be entitled to elect in his, her or its Letter of Transmittal to receive that portion of the Arrangement Consideration that is not payable in cash in the form of Exchangeable Shares or shares of Parent Common Stock. Each such Shareholder in respect of which an effective election in the Letter of Transmittal has not been made prior to the Business Day immediately preceding the Effective Date will be deemed to have made an election to receive the non-cash portion of the Arrangement Consideration payable to such Shareholder in Exchangeable Shares.

(b) If requested by a Shareholder who elects or is deemed to elect to receive a portion of the Arrangement Consideration in the form of Exchangeable Shares on the disposition by such holder of Company Shares pursuant to the Arrangement, Canadian Sub shall elect jointly with any such Shareholder pursuant to subsection 85(1) of the ITA (and any analogous provisions of applicable provincial income tax law) (a “Section 85 Election”), in the prescribed form and within the prescribed time for purposes of the ITA (or applicable provincial income tax law), and shall therein agree with respect to the disposition by such Shareholder of Company Shares that such Shareholder’s proceeds of disposition and Canadian Sub’s cost of acquiring such Company Shares shall be such amount as shall be determined by the Shareholder within the limits prescribed by the ITA (or applicable provincial income tax law). Such Shareholder and Canadian Sub shall file any such election as required by the ITA and the regulations thereunder (or applicable provincial income tax law) so that such election shall have full force and effect for purposes of the ITA (or applicable provincial income tax law).

(c) The Depositary, in consultation with the Parent and the Company, shall make all computations to give effect to Section 2.3 and this Section 2.4.

ARTICLE III

RIGHTS OF DISSENT

3.1  Rights of Dissent.  Holders of Company Shares shall have no rights of dissent with respect to Company Shares in connection with the Arrangement.

ARTICLE IV

CERTIFICATES AND PAYMENTS

4.1  Exchange of Certificates for Arrangement Consideration.

(a) At or before the Effective Time, Canadian Sub shall, and Parent shall cause Canadian Sub to, deposit the Arrangement Consideration and Excluded Amount, net of applicable taxes required by law to be withheld by Canadian Sub, with the Depositary for the benefit of the Shareholders in connection with the Arrangement.

(b) Upon transfer and delivery to the Depositary of a Letter of Transmittal and certificates that, immediately prior to the Effective Time, represented Company Shares duly endorsed in blank for transfer or accompanied by duly executed stock transfer powers by the holder of record, the holder of such delivered certificates shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder, a cheque issued by the Depositary representing that amount of cash, and certificates representing the Exchangeable Shares or shares of Parent Common Stock, which such holder has the right to receive pursuant to the Arrangement.

(c) Until surrendered as contemplated by this Section 4.1, each certificate which immediately prior to the Effective Time represented Company Shares shall be deemed after the Effective Time to represent only the right to receive upon such surrender the Applicable Portion in respect of such Company Shares. Any such certificate formerly representing Company Shares not duly surrendered on or before the Sixth Anniversary shall cease to represent a claim by or interest of any former Shareholder of any kind or nature against or in the Company, Parent or Canadian Sub.

(d) On the Sixth Anniversary, the portion of the Arrangement Consideration payable to such former Shareholder in Exchangeable Shares (or shares of Parent Common Stock issued in exchange therefor) or shares of Parent Common Stock, as applicable, to which such former Shareholder was entitled under the Arrangement shall be deemed to have been surrendered and forfeited to Parent, for no consideration.

(e) Any cash payment made by way of check (or other form of immediately available funds) by the Depositary on behalf of Canadian Sub that has not been deposited or has been returned to the Depositary or that otherwise remains unclaimed, in each case, on or before the Sixth Anniversary, and any right or claim to payment hereunder that remains outstanding on the Sixth Anniversary shall cease to represent a right or claim of any kind or nature and the right of the Shareholder to receive such former holder’s applicable cash portion of the Arrangement Consideration pursuant to this Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to Parent, for no consideration.

4.2  Lost Certificates.  In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Company Shares that were exchanged pursuant to Section 2.3 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, the applicable Arrangement Consideration for each such Company Share represented by such certificate in accordance with such holder’s Letter of Transmittal and this Arrangement. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom such payment is to be made shall as a condition precedent to the delivery of such payment, give a bond satisfactory to Canadian Sub and the Depositary in such sum as Canadian Sub may direct, or otherwise indemnify Canadian Sub in a manner satisfactory to Canadian Sub, against any claim that may be made against, or any loss suffered by, Canadian Sub with respect to the certificate alleged to have been lost, stolen or destroyed.

4.3  Withholding Rights.  (a) The Company, Canadian Sub, Parent and the Depositary shall be entitled to deduct and withhold from any consideration otherwise payable to any Shareholder such amounts as the Company, Canadian Sub, Parent or the Depositary determines, acting reasonably, are required to be deducted and withheld with respect to such payment under the ITA, the United States Internal Revenue Code of 1986, or any applicable provision of federal, provincial, territorial, state, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of Company Shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority, including any amount that it is entitled to deduct and withhold for purposes of section 116 of the ITA. Notwithstanding any other provisions hereof, no remittance shall be made of any amount that is withheld pursuant to Section 116 of the ITA from any consideration otherwise payable to a particular Shareholder before the last Business Day that precedes the 30th day after the end of the month in which the Effective Date occurs, provided that such remittance deadline shall be extended in respect of such Shareholder to such later time as may be specified in writing by the Canada Revenue Agency if such written confirmation is provided by the Shareholder to Parent or the Depositary on or before the last Business Day that precedes the 30th day after the end of the month in which the Effective Date occurs.

4.4  Fractional Shares.  Notwithstanding any other provision of this Plan of Arrangement, no fractional Exchangeable Shares or fractional shares of Parent Common Stock will be issued and no holder of Company Shares shall be entitled to receive a fractional Exchangeable Share or a fractional share of Parent Common Stock. If a fractional Exchangeable Share or fractional share of Parent Common Stock would be delivered notwithstanding the provisions of this Section 4.4, in lieu of a fractional share being delivered therefor, such fractional interest shall automatically be converted into the right to receive an amount in cash equal to the product of $14.9805 multiplied by such fractional interest. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder of Canadian Sub in respect of any fractional share.

4.5  Distributions with Respect to Unexchanged Shares.  No dividends or other distributions declared or made by Canadian Sub or Parent, as the case may be, after the Effective Time with respect to Exchangeable Shares or shares of Parent Common Stock, as the case may be, comprising part of the Arrangement Consideration with a record date after the Effective Time shall be paid to the holder of any unsurrendered share certificate for Company Shares with respect to the Exchangeable Shares or shares of Parent Common Stock, as applicable, represented thereby, until such certificate is surrendered for exchange in accordance with this Article IV.

ARTICLE V

AMENDMENTS

5.1  Amendments to Plan of Arrangement.

(a) The Company may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time; provided that each such amendment, modification and/or supplement must be (i) set out in writing, (ii) approved by Parent, (iii) filed with the Court and, if made following the Company Meeting, approved by the Court, and (iv) communicated to Shareholders if and as required by the Court.

(b) Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company at any time prior to the Company Meeting (provided that Parent and Canadian Sub shall have provided prior written consent thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Company Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c) Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Meeting shall be effective only if (i) it is consented to in writing by each of the Company and Parent (in each case, acting reasonably) and (ii) if required by the Court, it is consented to by Shareholders voting in the manner directed by the Court.

(d) Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Time unilaterally by Parent, provided that it concerns a matter which, in the reasonable judgment of Parent, is of an administrative nature required to implement this Plan of Arrangement and is not adverse to the economic interest of any former Shareholder.

(e) This Plan of Arrangement may be withdrawn prior to the occurrence of any of the events in Section 2.3 in accordance with the terms of the Arrangement Agreement.

ARTICLE VI

CERTAIN RIGHTS OF CALLRIGHTCO TO ACQUIRE EXCHANGEABLE SHARES

6.1  Liquidation Call Right

(a) CallRightCo shall have the overriding right (the “Liquidation Call Right”), in the event of and notwithstanding the proposed liquidation, dissolution or winding-up of Canadian Sub pursuant to Article V of the Exchangeable Share Provisions to purchase from all but not less than all of the holders of Exchangeable Shares (other than any holder of Exchangeable Shares which is Parent or an Affiliate of Parent) on the Liquidation Date all but not less than all of the Exchangeable Shares held by each such holder on payment by CallRightCo of an amount per share (the “Liquidation Call Purchase Price”) equal to the sum of (i) the Current Market Price of a share of Parent Common Stock on the last Business Day prior to the Liquidation Date, which shall be satisfied in full by CallRightCo causing to be delivered for each such Exchangeable Share to such holder one share of Parent Common Stock, and (ii) any Dividend Amount. In the event of the exercise of the Liquidation Call Right by CallRightCo, each holder shall be obligated to sell all the Exchangeable Shares held by the holder to CallRightCo on the Liquidation Date on payment by CallRightCo to the holder of the Liquidation Call Purchase Price for each such share, and the Corporation shall have no obligation to pay any Liquidation Amount to the holders of such shares so purchased by CallRightCo.

(b) To exercise the Liquidation Call Right, CallRightCo must notify the Transfer Agent as agent for the holders of Exchangeable Shares and the Corporation of CallRightCo ’s intention to exercise such right at least 45 days before the Liquidation Date in the case of a voluntary liquidation, dissolution or winding-up of Canadian Sub and at least five Business Days before the Liquidation Date in the case of an involuntary liquidation, dissolution or winding-up of Canadian Sub. The Transfer Agent will notify the holders of Exchangeable Shares as to whether or not CallRightCo has exercised the Liquidation Call Right forthwith after the expiry of the period during which the same may be exercised by CallRightCo. If CallRightCo exercises the Liquidation Call Right, then on the Liquidation Date CallRightCo will purchase and the holders will sell all of the Exchangeable Shares then outstanding for a price per share equal to the Liquidation Call Purchase Price.

(c) For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Liquidation Call Right, CallRightCo shall deposit with, or cause to be delivered to, the Transfer Agent, on or before the Liquidation Date, certificates representing the aggregate number of shares of Parent Common Stock deliverable by CallRightCo and a cheque or cheques of CallRightCo payable at par in U.S. dollars at any branch of the bankers of CallRightCo representing the aggregate Dividend Amount, if any, in payment of the total Liquidation Call Purchase Price for all holders of Exchangeable Shares (other than Parent and its Affiliates) less any amounts withheld on account of tax required to be deducted and withheld therefrom by Canadian Sub. Provided that CallRightCo has complied with the immediately preceding sentence, on and after the Liquidation Date, each holder of Exchangeable Shares (other than Parent and its Affiliates) shall cease to be a holder of Exchangeable Shares, the rights of each holder of Exchangeable Shares (other than Parent and its Affiliates) will be limited to receiving, without interest, such holder’s proportionate part of the total Liquidation Call Purchase Price payable by CallRightCo upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Liquidation Date be considered and deemed for all purposes to be the holder of the shares of Parent Common Stock to which it is entitled. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents, instruments and payments (including, without limitation, any applicable stamp or similar taxes) as may be required to effect a transfer of Exchangeable Shares under the OBCA and the Articles and by-laws of Canadian Sub and such additional documents and instruments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of CallRightCo shall deliver or cause to be delivered to such holder, certificates representing the shares of Parent Common Stock to which the holder is entitled and a cheque or cheques of CallRightCo payable at par at any branch of the bankers of CallRightCo in payment of the remaining portion, if any, of the total Liquidation Call Purchase Price, less any amounts withheld on account of tax required to be deducted and withheld therefrom by Canadian Sub. For greater certainty, if CallRightCo does not exercise the Liquidation Call Right in the manner described above, on the Liquidation Date the holders of the Exchangeable Shares will be entitled to receive in exchange therefor the Liquidation Amount otherwise payable by Canadian Sub in connection with the liquidation, dissolution or winding-up of Canadian Sub pursuant to Article V of the Exchangeable Share Provisions.

6.2  Redemption Call Right.

(a) CallRightCo shall have the overriding right (the “Redemption Call Right”), notwithstanding the proposed redemption of the Exchangeable Shares by Canadian Sub pursuant to Article VII of the Exchangeable Share Provisions, to purchase from all but not less than all of the holders of Exchangeable Shares (other than any holder of Exchangeable Shares which is Parent or an Affiliate of Parent) on the Redemption Date all but not less than all of the Exchangeable Shares held by each such holder on payment by CallRightCo to each holder of an amount per Exchangeable Share (the “Redemption Call Purchase Price”) equal to the sum of (i) the Current Market Price of a share of Parent Common Stock on the last Business Day prior to the Redemption Date, which shall be satisfied in full by CallRightCo causing to be delivered for each such Exchangeable Share to such holder one share of Parent Common Stock, and (ii) any Dividend Amount. In the event of the exercise of the Redemption Call Right by CallRightCo, each holder shall be obligated to sell all the Exchangeable Shares held by the holder to CallRightCo on the Redemption Date, on payment by CallRightCo to the holder of the Redemption Call Purchase Price for each such share, and the Corporation shall have no obligation to redeem, or to pay any Dividend Amount in respect of such shares so purchased by CallRightCo.

(b) To exercise the Redemption Call Right, CallRightCo must notify the Transfer Agent and Canadian Sub of CallRightCo’s intention to exercise such right at least 60 days before the Redemption Date. The Transfer Agent will notify the holders of Exchangeable Shares as to whether or not CallRightCo has exercised the Redemption Call Right forthwith after the expiry of the period during which the same may be exercised by CallRightCo. If CallRightCo exercises the Redemption Call Right, on the Redemption Date CallRightCo will purchase and the holders will sell all of the Exchangeable Shares then outstanding for a price per share equal to the Redemption Call Purchase Price.

(c) For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Redemption Call Right, CallRightCo shall deposit or cause to be deposited with the Transfer Agent, on or before the Redemption Date, certificates representing the aggregate number of shares of Parent Common Stock deliverable by CallRightCo and a cheque or cheques of CallRightCo payable at par in U.S. dollars at any branch of the bankers of CallRightCo representing the aggregate Dividend Amount, if any, in payment of the total Redemption Call Purchase Price, less any amounts withheld on account of tax required to be deducted and withheld therefrom by Canadian Sub. Provided that CallRightCo has complied with the immediately preceding sentence, on and after the Redemption Date, each holder of Exchangeable Shares (other than Parent and its Affiliates) shall cease to be a holder of Exchangeable Shares, and the rights of each holder of Exchangeable Shares will be limited to receiving such holder’s proportionate part of the total Redemption Call Purchase Price payable by CallRightCo upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Redemption Date be considered and deemed for all purposes to be the holder of the shares of Parent Common Stock to which it is entitled. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the OBCA, the Articles and by-laws of Canadian Sub and such additional documents and instruments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of CallRightCo shall deliver to such holder, certificates representing the shares of Parent Common Stock to which the holder is entitled and a cheque or cheques of Parent payable at par in US dollars at any branch of the bankers of CallRightCo in payment of the remaining portion, if any, of the total Redemption Call Purchase Price, less any amounts withheld on account of tax required to be deducted and withheld therefrom by Canadian Sub. For greater certainty, if CallRightCo not exercise the Redemption Call Right in the manner described above, on the Redemption Date the holders of the Exchangeable Shares will be entitled to receive in exchange therefor the Redemption Price otherwise payable by Canadian Sub pursuant to Article VII of the Exchangeable Share Provisions.

ARTICLE VII

FURTHER ASSURANCES

7.1  Further Assurances.  Each of the parties to the Arrangement Agreement and other Transaction Agreements shall make, do and execute, or cause to be made, done and executed all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document, evidence and consummate any of the transactions or events set out herein.

Annex C

September 30, 2007
Members of the Board of Directors
Thomas Weisel Partners Group, Inc.
One Montgomery Street
San Francisco, CA 94104

Distinguished Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to Thomas Weisel Partners Group, Inc. (“TWPG” or the “Company”) of the consideration being offered to Westwind Capital Corporation (“Westwind” or the “Target”) in the proposed acquisition (the “Acquisition”) of Westwind by a newly formed, wholly-owned subsidiary of TWPG, pursuant to the Arrangement Agreement dated as of September 30, 2007, by and among TWPG, Westwind, TWP Acquisition Company (Canada), Inc., a wholly owned subsidiary of TWPG and Lionel Conacher, as shareholders’ representative (the “Agreement”). Pursuant to the Agreement and the transactions contemplated thereby, the shareholders of the Target will in the aggregate receive (i) $45 million in cash and (ii) an aggregate number of Exchangeable Shares (as defined in the Agreement) and shares of TWPG common stock, par value $.01 per share, equal to 7,009,112 (the “Acquisition Consideration”).

Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is continually engaged in the valuation of the securities of financial services companies in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of financial services companies, we have experience in, and knowledge of, the valuation of securities broker-dealers and investment banking companies. In the ordinary course of our business as a securities broker-dealer, we may, from time to time purchase securities from, and sell securities to, the Company, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of the Company for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to the Company. We have acted exclusively for the Board of Directors of the Company in rendering this fairness opinion and will receive a fee from the Company for our services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the Acquisition and the financial and operating condition of the Company and the Target, including among other things, the following: (i) the Agreement; (ii) the Annual Reports to Stockholders of TWPG for the fiscal years ended December 31, 2006 and 2005 and the audited financial statements of Target for years ended December 31, 2006 and 2005; (iii) certain interim management reports of the Company and Target and certain other communications from the Company and Target to their respective stockholders; and (iv) other financial information concerning the businesses and operations of the Company and Target furnished or made available to us by the Company and the Target for purposes of our analysis. We have also held discussions with senior management of the Company and Target regarding the past and current business operations, regulatory relations, financial condition and future prospects of the Company and Target and such other matters as we have deemed relevant to our inquiry. In addition, we have compared certain financial information for the Company and the Target with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business

Keefe, Bruyette, & Woods 787 Seventh Avenue New York, NY 10019
212 887 7777 Toll Free 800 966 1559

C-1

combinations in the securities brokerage and investment banking sector of the financial services industry and performed such other studies and analyses as we considered appropriate.

In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We have relied upon discussions with management of the Target as to the reasonableness and achievability of the financial and operating forecast (and the assumptions and bases therefor) provided to us, and we have assumed that such forecast reflects the best currently available estimate and judgment of the Target and that such forecast will be realized in the amounts and in the time period currently estimated by the Target. We have relied upon published financial forecasts and earnings estimates for the Company and we have assumed that such forecasts and projections reflect the best currently available estimates for the Company and that such forecasts and projections will be realized in the amounts and in the time periods set forth therein. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of the Company or Target.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of the Company and the Target; (ii) the assets and liabilities of the Company and Target; and (iii) the nature and terms of certain other merger and acquisition transactions involving securities brokerage and investment banking companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in the valuation of securities and knowledge of the securities brokerage, investment banking and financial services industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Acquisition Consideration is fair, from a financial point of view, to the Company. This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Acquisition. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote in respect to the Acquisition.

Very truly yours,

/s/  Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods, Inc.

C-2

Annex D

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF
WESTWIND CAPITAL CORPORATION

Report of Independent Auditors

To the Directors of Westwind Capital Corporation

We have audited the consolidated balance sheets of Westwind Capital Corporation as at December 31, 2006 and 2005 and the consolidated statements of income and retained earnings and cash flows for each of the years in the three year period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of Westwind Capital Corporation as at December 31, 2006 and 2005 and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2006 in conformity with Canadian generally accepted accounting principles.

/s/ Ernst & Young LLP
Toronto, Canada,	Chartered Accountants
October 16, 2007	Licensed Public Accountants

Westwind Capital Corporation

CONSOLIDATED BALANCE SHEETS

	As at
	June 30,	As at December 31
	2007	2006	2005
	(Unaudited)
	Expressed in Canadian dollars

ASSETS
Current
Cash and cash equivalents	38,943,821	17,259,968	19,330,064
Trading securities [note 4]	28,625,943	22,048,587	10,717,251
Due from carrying broker	7,183,651	6,327,510	1,316,008
Investment banking fees and commissions receivable	3,731,966	4,688,630	1,997,795
Income taxes receivable	449,648	355,286	—
Prepaid expenses and deposits	527,920	418,800	407,813
Other receivables	24,873	486,801	1,239,558

Total current assets	79,487,822	51,585,582	35,008,489

Deposit with carrying broker [note 1]	350,000	350,000	350,000
Capital assets, net [note 5]	1,884,631	1,604,342	1,409,616

	81,722,453	53,539,924	36,768,105

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current
Securities sold short [note 4]	2,515,500	256,480	—
Due to carrying broker	1,898,813	7,853,464	410,951
Accounts payable and accrued liabilities	24,989,583	14,767,691	14,805,792
Discretionary bonus payable	12,988,879	5,148,419	5,481,500
Preference shares [note 7]	—	—	324,810
Current income tax liability	5,244,457	1,977,538	1,947,445
Future tax liability [note 6]	1,133,500	1,224,500	490,280

Total current liabilities	48,770,732	31,228,092	23,460,778

Shareholders’ equity
Share capital [note 7]	14,385,404	10,647,578	7,921,605
Retained earnings	18,566,317	11,664,254	5,385,722

Total shareholders’ equity	32,951,721	22,311,832	13,307,327

	81,722,453	53,539,924	36,768,105

See accompanying notes

Westwind Capital Corporation

CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS

	Six Month Period
	Ended June 30,		Years Ended December 31
	2007	2006	2006	2005	2004
	(Unaudited)
	Expressed in Canadian dollars

REVENUE
Investment banking fees and commissions	33,692,470	16,666,225	33,548,205	30,602,490	21,952,501
Agency commissions	9,284,455	7,485,586	14,739,469	8,473,439	7,823,035
Principal trading gains (losses)	3,986,121	4,239,649	8,581,167	1,605,204	(1,347,111)
Interest and other income	1,049,759	366,747	1,113,434	121,447	320,387

	48,012,805	28,758,207	57,982,275	40,802,580	28,748,812

EXPENSES
Employees’ compensation and benefits	7,375,696	6,295,343	14,312,473	10,288,158	5,447,218
Amortization	245,276	202,087	469,469	372,750	334,900
Other operating and administrative	6,155,560	5,027,044	10,508,671	8,187,756	6,768,908

	13,776,532	11,524,474	25,290,613	18,848,664	12,551,026

Income before the following	34,236,273	17,233,733	32,691,662	21,953,916	16,197,786
Discretionary bonus	23,594,127	10,862,452	22,248,623	16,406,108	11,471,622
Founders’ compensation — issuance of shares under share purchase option (note 7)	—	—	—	—	1,140,000

Income before income taxes	10,642,146	6,371,281	10,443,039	5,547,808	3,586,164

Provision for income taxes [note 6]
Current	3,759,373	2,047,800	3,220,423	2,017,520	1,376,144
Future	(91,000)	322,000	734,220	56,280	434,000

	3,668,373	2,369,800	3,954,643	2,073,800	1,810,144

Net income for the period	6,973,773	4,001,481	6,488,396	3,474,008	1,776,020
Retained earnings, beginning of period	11,664,254	5,385,722	5,385,722	2,039,906	372,118
Dividends declared [note 7]	—	(10,039)	(10,039)	(69,966)	—
Premium on conversion of shares [note 7]	—	—	—	(58,226)	(108,232)
Premium on retirement of shares [note 7]	(71,710)	(11,658)	(199,825)	—	—

Retained earnings, end of period	18,566,317	9,365,506	11,664,254	5,385,722	2,039,906

See accompanying notes

Westwind Capital Corporation

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Month Period
	Ended June 30,		Years Ended December 31
	2007	2006	2006	2005	2004
	(Unaudited)
	Expressed in Canadian dollars

OPERATING ACTIVITIES
Net income for the period	6,973,773	4,001,481	6,488,396	3,474,008	1,776,020
Add items not involving cash Amortization	245,276	202,087	469,469	372,750	334,900
Future income taxes	(91,000)	322,000	734,220	56,280	434,000
Founders’ compensation — issuance of shares under share purchase option (note 8)	—	—	—	—	1,140,000

	7,128,049	4,525,568	7,692,085	3,903,038	3,684,920
Net change in non-cash working capital balances related to operations	11,415,253	(5,064,517)	(11,270,653)	4,392,866	268,623

Cash provided by (used in) operating activities	18,543,302	(538,949)	(3,578,568)	8,295,904	3,953,543

INVESTING ACTIVITIES
Purchase of capital assets	(525,565)	(210,362)	(664,195)	(557,580)	(267,734)
Share purchase loan paid by related party	—	—	—	—	(5,585,641)
Share purchase loan repaid by related party	35,541	—	—	1,387,545	1,541,592

Cash provided by (used in) investing activities	(490,024)	(210,362)	(664,195)	829,965	(4,311,783)

FINANCING ACTIVITIES
Proceeds on issuance of common shares	3,742,702	2,312,394	2,829,392	2,451,207	368,750
Proceeds on issuance of Class A common shares	—	—	—	—	7,500
Dividends paid	—	(28,671)	(28,671)	(51,334)	—
Repurchase of common shares	(112,127)	(28,978)	(308,855)	—	—
Redemption of preference shares	—	(319,199)	(319,199)	(490,310)	(372,000)

Cash provided by financing activities	3,630,575	1,935,546	2,172,667	1,909,563	4,250

Net increase (decrease) in cash during the period	21,683,853	1,186,235	(2,070,096)	11,035,432	(353,990)
Cash and cash equivalents, beginning of period	17,259,968	19,330,064	19,330,064	8,294,632	8,648,622

Cash and cash equivalents, end of period	38,943,821	20,516,299	17,259,968	19,330,064	8,294,632

Supplemental cash flow information
Income taxes paid	3,974,707	2,404,787	3,660,483	1,462,683	259,462
Loans converted to common shares	—	—	—	212,800	64,200
Common shares converted to preference shares	—	—	—	226,854	382,075

See accompanying notes

Westwind Capital Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INFORMATION AS AT JUNE 30, 2007 AND WITH RESPECT TO THE PERIODS ENDED
JUNE 30, 2007 AND JUNE 30, 2006 IS UNAUDITED)

EXPRESSED IN CANADIAN DOLLARS

1.	CORPORATE ACTIVITIES

Westwind Capital Corporation [“Westwind ”] was amalagated under the Ontario Business Corporations Act as Westwind Capital Partners Inc. on January 31, 2002 and commenced operations on June 1, 2002. In October 2002, Westwind changed its name to Westwind Capital Corporation.

The primary business of Westwind is the investment in and management of its 100% owned subsidiaries, Westwind Partners Inc. [“WP Canada”], Westwind Partners (USA) Inc. [“WP USA”] and Westwind Partners (UK) Limited [“WP UK”].

WP Canada is an Investment Dealer registered in the Canadian provinces of Ontario, Quebec, Alberta, British Columbia, Saskatchewan, Manitoba and Nova Scotia and is a member of the Investment Dealers Association of Canada. WP USA is a U.S. broker-dealer and as of March 19, 2004 was granted membership in the National Association of Securities Dealers and is registered with the Securities and Exchange Commission. WP UK is a U.K. securities firm authorized by the Financial Services Authority in the United Kingdom.

WP Canada operates as an “Introducing Broker” and conducts its operations under an agreement with National Bank Financial Inc. and NBCN Inc. [together as “National Bank”]. National Bank is the “Carrying Broker” and performs certain securities trading, clearing activities and record keeping as the agent for WP Canada for a fee based on the number of trades executed, settled and cleared. As a result, National Bank is responsible for WP Canada’s client accounts subject to indemnification by WP Canada for any related losses. Under the terms of the agreement, WP Canada has lodged a deposit of $350,000 with National Bank, which has been presented as deposit with carrying broker on the consolidated balance sheets.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles. The significant accounting policies are summarized as follows:

Basis of consolidation

The consolidated financial statements include the accounts of Westwind, WP Canada, WP USA and WP UK.

Use of estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingencies at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results may vary from these estimates. These estimates are reviewed periodically by management and, as adjustments become necessary, they are reported in income in the year in which they become known.

Foreign currency translation

WP USA and WP UK are considered to be integrated foreign operations; accordingly, their accounts are translated using the temporal method. Under this method, monetary assets and liabilities denominated in foreign currencies are translated at exchange rates in effect at the consolidated balance sheet dates. Non-monetary assets and liabilities denominated in foreign currencies are translated at rates in effect on the dates the assets were acquired or liabilities were assumed. Revenue and expenses are translated at rates of exchange prevailing on the transaction dates. Gains and losses on translation are reflected in income.

Westwind Capital Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Cash and cash equivalents

Cash and cash equivalents consist of cash on deposit and short-term interest bearing notes with a term to maturity of less than three months from the date of purchase.

Accounting for security transactions

Security transactions and related revenue and expenses are accounted for on a trade-date basis. Securities owned and securities sold short are recorded at market value except in situations where the securities are not publicly traded or where restrictions on their marketability exist. In these circumstances, securities are valued at management’s estimate of fair value, which would not exceed quoted market value. Any unrealized gains and losses are included in principal trading gains.

Derivative financial instruments are recorded in securities owned or securities sold short on the consolidated balance sheets. They are marked-to-market with the resulting realized and unrealized gain or loss included in principal trading gains.

Revenue recognition

Investment banking fees are recorded at the time the transaction is completed and the related income is reasonably determinable.

Agency commissions consist of revenue generated through traditional commission-based brokerage services, recognized on a trade date basis.

Principal trading gains consist of income earned in connection with principal trading operations and are recognized on a trade date basis.

Interest income consist of amounts earned on balances due from clients, cash deposited in bank accounts and investments in money market instruments. Interest earned is recognized on an accrual basis.

Income taxes

Income taxes are accounted for using the liability method. Under this method, future income taxes are recognized for future income tax consequences attributable to differences between the consolidated financial statement carrying values and their respective income tax bases. Future tax assets and liabilities are measured using substantively enacted tax rates and laws expected to apply to taxable income in the period in which the temporary differences are expected to be recovered or settled. The effect on future tax assets and liabilities of a change in tax rates is included in income in the period in which the change occurs. The amount of future tax assets recognized is limited to the amount that is more likely than not to be realized.

Capital assets

Capital assets are recorded at cost less accumulated amortization. Amortization is provided using the following annual rates and methods:

Furniture and fixtures Computer equipment Leasehold improvements Artwork	20% declining balance 30% declining balance Straight-line over the term of the lease Not depreciated

Westwind Capital Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Future accounting changes

Capital Disclosures

The CICA issued a new accounting standard, Section 1535, Capital Disclosures, which requires the disclosure of both qualitative and quantitative information that enables users of financial statements to evaluate the entity’s objectives, policies and processes for managing capital. This new standard will be effective for Westwind effective January 1, 2008.

Financial Instruments

The CICA issued two new accounting standards, Section 3862, Financial Instruments — Disclosure and Section 3863, Financial Instruments — Presentation, which apply to interim and annual financial statements relating to fiscal years beginning on or after October 1, 2007. Westwind intends to adopt these new standards effective January 1, 2008.

3.	CHANGES IN ACCOUNTING POLICIES

On January 1, 2007, Westwind adopted the provisions of CICA Handbook Section 3855 “Financial Instruments — Recognition and Measurement”, CICA Handbook Section 3865, “Hedges” and CICA Handbook Section 1530 “Comprehensive Income”. These standards were adopted prospectively as required by the transition provisions and accordingly, comparative amounts for prior periods have not been restated.

Financial Instruments — Recognition and Measurement

Section 3855 requires all financial assets and liabilities (including derivatives) be measured at fair value on initial recognition except for certain related party transactions. Measurement in subsequent periods depends on the classification of the instruments. All financial instruments must be classified as one of the following categories: held for trading, held to maturity, loans and receivables and available for sale assets.

The financial assets and liabilities categorized by management as held for trading at inception are measured at fair value with unrealized gains and losses recognized in net income. Westwind’s financial instruments classified as held for trading include trading securities owned including broker warrants and obligations related to securities sold short. Westwind has historically measured these instruments at fair value and any unrealized gains and losses have been included in income. Westwind’s accounting treatment of these instruments remains unchanged as a result of adoption of the new accounting standards.

Westwind has not historically applied hedge accounting, therefore the derivative financial instruments are not designated as effective hedging financial instruments and as such, are classified as held for trading and measured at fair value. Westwind enters into forward contracts in order to economically manage foreign exchange risk on pending security settlements in foreign currencies. Historically, the forward contracts have been recorded at their estimated fair value with realized and unrealized gains and losses recorded in net income during the period. Westwind’s accounting treatment of these instruments remains unchanged as a result of adoption of the new accounting standards.

Available for sale financial assets and liabilities are measured at fair value with unrealized gains and losses recognized in other comprehensive income until realized. Westwind does not hold any securities that would be classified as available for sale.

Financial assets classified as loans and receivables and held to maturity are measured at amortized cost. Westwind does not hold any securities that would be classified as loans and receivables and held to maturity. The assets and liabilities classified as loans and receivables held to maturity include due to and from carrying broker, investment banking fees and commissions receivable and accounts payable.

Westwind Capital Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Hedges

This standard sets out the criteria of when hedge accounting is applied and how it is applied. It provides the option of designating qualifying transactions as hedges for accounting purposes. The qualifying hedging relationships include fair value hedges, cash flow hedges and hedges of foreign currency exposures of net investments in self-sustaining foreign operations. The changes in the fair value of the hedging derivatives will be recognized in net income or other comprehensive income depending on the nature of the hedging relationships. Any gains and losses resulting from any ineffectiveness in hedging relationships are recognized in net income immediately. Westwind does not currently apply hedge accounting and as a result Section 3865 does not apply to Westwind at this time.

Comprehensive Income

This section establishes standards for the reporting and disclosure of other comprehensive income (“OCI”) in a new category, Accumulated Comprehensive Income, which will be added to the shareholders’ equity on the consolidated balance sheet. Comprehensive income includes all changes in equity during the period except those resulting from investments by shareholders and distributions to shareholders. The major components included in Accumulated Comprehensive Income will be unrealized gains and losses on financial assets classified as available for sale and unrealized foreign exchange gains and losses arising on translation of the financial statements of self-sustaining foreign operations. Westwind does not currently hold any financial assets classified as available for sale and the foreign operations are considered to be integrated foreign operations. Accordingly, Section 1530 does not apply to Westwind at this time.

4.	TRADING SECURITIES AND SECURITIES SOLD SHORT

Securities owned and securities sold short consist of Canadian equities and warrants quoted in active markets at June 30, 2007 — $14,263,943; December 31, 2006 — $8,520,037; and December 31, 2005 — $967,251, broker warrants at June 30, 2007 — $3,487,000; December 31, 2006 — $3,368,000; and December 31, 2005 — $1,200,000 and underwriting commitments made by WP Canada at June 30, 2007 — $10,875,000; December 31, 2006 — $10,160,550; and December 31, 2005 — $8,550,000. The Canadian equities and warrants are pledged as collateral for amounts owing to National Bank. Securities sold short consist of Canadian equities quoted in active markets.

5.	CAPITAL ASSETS

Capital assets consist of the following:

	June 30, 2007
			Net
		Accumulated	Book
	Cost $	Amortization $	Value $
	(Unaudited)

Furniture and fixtures	1,265,135	526,135	739,000
Computer equipment	833,987	335,378	498,609
Leasehold improvements	1,281,251	812,082	469,169
Artwork	177,853	—	177,853

	3,558,226	1,673,595	1,884,631

Westwind Capital Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31, 2006
			Net
		Accumulated	Book
	Cost $	Amortization $	Value $

Furniture and fixtures	1,158,906	454,745	704,161
Computer equipment	617,204	282,555	334,649
Leasehold improvements	1,155,422	691,019	464,403
Artwork	101,129	—	101,129

	3,032,661	1,428,319	1,604,342

	December 31, 2005
			Net
		Accumulated	Book
	Cost $	Amortization $	Value $

Furniture and fixtures	873,852	313,069	560,783
Computer equipment	394,488	178,893	215,595
Leasehold improvements	1,100,126	466,888	633,238

	2,368,466	958,850	1,409,616

6.	INCOME TAXES

The total income tax provision for the six month period ended June 30, 2007 was $3,668,373 [June 30, 2006 — $2,369,800; December 31, 2006 — $3,954,643; December 31, 2005 — $2,073,800; December 31, 2004 — $1,810,144], which represented an effective consolidated group tax rate of 34% [June 30, 2006 — 37%; December 31, 2006 — 38%; December 31, 2005 — 37%; December 31, 2004 — 50%].

The future tax liability as at June 30, 2007 of $1,133,500 [December 31, 2006 — $1,224,500; December 31, 2005 — $490,280] represents taxes on unrealized gains on securities owned. As these gains are realized, income taxes will become payable.

Westwind Capital Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	SHARE CAPITAL

[a] Share capital consists of the following:

Authorized
Unlimited common shares, 1 vote per share
  750,000 Class A common shares, 10 votes
  per share convertible at holder’s option into
  common shares on a share-for-share basis.
  The Class A common shares rank equally
  with the common shares in all other respects.
Unlimited Class A preference shares, non-voting
  Unlimited Class B preference shares, non-voting,
  10% cumulative dividend, redeemable at
  $10 per share

	June 30, 2007
	Shares
	#	$
	(Unaudited)

Issued
Common shares	9,811,705	16,143,867
Less related party loan [note 7(b)]	(1,266,456)	(2,620,963)

	8,545,249	13,522,904
Class A common shares	750,000	862,500

		14,385,404

	2006		2005
	Shares		Shares
	#	$	#	$

Issued
Common shares	8,882,156	12,441,582	7,924,892	9,715,609
Less related party loan [note 7(b)]	(1,283,629)	(2,656,504)	(1,283,629)	(2,656,504)

	7,598,527	9,785,078	6,641,263	7,059,105
Class A common shares	750,000	862,500	750,000	862,500

		10,647,578		7,921,605

During the six month period ended June 30, 2007, 958,226 [June 30, 2006 — 894,821; December 31, 2006 — 1,052,796; December 31, 2005 — 1,287,943; December 31, 2004 — 581,100] common shares were issued for a cash consideration of $3,742,702 [June 30, 2006 — $2,312,394; December 31, 2006 — $2,829,392; December 31, 2005 — $2,451,207; December 31, 2004 — $368,750]. Also during the period ended June 30, 2007, 28,677 [June 30, 2006 — 11,232; December 31, 2006 — 95,532; December 31, 2005 — nil, December 31, 2004 — nil] common shares were purchased for retirement for $112,127 [June 30, 2006 — $28,978; December 31, 2006 — $308,855; December 31, 2005 — $nil, December 31, 2004 — $nil], representing a premium on retirement of $71,710 [June 30, 2006 — $17,269; December 31, 2006 — $205,436; December 31, 2005 — $nil, December 31, 2004 — $nil].

Westwind Capital Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

During 2006, Westwind declared dividends on the Class B preference shares amounting to $10,039 which were paid during the first six months of that year. During the six months ended June 30, 2006, Westwind purchased for retirement 32,481 Class B preference shares with a redemption value of $319,199 representing a discount of $5,611. In 2005, Class B preference shares were classified as a liability because under the terms of the shareholders’ agreement Westwind was obligated to purchase the Class B preference shares within 12 months of the date of issue for a redemption value of $324,810.

In 2005, 190,000 common shares were issued on conversion of convertible loans with a value of $212,800. Also during the prior year, 241,552 common shares were converted to 32,481 Class B preference shares with a redemption value of $324,810, representing a premium on conversion of $58,226. During 2005, Westwind declared dividends on the Class B preference shares amounting to $69,966, of which $51,334 was paid during 2005 and $18,632 was paid in February 2006. Also during 2005, Westwind purchased for retirement 49,031 Class B preference shares at their stated value of $490,310.

During 2004, 581,180 common shares were issued for cash consideration of $368,750. Included in this amount were 250,000 shares with a value $287,500 issued under a share purchase option agreement for $2,500 with the difference between the value of the shares issued and the amount paid treated as founders’ compensation. Also, during 2004, 60,000 common shares were issued on conversion of convertible loans with a value of $64,200. Further, during 2004, 363,189 common shares were converted to 49,031 Class B preference shares with a redemption value of $490,307, representing a premium on conversion of $108,232. As required by the Shareholders’ Agreement, Westwind repurchased the shares.

During 2004, Class A common shares were created, providing for 10 votes per shares and ranking equal to the common shares in all other respects. Under a share purchase option agreement, 750,000 Class A common shares were issued for cash consideration of $7,500. The value of these shares was $862,500, with the difference of $855,000 treated as founders’ compensation.

[b] Related party loan

In 2004, Westwind lent $5,585,641 to 1619372 Ontario Inc. [“Acquisition Co.”], a company owned by four shareholders of Westwind. The loan was arranged to allow Acquisition Co. to partially finance the purchase of 3,565,725 shares in Westwind from former shareholders. Under the terms of the loan agreement, Acquisition Co. is obligated to pay 100% of the proceeds received on the resale of these shares to Westwind to reduce the loan.

The related party loan has no fixed repayment term and no interest obligation. At June 30, 2007 the related party loan balance is $2,620,963; December 31, 2006 — $2,656,504; and December 31, 2005 — $2,656,504.

8.	FINANCIAL INSTRUMENTS

The carrying values of cash and cash equivalents, securities owned, accounts receivable, due from carrying broker and accounts payable and accrued liabilities on the consolidated balance sheets approximate their fair values due to their short-term nature.

Credit risk on financial instruments is the risk of a financial loss occurring as a result of the default of a counterparty on its obligations to Westwind. Credit risk is managed by dealing with counterparties Westwind believes to be creditworthy and by regular monitoring of credit exposures and collateral. Westwind ’s significant credit concentration is with counterparties who are acceptable institutions, as defined by regulation.

Westwind Capital Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.	COMMITMENTS

Westwind is committed to future minimum annual lease payments and estimated annual realty and operating costs on office premises as follows:

	June 30, 2007	December 31, 2006

2007	$758,008	$1,246,542
2008	1,212,514	789,154
2009	534,431	158,940
2010	611,933	139,147
2011 and thereafter	1,824,877	139,147

Shares of the Bourse de Montreal Inc.

Under the terms of the Share Purchase Agreement under which Westwind acquired the shares of Westwind Partners Inc. [then called DLJ Canada Inc.], any gain on sale of the shares and dividend income, net of tax, of the Bourse de Montreal Inc. is to be paid to the previous shareholder group. During the six months ended June 30, 2007, the shares of the Bourse de Montreal Inc. were sold and the after-tax gain has been paid to the previous shareholder group.

Forward Foreign Exchange Contract

At December 31, 2006, there was outstanding one forward foreign exchange contract to sell Australian $9,911,620 and to buy Canadian $8,995,786 on January 5, 2007.

10.	RECONCILIATION TO ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES

Westwind prepares its consolidated financial statements in accordance with Canadian generally accepted accounting principles (GAAP), which conform in all material respects with GAAP in the United States as applied to the consolidated financial statements of Westwind.

Future Accounting Changes

Statement of Financial Accounting Standards No. 157 — “Fair Value Measurements” (SFAS No. 157).

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements which defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. The primary focus of this statement is to increase consistency and comparability in fair value measurements, as well as provide better information about the extent to which fair value is used to measure recognized assets and liabilities, the inputs used to develop the measurements, and the effect fair value measurements have on earnings for the period, if any. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The impact, if any, that the adoption of SFAS No. 157 will have on the consolidated statements of financial condition, operations and cash flows will need to be determined.

Statement of Financial Accounting Standards No. 159 — “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS No. 159).

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for

Westwind Capital Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

similar types of assets and liabilities. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The impact, if any, that the adoption of SFAS No. 159 will have on our consolidated statements of financial condition, operations and cash flows will need to be determined.

11.	SUBSEQUENT EVENT

Subsequent to June 30, 2007, Westwind has entered into an arrangement agreement with Thomas Weisel Partners Group, Inc. for the sale of all of the outstanding shares of Westwind. As consideration for the purchase, the shareholders will receive in the aggregate US$45 million in cash and 7,009,112 Thomas Weisel Partners Group, Inc.’s common shares. In order to complete the transaction, Westwind will amend its articles to create a new class of exchangeable shares. Prior to closing, the related party loan [note 7(b)] will be repaid to Westwind or the two companies will be amalgamated. The arrangement agreement provides for a pre-closing cash distribution by Westwind to its shareholders of excess working capital over agreed-upon working capital and regulatory capital amounts, calculated in accordance with the arrangement agreement. Closing of the transaction is expected to occur in January 2008 and is subject to customary closing conditions, including shareholder, court and regulatory approvals.

THOMAS WEISEL PARTNERS GROUP, INC. ONE MONTGOMERY STREET, 37TH FLOOR SAN FRANCISCO, CA 94104
VOTE BY INTERNET -www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by Thomas Weisel Partners Group, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Thomas Weisel Partners Group, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
THOMAS WEISEL PARTNERS GROUP, INC.
The Board of Directors unanimously recommends a vote “FOR” proposal numbers 1 and 2. Vote On Proposals
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
TWPGI1 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY
1. Item 1 — Approve the Issuance of Common Stock for Westwind Transaction: To consider and vote on a proposal to approve the issuance of shares of Thomas Weisel Partners Group, Inc. common stock (and any shares issuable in respect of shares of a Canadian subsidiary of Thomas Weisel Partners that are exchangeable for shares of Thomas Weisel Partners common stock) as contemplated by the arrangement agreement, dated as of September 30, 2007, by and among Thomas Weisel Partners Group, Inc., TWP Acquisition Company (Canada), Inc., Westwind Capital Corporation and the Shareholders’ Representative named therein, and the plan of arrangement referred to in that agreement.
2. Item 2 — Approve Adjournment of Meeting, If Necessary, to Conduct Other Business: To conduct any other business that properly comes before the special meeting and any adjournment or postponement of the special meeting, including any proposal to adjourn the meeting to solicit additional proxies in favor of the proposal referred to in Item 1.
For Against Abstain 0 0 0
IMPORTANT: Please sign exactly as your name appears hereon and mail it promptly even though you may plan to attend the meeting. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by a duly authorized person.
For Against Abstain 0 0 0
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

PROXY
SPECIAL MEETING OF SHAREHOLDERS OF THOMAS WEISEL PARTNERS GROUP, INC. One Montgomery Street San Francisco, California 94104 This Proxy is Solicited on Behalf of the Board of Directors of the Company
The undersigned stockholder hereby appoints Thomas W Weisel, David A. Baylor and Mark P. Fisher, and each of them individually as proxies for the undersigned, each with full power of substitution for and in the name of the undersigned, to act for the undersigned and to vote, as designated on the reverse, all of the shares of common stock of Thomas Weisel Partners Group, Inc. (the “Company”), which the undersigned is entitled to vote at the Special Meeting of Shareholders of the Company, or adjournment or postponement thereof, to be held , at 8:00 a.m., Pacific Time, at One Montgomery street, 35th Floor, San Francisco, California 94104 to consider and act upon the matters as designated on the reverse side.
Unless otherwise specified in the boxes and space provided, the proxies shall vote for the proposals listed on the reverse side and shall have discretionary power to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof The Board of Directors has established the close of business on , as the record date for the determination of the stockholders entitled to notice of and to vote at this Special Meeting of Shareholders.
Please date, sign and mail your proxy card as soon as possible
(continued and to be signed on the reverse side)